    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 8, 1995
                                                       REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          SHAWMUT NATIONAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                                 6712                                06-1212629
  (STATE OR OTHER JURISDICTION OF          (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)                IDENTIFICATION NO.)

               777 MAIN STREET                               ONE FEDERAL STREET
         HARTFORD, CONNECTICUT 06115                     BOSTON, MASSACHUSETTS 02211
             TEL. (203) 986-2000                             TEL. (617) 292-2000

              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                           J. MICHAEL SHEPHERD, ESQ.
                               ONE FEDERAL STREET
                          BOSTON, MASSACHUSETTS 02211
                              TEL. (617) 292-2000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

           DONALD J. TOUMEY, ESQ.                         THOMAS J. HAGGERTY, ESQ.
             SULLIVAN & CROMWELL                            CYNTHIA M. KRUS, ESQ.
              125 BROAD STREET                           MULDOON, MURPHY & FAUCETTE
          NEW YORK, NEW YORK 10004                       5101 WISCONSIN AVENUE, N.W.
               (212) 558-4000                              WASHINGTON, D.C. 20016
                                                               (202) 362-0840

                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                                     CALCULATION OF REGISTRATION FEE

- ------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------
                                                            PROPOSED
                                                             MAXIMUM               PROPOSED
  TITLE OF EACH CLASS OF              AMOUNT TO BE       OFFERING PRICE       MAXIMUM AGGREGATE          AMOUNT OF
SECURITIES TO BE REGISTERED           REGISTERED(1)         PER SHARE           OFFERING PRICE       REGISTRATION FEES
- ------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
  share(2)........................      8,034,055              (3)            $149,549,097.63(4)        $51,568.65
- ------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement covers the maximum number of the Registrant's securities that would be issued in the transaction described herein or upon exercise of the options issued in the transaction described herein.

(2) Also includes associated Rights to purchase shares of the Registrant's Series A Junior Participating Preferred Stock, which Rights (a) are not currently separable from the shares of Common Stock and (b) are not currently exercisable. See "DESCRIPTION OF SHAWMUT CAPITAL STOCK" and "COMPARISON OF SHAREHOLDER RIGHTS."

(3) Not applicable.

(4) The registration fee has been computed pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, based on the average of the high and low prices for shares of Common Stock of Northeast Federal Corp. ("Northeast") reported on the New York Stock Exchange on February 2, 1995 ($9.4375) and the maximum number of such shares (15,846,262) that may be exchanged for the securities being registered.

(5) Pursuant to Rule 457(b), the registration fee has been reduced by the $30,504.05 paid on October 31, 1994 upon the filing under the Securities Exchange Act of 1934, as amended, of Northeast's preliminary proxy materials. Accordingly, the registration fee payable upon the filing of this Registration Statement is $21,064.60.
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT
SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                          SHAWMUT NATIONAL CORPORATION

         CROSS-REFERENCE SHEET BETWEEN ITEMS IN FORM S-4 AND PROSPECTUS
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

  ITEM NO.              FORM S-4 CAPTION                       HEADING IN PROSPECTUS
  ---------  ---------------------------------------  ---------------------------------------
             A. INFORMATION ABOUT THE TRANSACTION
  Item 1.    Forepart of the Registration Statement
             and Outside Front Cover Page of
             Prospectus.............................  Cover Page of Registration Statement;
                                                      Cross Reference Sheet; Outside Front
                                                      Cover Page of Prospectus
  Item 2.    Inside Front and Outside Back Cover
             Pages of Prospectus....................  Inside Front Cover Page of Prospectus;
                                                      Table of Contents; Available
                                                      Information; Incorporation of Certain
                                                      Documents by Reference
  Item 3.    Risk Factors, Ratio of Earnings to
             Fixed Charges and Other Information....  Summary; The Special Meeting; The
                                                      Merger
  Item 4.    Terms of the Transaction...............  Summary; The Merger; Description of
                                                      Shawmut Capital Stock; Comparison of
                                                      Stockholder Rights
  Item 5.    Pro Forma Financial Information........  Summary; Unaudited Pro Forma Condensed
                                                      Financial Information
  Item 6.    Material Contacts with the Company
             Being Acquired.........................  Summary; The Merger
  Item 7.    Additional Information Required for
             Reoffering by Persons and Parties
             Deemed to be Underwriters..............  *
  Item 8.    Interests of Named Experts and
             Counsel................................  *
  Item 9.    Disclosure of Commission Position on
             Indemnification for Securities Act
             Liabilities............................  *
             B. INFORMATION ABOUT THE REGISTRANT
  Item 10.   Information with Respect to S-3
             Registrants............................  Available Information; Incorporation of
                                                      Certain Documents by Reference;
                                                      Summary; The Merger; Unaudited Pro
                                                      Forma Condensed Financial Information
  Item 11.   Incorporation of Certain Information by
             Reference..............................  Incorporation of Certain Documents by
                                                      Reference
  Item 12.   Information with Respect to S-2 or S-3
             Registrants............................  *
  Item 13.   Incorporation of Certain Information by
             Reference..............................  *
  Item 14.   Information with Respect to Registrants
             Other than S-2 or S-3 Registrants......  *

  ITEM NO.              FORM S-4 CAPTION                       HEADING IN PROSPECTUS
  ---------  ---------------------------------------  ---------------------------------------
             C. INFORMATION ABOUT THE COMPANY BEING
                ACQUIRED
  Item 15.   Information with Respect to S-3
             Companies..............................  Available Information; Incorporation of
                                                      Certain Documents by Reference; Summary
  Item 16.   Information with Respect to S-2 or S-3
             Companies..............................  *
  Item 17.   Information with Respect to Companies
             Other than S-2 or S-3 Companies          *
             D. VOTING AND MANAGEMENT INFORMATION
  Item 18.   Information if Proxies, Consents or
             Authorizations Are to be Solicited.....  Summary; The Special Meeting; The
                                                      Merger
  Item 19.   Information if Proxies, Consents or
             Authorizations Are to be Solicited in
             an Exchange Offer......................  *

- ---------------
* Omitted because inapplicable or answer is in the negative.

                       [LOGO OF NORTHEAST FEDERAL CORP.]

                                                               February   , 1995

Dear Fellow Common Stockholder:

     You are cordially invited to attend a Special Meeting (the "Special Meeting") of Stockholders of Northeast Federal Corp. ("Northeast" or the "Company") which will be held at The Hartford Club, 46 Prospect Street, Hartford, Connecticut on March 17, 1995 at 10:00 a.m.

     At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of June 11, 1994 (the "Merger Agreement"), by and between Shawmut National Corporation ("Shawmut") and the Company, pursuant to which a wholly owned subsidiary of Shawmut would merge (the "Merger") with and into the Company, with the Company becoming a wholly owned subsidiary of Shawmut.

     The consideration for each share of the Company's Common Stock, with certain exceptions, will be a number of shares (the "Exchange Ratio") of Shawmut Common Stock determined as follows:

          (i) if the Shawmut Common Stock Average Price (as defined below) is greater than or equal to $26.235, the Exchange Ratio will be .415;

          (ii) if the Shawmut Common Stock Average Price is less than $26.235 but equal to or greater than $21.465, the Exchange Ratio will be (a) $10.875 divided by (b) the Shawmut Common Stock Average Price; or

          (iii) if the Shawmut Common Stock Average Price is less than $21.465, the Exchange Ratio will be .507; provided, however, that, as described below, under such circumstances the Company has the right to, and represents to its stockholders that it will, terminate the Merger Agreement, subject to the right of Shawmut to avoid such termination by an increase in the Exchange Ratio.

     IF THE SHAWMUT COMMON STOCK AVERAGE PRICE IS LESS THAN $21.465, NORTHEAST'S BOARD OF DIRECTORS (THE "NORTHEAST BOARD") HAS THE RIGHT TO, AND REPRESENTS TO ITS STOCKHOLDERS THAT IT WILL, TERMINATE THE MERGER AGREEMENT PURSUANT TO ITS TERMS, WHETHER BEFORE OR AFTER THE APPROVAL OF THE MERGER BY NORTHEAST'S STOCKHOLDERS; PROVIDED, HOWEVER, THAT SHAWMUT MAY AVOID SUCH TERMINATION BY INCREASING THE EXCHANGE RATIO SO THAT THE SHARES OF SHAWMUT COMMON STOCK ISSUED IN EXCHANGE FOR EACH SHARE OF THE COMPANY'S COMMON STOCK HAVE A VALUE (VALUED AT THE SHAWMUT COMMON STOCK AVERAGE PRICE) OF $10.875. The term "Shawmut Common Stock Average Price" means the average daily closing price of Shawmut Common Stock as reported on the New York Stock Exchange Composite Transaction reporting system for the 15 consecutive full trading days ending on the last trading day prior to the date on which the last regulatory approval is obtained and all statutory waiting periods in respect thereof have expired.

     SHAWMUT'S PRESENT INTENTION IS NOT TO INCREASE THE EXCHANGE RATIO ABOVE .507; HOWEVER, NO FINAL DECISION WILL BE MADE UNTIL THE ACTUAL ESTABLISHMENT OF THE SHAWMUT COMMON STOCK AVERAGE PRICE.

     Based on the last reported sales price per share of Shawmut Common Stock on
February   , 1995, of $          (assuming that this is the Shawmut Common Stock
Average Price), each share of Northeast Common Stock would be exchangeable for
          shares of Shawmut Common Stock having a value of $          [; and,
accordingly, the Northeast Board would terminate the Merger Agreement. Upon such termination Shawmut may elect to increase the number of shares of Shawmut Common Stock to be exchanged for each share of Northeast Common Stock so that the Shawmut Common Stock Average Price for such shares of Shawmut Common Stock would equal $10.875. If the Northeast Board, however, terminates the Merger Agreement, Shawmut's present intention is not to increase the Exchange Ratio above .507 and, as a result, the Merger would not be consummated].

     The proposed Merger has been approved by the Northeast Board as being in the best interest of Northeast and its shareholders. The Northeast Board has received an opinion of Lehman Brothers Inc., its financial advisor, as of the date of the enclosed Proxy Statement/Prospectus, that consideration equal to converting each share of Northeast Common Stock into the right to receive the number of shares of Shawmut Common Stock determined by dividing $10.875 by the Shawmut Common Stock Average Price is fair from a financial point of view to Northeast stockholders. The written opinion of Lehman Brothers Inc. is reproduced in full in Annex B to the accompanying Proxy Statement/Prospectus. The Northeast Board recommends that you vote "FOR" approval of the Merger Agreement.

     Consummation of the Merger is subject to certain conditions, including the approval of the Merger Agreement by Company stockholders and the approval of the Merger by various regulatory agencies.

     The enclosed Notice of Special Meeting of Stockholders and Proxy Statement/Prospectus describe the Merger and provide specific information concerning the Special Meeting. Please read these materials carefully and consider the information contained in them.

     It is very important that your shares be represented at the Special Meeting, regardless of whether you plan to attend in person. The affirmative vote of at least a majority of the outstanding shares of Company common stock is required to approve the Merger Agreement. Consequently, a failure to vote will have the same effect as a vote against the Merger Agreement. Therefore, we urge you to complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope as soon as possible to ensure that your shares will be voted at the Special Meeting. You should not send in the certificate for your shares of Company Common Stock at this time.

     On behalf of the Northeast Board, I thank you for your support and urge you to vote for approval of the Merger Agreement.

                                          Cordially,

                                          KIRK W. WALTERS
                                          Chairman of the Board

                       [LOGO OF NORTHEAST FEDERAL CORP.]
                             50 STATE HOUSE SQUARE
                               HARTFORD, CT 06103

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                                 MARCH 17, 1995

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Northeast Federal Corp. ("Northeast") will be held at The Hartford Club, 46 Prospect Street, Hartford, Connecticut, on March 17, 1995, at 10:00 a.m. (the "Special Meeting"), for the following purposes, all of which are more fully described in the accompanying Proxy Statement/Prospectus:

          1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 11, 1994 (the "Merger Agreement"), by and between Shawmut National Corporation ("Shawmut") and Northeast, and the transactions contemplated thereby, including the merger of a wholly owned subsidiary of Shawmut with and into Northeast with Northeast surviving as a wholly owned subsidiary of Shawmut, all as more fully described in the accompanying Proxy Statement/Prospectus.

          2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     Pursuant to the By-laws, the Board of Directors has fixed the close of business on February 10, 1995 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Only stockholders of record at the close of business on such date are entitled to notice of and to vote at the Special Meeting. A list of Northeast stockholders entitled to vote at the Special Meeting will be available for examination for any purpose germane to the Special Meeting at the time and place of the Special Meeting and during the ten days prior to the Special Meeting, during ordinary business hours, at the Office of the Secretary, Northeast Federal Corp., 50 State House Square, Hartford, Connecticut 06103. In the event there are not sufficient shares represented for a quorum or a vote to approve the Merger Agreement or otherwise at the Special Meeting, the Special Meeting may be adjourned in order to permit further solicitation of proxies by Northeast.

     Your vote is important regardless of the number of shares you own. Each stockholder, even though he or she now plans to attend the Special Meeting, is requested to sign, date and return the enclosed Proxy without delay in the enclosed postage-paid envelope. You may revoke your Proxy at any time prior to its exercise. Any stockholder present at the Special Meeting or at any adjournments or postponements thereof may revoke his or her Proxy and vote personally on each matter brought before the Special Meeting.

                                          By Order of the Board of Directors,

                                          CRAIG W. SMITH,
                                          Secretary

Hartford, Connecticut
February   , 1995

     IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY, THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING, PLEASE VOTE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ARE PRESENT AT THE MEETING.

                            NORTHEAST FEDERAL CORP.

                                PROXY STATEMENT
                            ------------------------
                          SHAWMUT NATIONAL CORPORATION
                                   PROSPECTUS
                            ------------------------

                                SHARES OF COMMON STOCK

     This Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") is being furnished to stockholders of Northeast Federal Corp. ("Northeast") in connection with the solicitation of proxies by the Board of Directors of Northeast for use at the special meeting of stockholders of Northeast (including any adjournments or postponements thereof) to be held on March 17, 1995 (the "Special Meeting"). This Proxy Statement/Prospectus relates to the proposed merger of a wholly owned subsidiary of Shawmut National Corporation ("Shawmut") with and into Northeast (the "Merger") with Northeast surviving as a wholly owned subsidiary of Shawmut pursuant to the Agreement and Plan of Merger, dated as of June 11, 1994 (the "Merger Agreement"), by and between Shawmut and Northeast and certain transactions contemplated thereby.

     This Proxy Statement/Prospectus also constitutes a prospectus of Shawmut with respect to up to 8,034,055 shares of common stock, par value $.01 per share, of Shawmut ("Shawmut Common Stock") issuable to holders of common stock, par value $.01 per share, of Northeast ("Northeast Common Stock") in the Merger. Upon consummation of the Merger, each outstanding share of Northeast Common Stock will, with certain exceptions (including the issuance of cash in lieu of fractional shares), be converted into and exchangeable for a number of shares (the "Exchange Ratio") of Shawmut Common Stock, determined as follows:

          (i) if the Shawmut Common Stock Average Price (as defined below) is greater than or equal to $26.235, the Exchange Ratio will be .415;

          (ii) if the Shawmut Common Stock Average Price is less than $26.235 but equal to or greater than $21.465, the Exchange Ratio will be (a) $10.875 divided by (b) the Shawmut Common Stock Average Price; or

          (iii) if the Shawmut Common Stock Average Price is less than $21.465, the Exchange Ratio will be .507; provided, however, that, as described below, under such circumstances Northeast has the right to, and represents to its stockholders that it will, terminate the Merger Agreement, subject to the right of Shawmut to avoid such termination by an increase in the Exchange Ratio.

     IF THE SHAWMUT COMMON STOCK AVERAGE PRICE IS LESS THAN $21.465, NORTHEAST'S BOARD OF DIRECTORS (THE "NORTHEAST BOARD") HAS THE RIGHT TO, AND REPRESENTS TO ITS STOCKHOLDERS THAT IT WILL, ELECT TO TERMINATE THE MERGER AGREEMENT UNLESS SHAWMUT INCREASES THE EXCHANGE RATIO SO THAT THE SHARES OF SHAWMUT COMMON STOCK ISSUED IN EXCHANGE FOR EACH SHARE OF NORTHEAST COMMON STOCK HAVE A VALUE (VALUED AT THE SHAWMUT COMMON STOCK AVERAGE PRICE) OF $10.875. "Shawmut Common Stock Average Price" means the average daily closing price of Shawmut Common Stock as reported on The New York Stock Exchange ("NYSE") Composite Transaction reporting system for the 15 consecutive full trading days ending at the close of trading on the trading day immediately prior to the Determination Date. "Determination Date" means the date on which the last regulatory approval required to consummate the Merger has been obtained and all statutory waiting periods in respect thereof have expired. SHAWMUT'S PRESENT INTENTION IS NOT TO INCREASE THE EXCHANGE RATIO ABOVE .507; however, no final decision will be made until the actual establishment of the Shawmut Common Stock Average Price. For a more complete description of the terms of the Merger Agreement, which is included as Annex A to this Proxy Statement/Prospectus, see "THE MERGER."

     Based on the last reported sales price per share of Shawmut Common Stock on
February   , 1995 of $
(assuming that this is the Shawmut Common Stock Average Price as described above), each share of Northeast Common Stock would be exchangeable for
          shares of Shawmut Common Stock having a value of $       [;
and, accordingly, the Northeast Board would terminate the Merger Agreement. Upon such termination, Shawmut may elect to increase the number of shares of Shawmut Common Stock to be exchanged for each share of Northeast Common Stock so that the Shawmut Common Stock Average Price for such shares of Shawmut Common Stock would equal $10.875. If the Northeast Board, however, terminates the Merger Agreement, Shawmut's present intention is not to increase the Exchange Ratio above .507 and as a result, the Merger would not be consummated].

     This Proxy Statement/Prospectus and the accompanying form of proxy is first
being mailed to stockholders of Northeast on or about February   , 1995.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
              PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
        STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.
                           ------------------------

     THE SHARES OF SHAWMUT COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.

        The date of this Proxy Statement/Prospectus is February   , 1995

     No persons have been authorized to give any information or to make any representations other than those contained in this Proxy Statement/Prospectus or incorporated by reference herein in connection with the solicitation of proxies or the offering of securities made hereby and, if given or made, such information or representations must not be relied upon as having been authorized by Shawmut or Northeast. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction, to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of Shawmut or Northeast since the date of this Proxy Statement/Prospectus or that the information herein or in the documents or reports incorporated by reference herein is correct as of any time subsequent to such date. All information set forth herein or incorporated by reference in this Proxy Statement/Prospectus relating to Shawmut and its subsidiaries has been supplied by Shawmut and all information set forth herein or incorporated by reference in this Proxy Statement/Prospectus relating to Northeast and its subsidiaries has been supplied by Northeast.
                            ------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                   -----
AVAILABLE INFORMATION............................      3
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE......................................      3
SUMMARY..........................................      5
RECENT DEVELOPMENTS..............................     17
THE SPECIAL MEETING..............................     22
  General........................................     22
  Record Date; Voting; Solicitation and
    Revocation of Proxies........................     22
THE MERGER.......................................     24
  General........................................     24
  Exchange Ratio.................................     24
  Background of the Merger.......................     26
  Northeast's Reasons for the Merger.............     30
  Recommendation of the Board of Directors of
    Northeast....................................     31
  Shawmut's Reasons for the Merger...............     31
  Opinion of Northeast's Financial Advisor.......     31
  Special Considerations -- Litigation...........     36
  Interests of Certain Persons in the Merger.....     37
  Employee Matters...............................     40
  Effective Time.................................     40
  Conversion of Shares: Procedures for Exchange
    of Certificates; Fractional Shares...........     41
  Conditions to the Merger.......................     42
  Bank Reorganization............................     43
  Regulatory Approvals Required for the Merger...     43
  Conduct of Business Pending the Merger.........     47
  Waiver and Amendment; Termination..............     49
  No Solicitation of Transactions................     51
  Resales of Shawmut Common Stock Received
    in the Merger................................     51
  Stock Exchange Listing.........................     51
  Anticipated Accounting Treatment...............     52
  Certain Federal Income Tax Considerations......     52
  No Appraisal Rights............................     53

                                                   PAGE
                                                   -----
CERTAIN REGULATORY CONSIDERATIONS................     53
  Supervision and Regulation -- General..........     53
  Holding Company Liability......................     53
  Transactions with Affiliates...................     54
  Capital........................................     54
  Regulatory Restrictions on Dividends...........     54
  FIRREA.........................................     55
  FDICIA.........................................     55
  Interstate Banking and Branching Legislation...     57
DESCRIPTION OF SHAWMUT CAPITAL
  STOCK..........................................     57
  General........................................     57
  Common Stock...................................     58
  Rights Plan....................................     59
  Shawmut Preferred Stock........................     60
COMPARISON OF STOCKHOLDER RIGHTS.................     61
  Voting Rights..................................     62
  Action by Written Consent......................     62
  Special Meetings of Stockholders...............     62
  Stockholder Nominations and Proposals for
    Business.....................................     63
  Business Combinations..........................     63
  Rights Plans...................................     65
  Size and Classification of Board of
    Directors....................................     65
  Removal of Directors...........................     65
  Indemnification................................     66
UNAUDITED PRO FORMA CONDENSED FINANCIAL
  INFORMATION....................................     67
VALIDITY OF SECURITIES...........................     77
EXPERTS..........................................     77
ANNEX A: AGREEMENT AND PLAN OF MERGER............    A-1
ANNEX B: OPINION OF LEHMAN BROTHERS INC..........    B-1

                             AVAILABLE INFORMATION

     Shawmut and Northeast are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Shawmut and Northeast with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, copies of such material filed by Shawmut and Northeast can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Shawmut has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereof, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Shawmut Common Stock that may be issued pursuant to the Merger Agreement. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be inspected and copied as set forth above. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by Shawmut (File No. 1-10102) and Northeast (File No. 1-10571) are incorporated by reference in this Proxy Statement/Prospectus:

          1. Shawmut's Annual Report on Form 10-K for the year ended December 31, 1993 (the "1993 Shawmut Form 10-K").

          2. Shawmut's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994.

          3. Shawmut's Current Reports on Form 8-K, dated February 28, 1994, March 1, 1994, March 7, 1994, March 28, 1994, April 19, 1994, April 28,
     1994, May 5, 1994, June 13, 1994, July 15, 1994, August 2, 1994, August 12,
     1994, December 29, 1994, January 6, 1995, January 11, 1995, January 17,
     1995, January 26, 1995 and February 7, 1995.

          4. The description of Shawmut Common Stock and Shawmut Series A Junior Participating Preferred Stock and Preferred Stock Purchase Rights set forth in Shawmut's Registration Statements on Form 8-A dated November 29, 1988 and March 7, 1989.

          5. The portions of Shawmut's Proxy Statement for the Annual Meeting of Shareholders held on April 26, 1994 that have been incorporated by reference in the 1993 Shawmut Form 10-K.

          6. Northeast's Annual Report on Form 10-K for the year ended December 31, 1993 (the "1993 Northeast Form 10-K").

          7. Northeast's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994 and its Form 10-Q/A for the quarter ended September 30, 1994.

          8. The description of Northeast Common Stock set forth in Northeast's Registration Statement on Form 8-B dated July 6, 1990, and any amendments or updates thereto.

          9. Northeast's Current Reports on Form 8-K, dated January 4, 1994, May 20, 1994 and June 11, 1994.

          10. The portions of Northeast's Proxy Statement for the Annual Meeting of Stockholders held on May 20, 1994 that have been incorporated by reference in the 1993 Northeast Form 10-K.

     All documents and reports filed by Shawmut or Northeast pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document or report that also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, IN THE CASE OF DOCUMENTS RELATING TO SHAWMUT, TO SHAWMUT NATIONAL CORPORATION, 777 MAIN STREET, MSN309, HARTFORD, CONNECTICUT 06115, ATTENTION: SHAREHOLDER RELATIONS, TELEPHONE NUMBER (203) 986-2028, AND IN THE CASE OF DOCUMENTS RELATING TO NORTHEAST, TO NORTHEAST FEDERAL CORP., 50 STATE HOUSE SQUARE, HARTFORD, CONNECTICUT 06103, ATTENTION: SHAREHOLDER RELATIONS, TELEPHONE NUMBER (203) 280-1187. IN ORDER TO ENSURE TIMELY DELIVERY
OF THE DOCUMENTS, REQUESTS SHOULD BE RECEIVED BY             , 1995.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. As this summary is necessarily incomplete, reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Proxy Statement/ Prospectus and the Annexes hereto. Stockholders are urged to read this Proxy Statement/Prospectus and the Annexes hereto in their entirety. Certain capitalized terms which are used but not defined in this summary are defined elsewhere in this Proxy Statement/Prospectus.

THE SPECIAL MEETING

     The Special Meeting will be held at The Hartford Club, 46 Prospect Street, Hartford, Connecticut on March 17, 1995, beginning at 10:00 a.m. local time. The purpose of the Special Meeting is to consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby. See "THE SPECIAL MEETING."

     Only holders of record of Northeast Common Stock at the close of business on February 10, 1995 (the "Record Date") will be entitled to notice of and to
vote at the Special Meeting. As of the Record Date, there were           shares
of Northeast Common Stock outstanding and entitled to vote. See "THE SPECIAL MEETING -- Record Date; Voting; Solicitation and Revocation of Proxies."

PARTIES TO THE MERGER

     Shawmut. Shawmut is a multibank holding company and a unitary savings and loan holding company, registered under the Bank Holding Company Act of 1956, as amended, and the Home Owners' Loan Act of 1933, as amended ("HOLA"). It was organized under the laws of the State of Delaware in October 1987 and became a bank holding company on February 29, 1988 through the consummation of a plan of reorganization between Hartford National Corporation ("HNC") and Shawmut Corporation ("SC") pursuant to which both HNC and SC became wholly owned subsidiaries of Shawmut. Shawmut maintains dual headquarters in the States of Connecticut and Massachusetts. The principal executive offices of Shawmut are located at 777 Main Street, Hartford, Connecticut 06115 and One Federal Street, Boston, Massachusetts 02211. Its telephone numbers in Connecticut and Massachusetts are (203) 986-2000 and (617) 292-2000, respectively.

     The principal business of Shawmut is to provide, through its bank subsidiaries, comprehensive corporate, commercial, correspondent and individual banking services, and personal and corporate trust services, through its network of more than 350 branches located throughout Connecticut, Massachusetts, New Hampshire and Rhode Island. Shawmut's principal banking subsidiaries are Shawmut Bank Connecticut, National Association, Hartford, Connecticut ("SBC") and Shawmut Bank, National Association, Boston, Massachusetts ("SBM"). Shawmut's thrift subsidiary is Shawmut Bank, FSB.

     At September 30, 1994, Shawmut had assets of $31.4 billion, deposits of $19.5 billion, loans of $17.7 billion and shareholders' equity of $2.1 billion.

     For more information about Shawmut, reference is made to the 1993 Shawmut Form 10-K, Shawmut's Current Report on Form 8-K dated August 2, 1994 and Shawmut's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994 which are incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     Northeast. Northeast is a unitary savings and loan holding company registered under HOLA which provides financial services through its subsidiary, Northeast Savings, F.A. ("Northeast Savings"). As of September 30, 1994, Northeast had assets of $3.3 billion, deposits of $2.4 billion and stockholders' equity of $135.1 million. The principal executive offices of Northeast are located at 50 State House Square, Hartford, Connecticut 06103 and its telephone number is (203) 280-1000. Unless the context otherwise requires, references herein to Northeast include Northeast Savings.

     Northeast Savings currently maintains 33 offices (including its main office in Hartford, Connecticut) located in Connecticut, Massachusetts and the capital region of New York and serves depositors and borrowers in those markets. Its principal business has consisted of attracting deposits from the general public and primarily using such deposits to make residential mortgage loans, although it also makes commercial mortgage, residential construction and consumer loans. The primary sources of funds for Northeast's lending and investment activities are deposits, payments of interest and principal on loans, borrowings and, to a lesser extent, maturing investments and earnings on investments.

     Northeast Savings is subject to supervision, examination, and regulation by the Office of Thrift Supervision (the "OTS"), as well as by the Federal Deposit Insurance Corporation (the "FDIC").

     For more information about Northeast, reference is made to the 1993 Northeast Form 10-K, Northeast's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994 and Northeast's Form 10-Q/A for the quarter ended September 30, 1994 which are incorporated herein by reference, see "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     As of September 30, 1994, the total assets of Shawmut and Northeast would have represented 90.3% and 9.7%, respectively, of the total assets of Shawmut on a pro forma basis assuming consummation of the Merger and their total shareholders' equity would have represented 94.1% and 5.9%, respectively, of the total shareholders' equity of Shawmut on such a pro forma basis. For the nine-month period ended September 30, 1994, Shawmut and Northeast's total interest income would have represented 90.9% and 9.1%, respectively, of the total interest income of Shawmut on such a pro forma basis, their total non-interest income would have represented 88.5% and 11.5%, respectively, of the total non-interest income of Shawmut on such a pro forma basis and their net income would have represented 94.0% and 6.0%, respectively, of net income of Shawmut on such a pro forma basis.

REQUIRED STOCKHOLDER APPROVAL

     The approval and adoption of the Merger Agreement by Northeast stockholders will require the affirmative vote of the holders of a majority of the shares of Northeast Common Stock outstanding as of the Record Date and entitled to vote thereon. As of the Record Date, directors and executive officers of Northeast
and their affiliates may be deemed to be beneficial owners of      shares of
Northeast Common Stock or approximately      % of the shares of Northeast Common
Stock outstanding and entitled to vote thereon. In addition, as of the Record Date, the Rhode Island Depositors Economic Protection Corporation ("DEPCO") beneficially owned 800,000 shares of Northeast Common Stock, representing approximately 5.6% of the Northeast Common Stock outstanding and entitled to vote. The directors, the four non-director executive officers of Northeast and DEPCO have indicated their intent to vote their shares of Northeast Common Stock for approval of the Merger Agreement. See "THE SPECIAL MEETING -- Record Date; Voting; Solicitation and Revocation of Proxies and "THE MERGER -- Interests of Certain Persons in the Merger."

EFFECT OF THE MERGER

     Pursuant to the Merger Agreement, at the Effective Time (as defined below), a wholly owned "shell" subsidiary of Shawmut ("Merger Sub") will be merged with and into Northeast. As a result of the Merger, Northeast will become a wholly owned subsidiary of Shawmut and the stockholders of Northeast will become shareholders of Shawmut. See "THE MERGER -- General."

EFFECTIVE TIME

     The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with applicable law or at such later time as the certificate may specify (the "Effective Time"). The certificate will be filed on the tenth business day after satisfaction or waiver of the latest to occur of certain conditions to the Merger specified in the Merger Agreement, unless another date is agreed to by Shawmut and Northeast. See "THE MERGER -- Effective Time."

EXCHANGE RATIO

     At the Effective Time, each issued and outstanding share of Northeast Common Stock, except for shares held, directly or indirectly, by Northeast or Shawmut (other than shares held in a fiduciary capacity ("Trust Account Shares") or in respect of a debt previously contracted ("DPC Shares")) will be converted into and exchangeable for a number of shares (the "Exchange Ratio") of Shawmut Common Stock determined as follows: (i) if the Shawmut Common Stock Average Price (as defined below) is greater than or equal to $26.235, the Exchange Ratio will be .415; (ii) if the Shawmut Common Stock Average Price is less than $26.235 but equal to or greater than $21.465, the Exchange Ratio will be (a) $10.875 divided by (b) the Shawmut Common Stock Average Price; or (iii) if the Shawmut Common Stock Average Price is less than $21.465, the Exchange Ratio will be .507. If the Shawmut Common Stock Average Price is less than $21.465, Northeast's Board of Directors (the "Northeast Board") has the right to, and represents to Northeast's stockholders that it will, terminate the Merger Agreement pursuant to its terms, whether before or after approval of the Merger Agreement by Northeast's stockholders; provided, however, that Shawmut may avoid such termination by electing to increase the Exchange Ratio so that the shares of Shawmut Common Stock issued in exchange for each share of Northeast Common Stock have a value (valued at the Shawmut Common Stock Average Price) of $10.875. Shawmut's present intention is not to increase the Exchange Ratio above .507; however no final decision will be made until the actual establishment of the Shawmut Common Stock Average Price. As used in the Merger Agreement, "Shawmut Common Stock Average Price" means the average of the daily closing prices of shares of Shawmut Common Stock as reported on the New York Stock Exchange ("NYSE") Composite Transactions reporting system (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Shawmut) for the 15 consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the trading day immediately prior to the Determination Date. "Determination Date" means the date on which the last regulatory approval required to consummate the Merger has been obtained and all statutory waiting periods in respect thereof have expired. Such required regulatory approvals include all of the regulatory approvals necessary for both the Merger and the Bank Reorganization identified under "THE MERGER -- Regulatory Approvals Required for the Merger." Under the terms of the Merger Agreement, cash will be paid in lieu of the issuance of fractional shares of Shawmut Common Stock. See "THE MERGER -- Exchange Ratio," "-- Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares" and
"-- Waiver and Amendment; Termination."

NORTHEAST'S REASONS FOR THE MERGER;
RECOMMENDATION OF THE BOARD OF DIRECTORS OF NORTHEAST

     The Northeast Board has approved the Merger Agreement and has determined that the Merger is fair to, and in the best interests of, Northeast and its stockholders, provided that the Shawmut Common Stock Average Price of the shares of Shawmut Common Stock to be exchanged for each share of Northeast Common Stock in the Merger is at least $10.875. The Northeast Board represents to the Northeast stockholders that if the Shawmut Common Stock Average Price is less than $21.465, the Northeast Board will terminate the Merger Agreement as permitted thereunder. The Northeast Board therefore recommends that holders of Northeast Common Stock vote FOR the approval of the Merger Agreement. The Northeast Board believes that the Merger will enable holders of Northeast Common Stock to realize significant value and also will enable Northeast stockholders to participate in opportunities for growth and capital appreciation that the Northeast Board believes the Merger makes possible. See "THE
MERGER -- Northeast's Reasons for the Merger," "-- Recommendation of the Board of Directors of Northeast" and "-- Opinion of Northeast's Financial Advisor." In reaching its decision to approve the Merger Agreement, the Northeast Board consulted with its management and Lehman Brothers Inc. ("Lehman Brothers"), Northeast's financial advisor, and Northeast's legal advisors regarding the terms of the transaction and the Northeast Board's obligations in its consideration of the proposed transaction. See "THE MERGER -- Northeast's Reasons for the Merger" and " -- Recommendation of the Board of Directors of Northeast."

OPINION OF NORTHEAST'S FINANCIAL ADVISOR

     Lehman Brothers has rendered a written opinion to the Northeast Board, dated as of the date of this Proxy Statement/Prospectus, to the effect that, as of such date, consideration equal to converting each share of Northeast Common Stock into the right to receive the number of shares of Shawmut Common Stock determined by dividing $10.875 by the Shawmut Common Stock Average Price is fair, from a financial point of view, to the holders of Northeast Common Stock. As discussed in "THE MERGER -- Northeast's Reasons for the Merger" and
"-- Opinion of Northeast's Financial Advisor," Lehman Brothers' opinion and presentation to the Northeast Board, together with a review by the Northeast Board of the assumptions used by Lehman Brothers, were among the factors considered by the Northeast Board in reaching its determination to approve the Merger. The opinion of Lehman Brothers is attached as Annex B to this Proxy Statement/Prospectus. Stockholders are urged to read such opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications on the review undertaken by Lehman Brothers in connection therewith. See "THE MERGER -- Opinion of Northeast's Financial Advisor."

SPECIAL CONSIDERATIONS -- LITIGATION

     Northeast Savings has filed suit against the United States claiming that the government has breached a contract with Northeast Savings as well as violated Northeast Savings' constitutional rights as a result of the denial of core capital treatment to supervisory goodwill acquired by Northeast Savings in its 1982 acquisitions from the Federal Savings and Loan Insurance Corporation of three insolvent thrifts. This action is currently pending before the United States Court of Federal Claims (the "Claims Court"). The Claims Court has deferred action on the lawsuit as well as on lawsuits by other parties raising similar issues, pending rulings on three cases currently on appeal. Northeast Savings anticipates that any final judicial determination of its lawsuit will not occur for an extended period of time and no prediction can be made as to the outcome of such litigation. See "THE MERGER -- Special
Considerations -- Litigation."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of Northeast's management and the Northeast Board may be deemed to have interests in the Merger in addition to their interests, if any, as stockholders of Northeast generally. These include, among other things, provisions in the Merger Agreement relating to indemnification, the possible increase in value of a Northeast director's interest in the Northeast Savings Directors Pension Plan and the items presented in the table below.

     The following table sets forth certain benefits that the five most highly compensated executive officers of Northeast, and George P. Rutland, former Chairman of the Board of Northeast, may receive as a result of the Merger. The "Total" column includes the sum of such amounts as a result of (i) certain changes in control agreements, (ii) a non-competition agreement entered into with Shawmut, (iii) retention bonus agreements and (iv) termination of certain life insurance plans, in each case, assuming the Merger were consummated on January 31, 1995.

                                                                                    TERMINATION OF
                                CHANGE IN CONTROL    NON-COMPETITION    RETENTION   LIFE INSURANCE
           NAME(1)                AGREEMENTS(2)        AGREEMENT(3)     BONUS(4)       PLANS(5)        TOTAL
- ------------------------------  ------------------   ----------------   ---------   --------------   ----------
Kirk W. Walters...............      $1,109,000          $1,144,000         --          $ 59,888      $2,312,888
George P. Rutland.............      $  767,000            --               --           --           $  767,000
JoAnn Dolan...................        --                  --            $ 145,000       $20,278      $  165,278
Daniel Steinmetz..............        --                  --            $ 110,000       $25,995      $  135,995
Victor Vrigian................        --                  --            $ 100,000       $17,667      $  117,667
Lynne Carcia Wilson...........        --                  --            $  85,000       $11,323      $   96,323
                                                                                                     $3,595,151
                                                                                                      =========

- ---------------

(1) The "named executive officers" set forth in the table are the chief executive officer, the former Chairman of the Board, and the four other highest paid executive officers of Northeast based on their compensation during calendar 1994.

(2) See "THE MERGER -- Interests of Certain Persons in The Merger -- Change in Control Agreements."

(3) See "THE MERGER -- Interests of Certain Persons in The
    Merger -- Non-competition Agreement."

(4) The Retention Bonus Arrangements also provide for certain continued health benefits and Supplemental Medical Reimbursement Plan ("SMRP") benefits. The SMRP has been terminated and in lieu of its continued coverage under the Retention Bonus Arrangements, the amount of such continued benefit has been paid to the covered executives. See "THE MERGER -- Interests of Certain Persons in The Merger -- Retention Bonus Arrangements."

(5) Northeast maintained two executive life insurance plans to cover executives which contained change in control provisions. Such plans have been terminated and Northeast released its interest in the plans in the amounts set forth above to the named executive officers. See "THE
    MERGER -- Interests of Certain Persons in The Merger -- Change in Control Agreements."

     The Northeast Board was aware of these interests and considered them among other matters in approving the Merger Agreement and the transactions contemplated thereby. See "THE MERGER -- Interests of Certain Persons in the Merger."

EMPLOYEE MATTERS

     The Merger Agreement provides that the employees of Northeast and its subsidiaries (the "Northeast Employees") will be entitled to participate in Shawmut's employee benefit plans in which similarly situated employees of Shawmut participate, to the same extent and on the same terms and conditions (including waiver of pre-existing conditions prohibitions) as comparable employees of Shawmut. To the extent Northeast employees participate in any employee benefit plans of Shawmut, such employees will be credited with prior years of service with Northeast and its subsidiaries (to the extent Northeast gave effect to such service) as if such service were with Shawmut, for purposes of eligibility and vesting, but not for benefit accrual purposes (except as regards to vacation, severance and short-term disability accruals or for purposes of determining employer contributions for retiree medical benefits).

BANK REORGANIZATION

     Shawmut intends that, following the consummation of the Merger, the assets and liabilities of Northeast Savings will be transferred to national bank subsidiaries of Shawmut (the "Bank Reorganization"). In the Bank Reorganization,
(i) Northeast Savings will relocate its home office from Hartford, Connecticut to Saratoga Springs, New York and redesignate its Hartford, Connecticut home office as a branch office (the "Relocation"), (ii) SBC will acquire each Connecticut branch of Northeast Savings and SBM will acquire each Massachusetts branch of Northeast Savings (the "Branch Purchases"), (iii) Northeast Savings will convert into Shawmut Savings and Loan Association, a New York stock-form savings and loan association ("SSLA") (the "Conversion"), (iv) Shawmut Bank New York, National Association, a national bank in organization ("SBNY"), will be chartered as a national bank subsidiary of Shawmut and Northeast (the "Chartering") and (v) SSLA will be merged with and into SBNY (the "Subsidiary Merger"). The Bank Reorganization is subject to the prior receipt of certain regulatory approvals, and there can be no assurance that such approvals will be obtained or that the Bank Reorganization will be consummated. It is expected that all requisite regulatory approvals for the Bank Reorganization will be received prior to, or at the time of, the receipt of all requisite regulatory approvals of the Merger and, accordingly, that the Bank Reorganization will be consummated shortly following the Merger. See "THE MERGER -- Regulatory Approvals Required for the Merger."

CONDITIONS; REGULATORY APPROVALS

     Consummation of the Merger is subject to various conditions, including, among others, receipt of the Northeast stockholder approval solicited hereby, receipt of necessary regulatory approvals, receipt of opinions of counsel regarding certain federal income tax consequences of the Merger and the satisfaction of other customary closing conditions. See "THE
MERGER -- Conditions to the Merger."

     Regulatory approvals for the Merger, and the indirect acquisition of Northeast Savings effected thereby, must be obtained from the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which approval was received on December 14, 1994, the OTS, which approval was received on December 22, 1994, the Connecticut Banking Commissioner, the Massachusetts Board of Bank Incorporation and, by virtue of the conditions set forth in the OTS approval, the other governmental authorities whose approval is necessary for the Bank Reorganization. Regulatory approvals for the Bank Reorganization must be obtained from the Federal Reserve Board, the OTS, the Office of the Comptroller of the Currency, the Connecticut Banking Commissioner, the Massachusetts Board of Bank Incorporation and the New York Banking Department. Some, but not all, of these approvals have been received. See "THE MERGER -- Regulatory Approvals Required for the Merger." There can be no assurance as to whether or when the regulatory approvals yet to be obtained will be obtained.

TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual consent of Shawmut and Northeast and by either of them individually under certain specified circumstances, including if the Merger has not been consummated by June 30, 1995. In addition, the Merger Agreement provides that the Northeast Board, has the right to, and the Northeast Board represents to the Northeast stockholders that it will, elect to terminate the Merger Agreement if the Shawmut Common Stock Average Price is less than $21.465 per share unless Shawmut agrees to increase the Exchange Ratio to an amount equal to $10.875 divided by the Shawmut Common Stock Average Price. Shawmut's present intention is not to increase the Exchange Ratio above .507. See "THE MERGER -- Exchange Ratio" and "-- Waiver and Amendment; Termination."

NO SOLICITATION

     Northeast has agreed in the Merger Agreement that neither it nor any of its subsidiaries will solicit, initiate or encourage inquiries or proposals with respect to, or, subject to the fiduciary duties of the Northeast Board (as advised in writing by its counsel), participate in any negotiations or discussions concerning any acquisition or purchase of all or a substantial portion of its assets, or of a substantial equity interest in it or any of its subsidiaries, or any merger or other business combination with it or any of its subsidiaries, other than as contemplated by the Merger Agreement, except that Northeast may communicate information about any such proposal to its stockholders if and to the extent such communication is required under applicable law (as advised in writing by its counsel); Northeast also agreed in the Merger Agreement that it would immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Shawmut with respect to the foregoing; it will notify Shawmut immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, it or any of its subsidiaries and will promptly inform Shawmut in writing of the relevant details with respect to the foregoing; and it will instruct its officers, directors, agents, advisors and affiliates to comply with the same restrictions. See "THE MERGER -- No Solicitation of Transactions."

TERMINATION FEE

     Pursuant to the Merger Agreement, Northeast has agreed to pay Shawmut a fee of $11,000,000 following the occurrence of certain events. Such events include
(i) the acquisition by any person, other than Shawmut, of beneficial ownership of 50% or more of Northeast Common Stock, (ii) Northeast, without having received Shawmut's written consent, entering into an Acquisition Transaction (as defined below) with any person other than Shawmut, or (iii) the Northeast Board recommending that stockholders of Northeast accept any Acquisition Transaction. The right to receive the fee terminates if the Merger is consummated or if certain other events occur prior to or within a certain period of time following termination of the Merger Agreement. See "THE MERGER -- Waiver and Amendment; Termination."

     The termination fee is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the termination fee may have the effect of discouraging persons who might now or prior to the Effective Date be interested in acquiring all or a significant interest in Northeast from considering or proposing such an acquisition.

STOCK EXCHANGE LISTING

     The Shawmut Common Stock is listed on the NYSE. Shawmut has agreed to cause the shares of Shawmut Common Stock to be issued in the Merger to be approved for listing on the NYSE. The obligation of each of Shawmut and Northeast to consummate the Merger is subject to approval for listing by the NYSE of such shares. See "THE MERGER -- Conditions to the Merger."

ANTICIPATED ACCOUNTING TREATMENT

     The Merger is expected to qualify as a "purchase" for accounting and financial reporting purposes. See "THE MERGER -- Anticipated Accounting Treatment."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     It is intended that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Consummation of the Merger is conditioned upon receipt by Shawmut and Northeast of an opinion of Sullivan & Cromwell, special counsel to Shawmut, dated as of the Effective Time, substantially to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, for federal income tax purposes (i) no gain or loss will be recognized by Merger Sub, Shawmut or Northeast; (ii) no gain or loss will be recognized by holders of Northeast Common Stock upon the receipt of Shawmut Common Stock in exchange for Northeast Common Stock in the Merger (except as discussed below with respect to cash received in lieu of a fractional share interest in Shawmut Common Stock) as a result of the Merger or the Bank Reorganization; (iii) the aggregate adjusted tax basis in the shares of Shawmut Common Stock to be received by each holder of Northeast Common Stock in the Merger will be the same as the aggregate adjusted tax basis in the shares of Northeast Common Stock surrendered in exchange therefor (reduced by any amount allocable to fractional share interests for which cash is to be received); and (iv) the holding period of the shares of Shawmut Common Stock to be received by each holder of Northeast Common Stock in the Merger will include the holding period of the shares of Northeast Common Stock surrendered in exchange therefor, provided, that such shares of Northeast Common Stock are held as capital assets at the Effective Time. See "THE MERGER -- Federal Income Tax Consequences."

NO APPRAISAL RIGHTS

     No stockholders of Northeast are entitled to appraisal rights in connection with, or as a result of, the Merger. See "THE MERGER -- No Appraisal Rights."

COMPARISON OF STOCKHOLDER RIGHTS

     At the Effective Time, Northeast stockholders automatically will become stockholders of Shawmut and their rights as stockholders of Shawmut will be governed by the Delaware General Corporation Law and by Shawmut's Certificate of Incorporation and By-laws. The rights of stockholders of Shawmut differ from the rights of the stockholders of Northeast with respect to certain important matters, including, among others, with respect to cumulative voting, the ability of stockholders to act by written consent, the calling of a special meeting, stockholder nominations and proposals for business, the definition of and the vote required for certain business combinations, constituencies considered by the respective Board of Directors in business combinations, rights plans, size and classification of Board of Directors, removal of directors, meetings of creditors and/or stockholders and indemnification of directors, officers, employees and agents. For a summary of these differences, see "COMPARISON OF STOCKHOLDER RIGHTS."

                                 MARKET PRICES

     Shawmut Common Stock is listed and traded principally on the NYSE under the symbol "SNC." Northeast Common Stock is listed and traded principally on the NYSE under the symbol "NSB."

     The following table sets forth, for the periods indicated, the high and low sale prices per share for Shawmut Common Stock and Northeast Common Stock as reported on the NYSE.

                                                                   SHAWMUT           NORTHEAST
                                                               ---------------      ------------
YEAR                                                           HIGH        LOW      HIGH     LOW
- ----                                                           ----        ---      ----     ---
1994:
     First Quarter...................................          $24      $19 3/4  $ 7 1/2  $4 3/8
     Second Quarter..................................           25       19 1/4   10 1/2   6 3/4
     Third Quarter...................................           24 1/8   20 1/4   10 1/8   9 3/8
     Fourth Quarter..................................           21 1/8   16 3/8   10 1/8   7 5/8
1995:
     First Quarter (through February   , 1995).......

                                                                                         PRO FORMA
MARKET VALUE PER SHARE(1):                                   SHAWMUT     NORTHEAST     EQUIVALENT(2)
- --------------------------                                   -------     ---------     -------------
June 10, 1994........................................          $24        $10 1/8         $10 7/8
February   , 1995....................................                                            (3)

- ---------------
(1) The market values for Shawmut Common Stock and Northeast Common Stock represent the last reported sale prices per share on June 10, 1994, the last business day preceding public announcement of the Merger and February
       , 1995, the last practicable date prior to the mailing of this Proxy Statement/ Prospectus.

(2) The pro forma equivalent per share market value of Northeast Common Stock at each specified date was determined by multiplying the last reported sale price of a share of Shawmut Common Stock on such date by assumed Exchange
     Ratios of .453 and .507 for June 10, 1994 and February   , 1995,
     respectively. For information regarding the determination of the Exchange Ratio see "THE MERGER -- Exchange Ratio."

(3) The Northeast Board represents to the Northeast stockholders that it will exercise its right under the Merger Agreement to terminate the Merger Agreement if the Shawmut Common Stock Average Price is less than $21.465 and, as a result, the value on the Determination Date of the Shawmut Common Stock to be exchanged for each share of Northeast Common Stock is less than $10 7/8. Shawmut's present intention is not to increase the Exchange Ratio above .507; however, no final decision will be made until the actual establishment of the Shawmut Common Stock Average Price.

     Stockholders are advised to obtain current market quotations for Shawmut Common Stock. No assurance can be given as to the market price of Shawmut Common Stock at or after the Determination Date or the Effective Time of the Merger. It is expected that the market price of Shawmut Common Stock will fluctuate between the date of this Proxy Statement/Prospectus, the Determination Date and the date on which the Merger is consummated (assuming the Merger Agreement is not terminated) and thereafter.

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES

                           SELECTED FINANCIAL DATA(1)

     The following table sets forth certain selected historical consolidated financial data of Shawmut. The table is based on and should be read in conjunction with Shawmut's historical financial statements and notes thereto incorporated by reference in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Interim unaudited data for the nine months ended September 30, 1994 and 1993 reflect, in the opinion of the management of Shawmut, all adjustments necessary (consisting of normal recurring adjustments) for a fair presentation of such data. The results of operations for the nine months ended September 30, 1994 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

                                           NINE MONTHS ENDED
                                             SEPTEMBER 30,                           YEAR ENDED DECEMBER 31,
                                         ---------------------     ------------------------------------------------------------
SELECTED FINANCIAL DATA                    1994         1993         1993         1992         1991         1990         1989
                                         --------     --------     --------     --------     --------     --------     --------
                                                              (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
Interest and dividend income...........  $1,415.9     $1,364.0     $1,826.9     $1,856.5     $2,028.1     $2,475.1     $2,824.4
Interest expense.......................     611.7        572.1        755.4        874.0      1,211.9      1,657.3      1,874.4
                                         --------     --------     --------     --------     --------     --------     --------
Net interest income....................     804.2        791.9      1,071.5        982.5        816.2        817.8        950.0
Provision for credit losses............       3.0         45.8         55.9        242.1        486.4        474.0        638.4
                                         --------     --------     --------     --------     --------     --------     --------
Net interest income after provision for
  credit losses........................     801.2        746.1      1,015.6        740.4        329.8        343.8        311.6
Noninterest income.....................     274.3        302.6        401.3        428.7        465.0        449.8        364.5
Securities gains, net..................     --            11.0         12.5         94.1         80.1         23.4         42.0
Noninterest expenses(2)................     846.9        882.8      1,139.9      1,154.6      1,044.1        972.7        921.3
                                         --------     --------     --------     --------     --------     --------     --------
Income (loss) before income taxes,
  extraordinary credit and cumulative
  effect of accounting changes.........     228.6        176.9        289.5        108.6       (169.2)      (155.7)      (203.2)
Income taxes (benefit).................      84.7         40.3          6.6         40.9          4.1           .5        (80.8)
                                         --------     --------     --------     --------     --------     --------     --------
Income (loss) before extraordinary
  credit and cumulative effect of
  accounting changes...................     143.9        136.6        282.9         67.7       (173.3)      (156.2)      (122.4)
Extraordinary credit...................     --           --           --            18.4        --           --           --
Cumulative effect of changes in methods
  of accounting........................     --            46.2         46.2        --           --           --           --
                                         --------     --------     --------     --------     --------     --------     --------
Net income (loss)......................  $  143.9     $  182.8     $  329.1     $   86.1     $ (173.3)    $ (156.2)    $ (122.4)
                                         ========     ========     ========     ========     ========     ========     ========
Net income (loss) applicable to
  common shares........................  $  132.3     $  171.2     $  313.6     $   81.3     $ (175.6)    $ (158.6)    $ (124.7)
                                         ========     ========     ========     ========     ========     ========     ========
COMMON SHARE DATA:
Income (loss) before extraordinary
  credit and cumulative effect of
  accounting changes...................  $   1.12     $   1.11     $   2.35     $    .60     $  (2.04)    $  (1.89)    $  (1.45)
Net income (loss)......................      1.12         1.52         2.75          .78        (2.04)       (1.89)       (1.45)
Dividends declared.....................       .60          .30          .50                                    .75         1.40

PERIOD END BALANCES:
Total assets...........................  $ 31,352     $ 30,860     $ 31,103     $ 29,256     $ 26,878     $ 25,832     $ 29,954
Notes and debentures...................     1,634          874          759          810          665          679          699
Total shareholders' equity.............     2,129        1,943        2,102        1,732        1,269        1,355        1,588

AVERAGE BALANCES:
Total assets...........................  $ 30,925     $ 28,880     $ 29,319     $ 26,467     $ 26,259     $ 27,612     $ 29,298
Notes and debentures...................     1,166          848          839          668          669          687          714
Total shareholders' equity.............     2,131        1,817        1,859        1,507        1,326        1,572        1,942

- ---------------
(1) Restated to reflect the pooling of interests acquisitions that occurred during the second quarter of 1994.

(2) Includes merger and restructuring related charges of $140.7 million ($99.8 million after-tax) for the nine months ended September 30, 1994 and restructuring related charges of $36.3 million ($23.6 million after-tax) for the 1993 periods presented.

                            NORTHEAST FEDERAL CORP.

                            SELECTED FINANCIAL DATA

     The following table sets forth certain selected historical consolidated financial data of Northeast. The table is based on and should be read in conjunction with Northeast's historical financial statements and notes thereto incorporated by reference in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Interim unaudited data for the nine months ended September 30, 1994 and 1993 reflect, in the opinion of the management of Northeast, all adjustments necessary (consisting of normal recurring adjustments) for a fair presentation of such data. Results for the nine months ended September 30, 1994 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.


                                            NINE MONTHS                        NINE MONTHS
                                               ENDED                           FISCAL YEAR
                                            SEPTEMBER 30,       YEAR ENDED        ENDED           YEAR ENDED MARCH 31,
                                          -----------------     DECEMBER 31,   DECEMBER 31,   -----------------------------
SELECTED FINANCIAL DATA                    1994       1993          1993           1992        1992       1991       1990
                                          ------     ------     ------------   ------------   ------     ------     -------
                                                           (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)(1)
RESULTS OF OPERATIONS:
Interest and dividend income............  $141.3     $169.0        $220.4        $  196.3     $326.9     $449.1     $ 608.7
Interest expense........................    97.5      112.3         148.0           132.9      244.1      364.9       530.1
                                          ------     ------        ------        --------     ------     ------     -------
Net interest income.....................    43.8       56.7          72.4            63.4       82.8       84.2        78.6
Provision for credit losses.............     3.8       20.3          23.3            16.3       10.2        8.9         6.7
                                          ------     ------        ------        --------     ------     ------     -------
Net interest income after provision for
  credit losses.........................    40.0       36.4          49.1            47.1       72.6       75.3        71.9
Noninterest income......................    29.0        9.4          12.1             9.0       14.1       21.6        32.8
Securities gains (losses), net..........     6.6        4.7           5.6             4.1        2.0       (2.7)      (13.4)
Noninterest expenses....................    66.8       71.8          93.1           124.5       79.3       81.0       198.0
                                          ------     ------        ------        --------     ------     ------     -------
Income (loss) before income taxes,
  extraordinary credit and cumulative
  effect of accounting change...........     8.8      (21.3)        (26.3)          (64.3)       9.4       13.2      (106.7)
Income taxes (benefit)..................     (.3)     (10.1)        (12.2)           (5.1)       4.9        6.1          .5
                                          ------     ------        ------        --------     ------     ------     -------
Income (loss) before extraordinary
  credit and cumulative effect of
  accounting change.....................     9.1      (11.2)        (14.1)          (59.2)       4.5        7.1      (107.2)
Extraordinary credit....................                                                          .1        4.6          .1
Cumulative effect of change in method of
  accounting............................    --         --            --              --          1.0       --          --
                                          ------     ------        ------        --------     ------     ------     -------
Net income (loss).......................  $  9.1     $(11.2)       $(14.1)       $  (59.2)    $  5.6     $ 11.7     $(107.1)
                                          ======     ======        ======        ========     ======     ======     =======
Net income (loss) applicable to common
  shares................................  $  6.5     $(14.9)       $(18.6)       $  (63.9)    $ (2.9)    $  3.0     $(115.8)
                                          ======     ======        ======        ========     ======     ======     =======
COMMON SHARE DATA:
Income (loss) before extraordinary
  credit and cumulative effect of
  accounting change.....................  $  .46     $(1.53)       $(1.75)       $ (11.16)    $ (.70)    $ (.28)    $(20.28)
Net income (loss).......................     .46      (1.53)        (1.75)         (11.16)      (.51)       .52      (20.27)
Dividends declared......................    --         --            --              --         --         --          --
PERIOD END BALANCES:
Total assets............................  $3,350     $3,943        $3,920        $  3,910     $3,821     $4,546     $ 4,974
Notes and debentures....................      40         37            38              36          1          1         221
Total shareholders' equity..............     135        126           133             138        191        183         171
AVERAGE BALANCES:
Total assets............................  $3,518     $3,975        $3,961        $  3,890     $3,980     $4,902     $ 6,482
Notes and debentures....................      40         37            37              29          1        161         251
Total shareholders' equity..............     132        133           133             172        189        174         278

- ---------------
(1) Per share amounts have been restated to give effect to the two 2% stock dividends declared in fiscal 1990.

                      COMPARISON OF CERTAIN PER SHARE DATA

     The following table shows unaudited comparative historical per share data for Shawmut and Northeast, unaudited pro forma per share and per share equivalent data for Shawmut and Northeast combined and unaudited pro forma per share and per share equivalent data for Shawmut, Northeast and Shawmut's pending acquisition of substantially all of the assets, and assumption of certain of the liabilities, of the Business Finance Division of Barclays Business Credit, Inc. ("Barclays") combined for the nine months ended September 30, 1994 and the year ended December 31, 1993. Pro forma per share and per share equivalent data for the nine months ended September 30, 1994 and the year ended December 31, 1993 are based on the minimum and maximum number of shares of Shawmut Common Stock that may be issued pursuant to the Merger Agreement, calculated as of September 30, 1994. The information presented should be read in conjunction with the consolidated historical financial statements and notes thereto of Shawmut and Northeast, which are incorporated by reference in this Proxy Statement/Prospectus, and the unaudited pro forma condensed combining financial information, including the notes thereto, which appear elsewhere in this Proxy Statement/Prospectus. The pro forma data is presented for comparative purposes only and is not necessarily indicative of the combined financial position or results of operations in the future or of the combined financial position or results of operations which would have been realized had the acquisitions been consummated during the periods or as of the dates for which the pro forma data is presented. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION."

                                                                             NINE MONTHS ENDED       YEAR ENDED
                                                                             SEPTEMBER 30, 1994   DECEMBER 31, 1993
                                                                             ------------------   -----------------
PER SHARE OF SHAWMUT COMMON STOCK:
Income before cumulative effect of accounting changes:
    Historical......................................................            $       1.12        $        2.35
    Pro forma:
      Shawmut and Northeast(1)......................................               1.12-1.11            2.09-2.06
      Shawmut, Northeast and Barclays(1)............................               1.19-1.18            2.11-2.08
Cash dividends declared:
    Historical......................................................                     .60                  .50
Book value (as of end of period):
    Historical......................................................                   16.32                16.25
    Pro forma:
      Shawmut and Northeast(1)......................................             16.76-16.57          16.71-16.51
      Shawmut, Northeast and Barclays(1)............................             16.76-16.57          16.71-16.51

PER SHARE OF NORTHEAST COMMON STOCK:
Income (loss) before cumulative effect of accounting changes:
    Historical......................................................                     .46                (1.75)
    Pro forma equivalent:
      Shawmut and Northeast(1)......................................                 .46-.56             .87-1.04
      Shawmut, Northeast and Barclays(1)............................                 .49-.60             .88-1.05
Cash dividends declared:
    Historical......................................................                    --                   --
    Pro forma equivalent(1).........................................                 .25-.30              .21-.25
Book value (as of end of period):
    Historical......................................................                    6.81                 6.83
    Pro forma equivalent:
      Shawmut and Northeast(1)......................................               6.96-8.40            6.93-8.37
      Shawmut, Northeast and Barclays(1)............................               6.96-8.40            6.93-8.37

- ---------------
(1) Indicates the range of pro forma equivalent per share information. Such pro forma information is subject to variance of the Exchange Ratio. Under the Merger Agreement, the Exchange Ratio may vary between .415 and .507, subject to certain Northeast termination rights. See "THE MERGER -- Exchange Ratio" and "-- Unaudited Pro Forma Condensed Financial Information."

                              RECENT DEVELOPMENTS

SHAWMUT

     Shawmut's net income for the fourth quarter of 1994 was $93.5 million, or $.74 per common share, versus income, excluding one-time income tax benefits of $70.2 million, of $76.0 million, or $.62 per common share, in the fourth quarter of 1993. Reported net income in the fourth quarter of 1993 was $146.2 million, or $1.22 per common share.

     Shawmut's net income for 1994 of $237.4 million, or $1.87 per common share, was achieved despite merger-related charges of $73.9 million (after-tax) associated with the integration of three acquisitions during the second quarter of 1994 and a restructuring charge in the second quarter of 1994 of $25.9 million (after-tax) associated with its cost management program. The net income of Shawmut for 1993 of $329.0 million or $2.75 per common share, included after-tax charges of $23.6 million associated with the implementation of a cost management program, $13.0 million relating to a bulk sale of real estate assets, $9.2 million for the writedown in the value of excess servicing rights and $2.3 million related to fair lending initiatives. Also included in 1993 results were income tax benefits of $140.7 million and an after-tax charge of $6.6 million, each relating to changes in accounting.

     Tax-equivalent net interest income of Shawmut for the fourth quarter was $265.9 million, a decline of $3.0 million, or 1 percent, relative to third quarter results. Strong earning-asset growth, driven by an increase in loans of $751 million, or 17 percent on an annualized basis, in the fourth quarter relative to the prior quarter, was insufficient to offset the 13 basis point decline in net interest margin to 3.65 percent.

     In reaction to an outlook for rising interest rates, Shawmut continued implementation of its risk reduction strategy by extending aggregate funding maturities and shortening the maturities of certain assets. While this strategy is designed to reduce the pressure on net interest income should interest rates continue to rise, its immediate effect was also to reduce the net interest margin.

     At the end of the fourth quarter, Shawmut's gap between liabilities and assets repricing over the next twelve months was $1.3 billion liability sensitive, or approximately 4 percent of interest-earning assets. This liability sensitive position was more than halved from $2.8 billion, or 10 percent of interest-earning assets, at the end of the third quarter.

     Shawmut's exposure to a reduction in annualized net interest income resulting from an immediate 100 basis point increase in interest rates was also reduced by these balance sheet actions to approximately $12 million, or an amount that approximates one percent of full year 1994 net interest income. At the end of the third quarter of 1994, the earnings exposure to the same immediate shift in the yield curve had been approximately $21 million.

     The noninterest income of Shawmut, excluding securities gains and losses, was $104.2 million for the fourth quarter of 1994, an increase of $13.3 million from the third quarter of 1994. This increase included a gain of $8.2 million from the sale of mortgage servicing rights in the fourth quarter. There were no material gains from sales of this type in the third quarter of 1994. Foreign exchange trading showed income of $2.8 million in the fourth quarter versus a break-even third quarter. Other areas showing growth included trust and agency fees, which were up by $2.0 million versus the third quarter. This improvement resulted from the acquisition of Poorman-Douglas, which added $2.2 million to fourth quarter trust and agency fees.

     Shawmut's noninterest income, excluding securities gains, for 1994 totaled $378.5 million, compared with $398.3 million in 1993. Included in noninterest income in 1993 were increased residential mortgage sale gains of $24.6 million and $13.8 million in Federal Deposit Insurance Corporation assistance received by acquired institutions. Noninterest income for 1994 included increased gains on sales of mortgage servicing of $12.8 million, and increases of $12.8 million in credit and trade related service fees, and $6.2 million in deposit and transaction fees. These increases were partially offset by declines of $10.0 million in cash management fees, reflecting both an increase in customers' earnings credits for deposit balances and competitive pricing pressure, and a net decline of $3.2 million in other fees.

     Shawmut achieved a 60.5 percent efficiency ratio in the fourth quarter, just short of its stated objective of 60 percent. The efficiency ratio improved by 230 basis points from 62.8 percent in the third quarter of 1994 and improved by 400 basis points from 64.5 percent in last year's fourth quarter. For full year 1994 the efficiency ratio was 63.6 percent, or an improvement of 420 basis points over 1993's 67.8 percent efficiency ratio.

     Noninterest expenses, excluding provision for foreclosed properties, decreased by $1.8 million, or 1 percent, from the third quarter of 1994 to $224.0 million. Fourth quarter noninterest expenses included $4.1 million in expenses from recent acquisitions which received purchase accounting treatment and therefore these incremental expenses were not reflected in prior quarters. Excluding the provision for foreclosed properties and special items as noted above, noninterest expenses for 1994 were $926.7 million, or 9 percent lower, compared to $1,020.7 million in 1993.

     Total personnel expenses for Shawmut declined by $7.9 million, or 7 percent relative to the $118.8 million level reported in 1994's third quarter. Relative to the same quarter a year ago, the decline was $14.3 million, or 11 percent. These cost savings followed a significant decline in head count of 1,783, or 16 percent, measured on a full-time equivalent ("FTE") basis relative to the year-end 1993 totals. In the fourth quarter, head count was reduced by 405 FTEs.

     The fourth quarter continued Shawmut's 1994 pattern of having no provision for credit losses (an originally reported zero provision in the first quarter of 1994 was restated to $3.0 million to reflect provisioning actions of acquired banks). The provision for credit losses in the fourth quarter of 1993 was $10.2 million.

     Net charge-offs were $25.7 million during the fourth quarter of 1994. This compares with net charge-offs of $26.3 million during the third quarter of 1994 and $35.1 million during the fourth quarter a year ago.

     Shawmut's total average interest-earning assets increased by $684 million, or 2 percent, from the third quarter of 1994. The performance was largely propelled by strong loan growth with average loans up by $658 million, or 4 percent, relative to the third quarter 1994 averages.

     Shawmut's period-end loan portfolio grew by $751 million, or 17 percent on an annualized basis, in the fourth quarter of 1994 compared with the third quarter. The commercial and industrial portfolio was up sharply from the previous quarter with much of the increase coming from specialized lending. Showing good loan growth in the consumer sector was installment lending which was up $62 million, or 5 percent, in the quarter.

     Total problem assets at December 31, 1994 declined to $242.8 million, down $55.2 million, or 19 percent, from $298.0 million at September 30, 1994 and down $194.6 million, or 44 percent, from $437.4 million a year ago. The ratio of nonaccruing loans plus foreclosed properties to loans plus foreclosed properties declined to 1.31 percent at December 31, 1994, compared with 1.68 percent at September 30, 1994 and 2.48 percent at December 31, 1993. Foreclosed properties declined by $13.3 million, or 41 percent, to $18.8 million at December 31, 1994 from $32.1 million at September 30, 1994.

     The reserve for credit losses was $542.1 million at December 31, 1994, compared with $567.8 million at September 30, 1994 and $669.2 million at December 31, 1993. Reserve coverage continued to strengthen as the ratio of the reserve for credit losses to nonaccruing loans was 242 percent at December 31, 1994, compared with 179 percent a year earlier. The reserve coverage was 214 percent at September 30, 1994. Net charge-offs were $25.7 million in the fourth quarter, down $9.4 million, or 27 percent, from the same quarter a year ago.

     Securities classified as held to maturity and reported at amortized cost decreased $200 million to $8.0 billion at December 31, 1994, from $8.2 billion at September 30, 1994. Securities classified as available for sale totaled $2.0 billion at December 31, 1994, compared with $2.1 billion at September 30, 1994. The amortized cost of securities classified as available for sale exceeded fair value by approximately $83.5 million at December 31, 1994, consisting of unrealized losses of approximately $86.3 million and unrealized gains of approximately $2.8 million. The amortized cost of securities classified as held to maturity exceeded fair value by approximately $438.5 million at December 31, 1994, consisting of unrealized losses of approximately $439.6 million and unrealized gains of approximately $1.1 million.

     Book value per share increased by $.40, or 2 percent, to $16.72 per share in the fourth quarter of 1994 from September 30, 1994. Common shareholders' equity increased by $68 million in the fourth quarter of 1994. Shawmut's preliminary risk-based tier 1 and total capital ratios were 8.37 percent and
11.66 percent, respectively, at December 31, 1994, compared with 8.47 percent and 11.99 percent, respectively, at September 30, 1994. The leverage ratio, a measure of tier 1 capital to quarterly average assets, was 6.56 percent at December 31, 1994, compared with 6.54 percent at September 30, 1994. Shawmut's and its principal banking subsidiaries' risk-based capital and leverage ratios continued to exceed the ratios designated for well-capitalized financial institutions.

     Shawmut increased the quarterly common dividend by 10 percent to $.22 per share. The dividend is payable January 15 to holders of record as of January 5. Shawmut last announced an increase in its quarterly dividend in December 1993, doubling the dividend payable in January 1994 to $.20 per share.

NORTHEAST

     Northeast reported net income of $1.8 million for the quarter ended December 31, 1994, resulting in primary and fully diluted net income per common share of $.06 after preferred stock dividend requirements. This compares with a net loss of $2.9 million for the quarter ended December 31, 1993, resulting in a primary and fully diluted net loss per common share of $.28 after preferred stock dividend requirements. Net income for the year ended December 31, 1994 was $11.0 million, or primary and fully diluted net income per common share of $.52 after preferred stock dividend requirements, which compares with a net loss of $14.1 million, or a primary and fully diluted net loss per common share of $1.75 after preferred stock dividend requirements for the year ended December 31, 1993.

     In a series of transactions completed during the first and second quarters of 1994, Northeast Savings restructured its mortgage portfolio and reduced its exposure to the California real estate market by closing its mortgage lending operation in San Diego, California and discontinuing the origination of new loans in that state. Northeast Savings also closed its mortgage lending office in Denver, Colorado. In addition, Northeast Savings sold virtually all of its adjustable rate single-family loans secured by California properties as well as virtually all of its foreclosed real estate in California. These transactions reduced the level of Northeast's exposure to the California real estate market to 6% of the total loan portfolio at December 31, 1994 from 47% of the total loan portfolio at December 31, 1993. As a result of these transactions and the branch sales discussed below under "THE MERGER -- Background of the Merger", Northeast's total assets at December 31, 1994 decreased to $3.3 billion from $3.9 billion at December 31, 1993.

     Northeast's non-performing assets, which include non-accrual loans and real estate owned ("REO"), declined by 70.2% to $42.5 million at December 31, 1994, from $142.4 million at December 31, 1993. Non-accrual loans at the same respective dates decreased to $29.3 million from $67.5 million, and REO dropped to $13.2 million from $75.0 million.

     Northeast Savings' risk based tier 1 and total capital ratios were 14.72% and 15.69%, respectively, at December 31, 1994, compared to 9.74% and 11.03%, respectively, at December 31, 1993. Northeast Savings' core and tangible core capital improved to 5.31% from 4.28% and 4.27%, respectively, at the same respective dates.

     For the quarters ended December 31, 1994 and 1993, total interest income was relatively level at $51.5 million and $51.4 million, respectively. Net interest income before the provision for loan losses also remained relatively flat at $15.0 million and $15.7 million for the same respective periods. The provision for loan losses decreased to $1.1 million for the quarter ended December 31, 1994 from $3.0 million for the quarter ended December 31, 1993, due to the sharp reduction in non-performing assets and a significant reduction in credit risk exposure in the residential mortgage loan portfolio.

     Northeast's other income for the quarters ended December 31, 1994 and 1993 was relatively flat at $4.0 million and $3.7 million, respectively. During the fourth quarter of 1994, Northeast completed the sale of $164.2 million of GNMA mortgage servicing rights. General and administrative expenses for the quarters ended December 31, 1994 and 1993 were $13.9 million and $16.3 million, respectively. The decrease was due to lower general and administrative expenses as a result of the sale of branch offices in the second and third quarters of 1994, and the closing of the California and Colorado mortgage offices during the first quarter of 1994, offset by $1.0 million of expenses related to the Merger. Expenses relating to REO also decreased to $286,000 from $2.7 million for the quarters ended December 31, 1994 and 1993, respectively, due to the large reduction in REO.

     Northeast's total interest income for the years ended December 31, 1994 and 1993, was $192.7 million and $220.4 million, respectively. The decrease was due to the reduction in interest earning assets resulting from the aforementioned sales and to a shift during 1994 in the composition of the company's assets from single-family residential real estate loans earning a higher average yield to mortgage-backed securities. Net interest income before the provision for loan losses decreased to $58.8 million for the year December 31, 1994 from $72.4 million for the same period in 1993. For the years ended December 31, 1994 and 1993, Northeast's provision for loan losses was $4.9 million and $23.3 million, respectively. The allowance for loan losses also decreased to $11.5 million from $28.3 million at December 31, 1994 and 1993, respectively, due to the change in the loan portfolio risk.

     Non-interest income for the years ended December 31, 1994 and 1993 was $39.7 million and $17.7 million, respectively. The increase was due to gains of approximately $9.6 million and $13.6 million, respectively, recognized in 1994 as a result of the branch sales described below under "THE MERGER -- Background of the Merger", and the sale of California adjustable rate single-family loans, and to realized capital gains of approximately $7 million allocated to Northeast Savings by two limited partnerships in which Northeast Savings invested and holds in its available-for-sale portfolio. General and administrative expense decreased to $61.0 million for the year ended December 31, 1994 from $67.2 million for the same period in 1993. Expenses relating to REO also decreased to $13.2 million from $17.6 million for the years ended December 31, 1994 and 1993.

     Projections of Earnings for 1995 and 1996. Northeast has updated its previously announced earnings projections for 1995, particularly in light of a changed interest rate environment. The following are projections by Northeast based on its plan of operations as a stand alone entity. They are therefore based on Northeast's own strategies for, among other things, asset/liability management and loan growth during the periods covered. Shawmut has advised Northeast that its plan for integrating Northeast into its operations, as well as its business strategies, are in numerous respects different from those of Northeast. Thus the following projections do not reflect, and should not be viewed as reflecting, what Shawmut projects will be the contributions of Northeast to the results of operations of the combined entity after the Merger.

     Northeast expects net income for 1995 to be in the range of approximately $14 million to $17 million, or $0.75 to $0.95 per common share after preferred stock dividend requirements. This projection is based on, among other things, the assumptions discussed below. Northeast's May 1994 earnings projection for 1995 was for net income to be in the range between $16 million and $19 million, or $0.80 to $1.00 per common share after preferred stock dividend requirements, and was based on the assumption that interest rates would remain relatively stable compared to prevailing rates at the time of the projection. In addition, the number of common shares outstanding used in the current projection is greater than the number used in the May 1994 projection due to the fact that DEPCO exercised warrants to purchase 800,000 common shares in December, 1994.

     In addition, Northeast expects its net income for 1996 to be in the range of approximately $20 million to $25 million, or $1.25 to $1.60 per common share after preferred stock dividends requirements.

     Northeast's earnings projections for 1995 and 1996 are based on an assumption that short term interest rates increase in the first six months of 1995 between 0.5% and 1.5% and remain unchanged thereafter. Such increase in short term interest rates would result in a relatively flat yield curve. The projections for 1995 and 1996 also assume a 42% effective tax rate.

     Net interest income for 1995 is projected to increase between 3% and 10% from 1994 depending on interest rates. For 1995, significant reductions in credit costs, deposit insurance expense, and general and administrative expenses are projected to more than offset a reduction in non-interest income. Credit costs for 1995 are projected to decline by approximately 75% from 1994 due to a decline of 70% in non-performing assets in 1994 and the sale of the California residential loan portfolio in the first quarter of 1994. Deposit insurance expenses for 1995 are projected to decline by approximately 25% due to the reduction in deposits attributable to the sale of 15 branches offices in 1994 and to a lower premium rate as a result of Northeast Savings becoming well-capitalized in June 1994. General and administrative expenses for 1995 are projected to decline by approximately 25% from 1994 due to reductions directly or indirectly associated with the 15 branch offices sold in 1994, the two mortgage lending offices closed in 1994, the relocation of Northeast's administrative offices in 1995 and the continued streamlining of operations. Non-interest income is projected to decline by approximately 60% in 1995. Non-interest income for 1994 included gains recognized on the sales of the branch offices and the California residential loan portfolio. Northeast's non-interest income projection for 1995 includes gains on its available-for-sale investments comparable to those recorded in 1994, and, in addition, gains of approximately $2.7 million from the sale of certain assets.

     For 1996, an increase in net interest income combined with further reductions in non-interest expenses are projected to more than offset a reduction in non-interest income. Net interest income for 1996 is projected to increase between 25% and 40% from 1995 as the repricing of adjustable rate assets increases interest income. Non-interest expenses for 1996 are projected to decrease approximately 5% from 1995 due primarily to the realization of a full year's benefit of reduced occupancy costs associated with the relocation of Northeast's administrative offices. Non-interest income for 1996 is projected to decline by approximately 50% from 1995 based on an assumption of minimal gains in Northeast's available-for-sale investments.

     While the projected earnings reflect Northeast management's judgment regarding what stockholders can expect, there can be no assurance that earnings will be within the ranges predicted. In addition, the projections only relate to the periods indicated and should not be taken as an indication of anticipated earnings for any other period. The projections do not consider any effect that the Merger would have on Northeast's operations.

                              THE SPECIAL MEETING

GENERAL

     This Proxy Statement/Prospectus is being furnished to stockholders of Northeast Federal Corp. ("Northeast") in connection with the solicitation of proxies by the Board of Directors of Northeast (the "Northeast Board") for use at the special meeting of stockholders of Northeast and at any adjournments or postponements thereof (the "Special Meeting") to be held at The Hartford Club, 46 Prospect Street, Hartford, Connecticut, on March 17, 1995 at 10:00 a.m. At the Special Meeting, the stockholders of Northeast will be asked to approve and adopt the Agreement and Plan of Merger, dated as of June 11, 1994 (the "Merger Agreement"), by and between Shawmut National Corporation ("Shawmut") and Northeast. A copy of the Merger Agreement is attached as Annex A hereto. The Merger Agreement provides, among other things, that a wholly owned subsidiary of Shawmut ("Merger Sub") will merge (the "Merger") with and into Northeast with Northeast surviving as a wholly owned subsidiary of Shawmut and, except as described below, each share of common stock, par value $0.01 per share, of Northeast ("Northeast Common Stock") will be converted into and exchangeable for a number of shares (the "Exchange Ratio") of common stock, par value $.01 per share, of Shawmut ("Shawmut Common Stock") determined as follows:

          (i) if the Shawmut Common Stock Average Price (as defined in "THE MERGER -- Exchange Ratio" below) is greater than or equal to $26.235, the Exchange Ratio will be .415;

          (ii) if the Shawmut Common Stock Average Price is less than $26.235 but equal to or greater than $21.465, the Exchange Ratio will be (a) $10.875 divided by (b) the Shawmut Common Stock Average Price; or

          (iii) if the Shawmut Common Stock Average Price is less than $21.465, the Exchange Ratio will be .507; provided, however, that, as described below, under such circumstances Northeast has the right to, and represents to the Northeast stockholders that it will, terminate the Merger Agreement, subject to the right of Shawmut to avoid such termination by an increase in the Exchange Ratio.

     IF THE SHAWMUT COMMON STOCK AVERAGE PRICE IS LESS THAN $21.465, THE NORTHEAST BOARD HAS THE RIGHT TO, AND REPRESENTS TO THE NORTHEAST STOCKHOLDERS THAT IT WILL, TERMINATE THE MERGER AGREEMENT UNLESS SHAWMUT INCREASES THE EXCHANGE RATIO SO THAT THE SHARES OF SHAWMUT COMMON STOCK ISSUED IN EXCHANGE FOR EACH SHARE OF NORTHEAST COMMON STOCK HAVE A VALUE (VALUED AT THE SHAWMUT COMMON STOCK AVERAGE PRICE) OF $10.875.

     SHAWMUT'S PRESENT INTENTION IS NOT TO INCREASE THE EXCHANGE RATIO ABOVE .507; HOWEVER, NO FINAL DECISION WILL BE MADE UNTIL THE ACTUAL ESTABLISHMENT OF THE SHAWMUT COMMON STOCK AVERAGE PRICE.

     The Northeast Board believes the Merger Agreement is in the best interest of Northeast and its stockholders, and recommends its approval by Northeast stockholders. See "The Merger -- Northeast Background and Reasons."

RECORD DATE; VOTING; SOLICITATION AND REVOCATION OF PROXIES

     The Northeast Board has fixed the close of business on February 10, 1995 as the record date (the "Record Date") for the determination of those Northeast stockholders entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Only holders of record of Northeast Common Stock at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were shares of Northeast Common Stock outstanding, entitled to vote and held by
approximately      holders of record. On such date, there were an additional
      shares of Northeast Common Stock outstanding but not entitled to vote as a result of holders' failure to exchange certificates representing $2.25 Cumulative Convertible Preferred Stock, Series A (the "Convertible Preferred Stock") for certificates representing shares of Northeast Common Stock in connection with the conversion of the Convertible Preferred Stock. Each holder of record of shares of Northeast Common Stock on the Record Date and entitled to vote is entitled to cast one vote per share on the proposal to approve and adopt the Merger Agreement and on any other matter properly submitted for the vote of the Northeast stockholders at the Special Meeting. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Northeast Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum at the Special Meeting.

     The approval and adoption of the Merger Agreement by Northeast stockholders will require the affirmative vote of the holders of a majority of the outstanding shares of Northeast Common Stock entitled to vote thereon. As described in "THE MERGER -- Conditions to the Merger," such stockholder approval is a condition to consummation of the Merger. Under applicable Delaware law, in determining whether the Merger Agreement has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against the Merger Agreement.

     A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT.

     As of the Record Date, directors and executive officers of Northeast and
their affiliates beneficially owned      shares of Northeast Common Stock,
representing approximately      % of the shares of Northeast Common Stock
outstanding as of the Record Date. In addition, as of the Record Date, the Rhode Island Depositors Economic Protection Corporation ("DEPCO") beneficially owned 800,000 shares of Northeast Common Stock, representing approximately 5.6% of the outstanding shares of Northeast Common Stock. As of the Record Date, directors and executive officers of Shawmut and their affiliates beneficially owned
shares of Northeast Common Stock, representing approximately      % of the
outstanding shares of Northeast Common Stock. As of the Record Date,
subsidiaries of Shawmut held of record or in the name of nominees [     ] shares
of Northeast Common Stock in a fiduciary capacity, representing approximately
   % of the outstanding shares of Northeast Common Stock, as to [     ] of which
shares they had sole or shared voting authority. The directors, the four non-director executive officers of Northeast and DEPCO have indicated their intent to vote their shares of Northeast Common Stock for approval of the Merger Agreement.

     All shares of Northeast Common Stock that are entitled to be voted and are represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted at the Special Meeting, and any adjournments or postponements thereof, in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted FOR approval and adoption of the Merger Agreement and otherwise in the discretion of the proxy holders as to any other matter which may come before the Special Meeting or any adjournment or postponement thereof, including, among other things, a motion to adjourn or postpone the Special Meeting to another time and/or place for the purpose of soliciting additional proxies or otherwise; provided, however, that no proxy which is voted against the proposal to approve and adopt the Merger Agreement will be voted in favor of any such adjournment or postponement.

     If any other matters are properly presented at the Special Meeting for consideration, the persons named in the form of proxy enclosed herewith and acting thereunder will have discretionary authority to vote on such matters in accordance with their best judgment; provided, however, that such discretionary authority will only be exercised to the extent possible under applicable federal and state securities and corporation laws. Northeast does not have any knowledge of any matters to be presented at the Special Meeting other than the matters set forth above under "-- General."

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Northeast, at or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Northeast before the taking of the vote at the Special Meeting, or (iii) attending the Special Meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequently executed proxy should be sent so as to be delivered to Northeast Federal Corp., 50 State House Square, Hartford, Connecticut 06103, Attention: Secretary, or hand delivered to the Secretary of Northeast at or before the taking of the vote at the Special Meeting.

     Northeast will bear all expenses of this solicitation, except that the cost of printing and mailing this Proxy Statement/Prospectus will be borne equally by Northeast and Shawmut. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Northeast in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Northeast may retain a proxy soliciting firm to assist in such solicitation. The fee to be paid to any such firm is not expected to exceed $10,000 plus reasonable out-of-pocket costs and expenses. In addition, Northeast will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse such parties for their expenses in doing so.

     NORTHEAST STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                   THE MERGER

     The following information concerning the Merger, insofar as it relates to matters contained in the Merger Agreement, describes the material aspects of the Merger but does not purport to be a complete description and is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and attached hereto as Annex A. Northeast stockholders are urged to read the Merger Agreement carefully.

GENERAL

     Pursuant to the terms of the Merger Agreement, subject to the satisfaction or waiver (where permissible) of certain conditions, including, among other things, the receipt of all necessary regulatory approvals, the expiration of all waiting periods in respect thereof, and the approval of the Merger Agreement by the stockholders of Northeast, a wholly owned "shell" subsidiary of Shawmut will be merged with and into Northeast. As a result of the Merger, Northeast will become a wholly owned subsidiary of Shawmut and the stockholders of Northeast will become stockholders of Shawmut.

EXCHANGE RATIO

     At the Effective Time (as defined below), each issued and outstanding share of Northeast Common Stock, except for shares held directly or indirectly by Northeast or Shawmut or any of their respective subsidiaries (other than shares held by Shawmut or Northeast directly or indirectly in trust accounts, managed accounts and the like or otherwise in a fiduciary capacity that are beneficially owned by third parties ("Trust Account Shares") or in respect of a debt previously contracted ("DPC Shares")) will be converted into and exchangeable for a number of shares of Shawmut Common Stock equal to the Exchange Ratio determined as follows:

          (i) if the Shawmut Common Stock Average Price (as defined below) is greater than or equal to $26.235, the Exchange Ratio will be .415;

          (ii) if the Shawmut Common Stock Average Price is less than $26.235 but equal to or greater than $21.465, the Exchange Ratio will be (a) $10.875 divided by (b) the Shawmut Common Stock Average Price; or

          (iii) if the Shawmut Common Stock Average Price is less than $21.465, the Exchange Ratio will be .507; provided, however, that, as described below, under such circumstances Northeast has the right to, and represents to the Northeast stockholders that it will, terminate the Merger Agreement, subject to the right of Shawmut to avoid such termination by an increase in the Exchange Ratio.

     The Merger Agreement provides that if the Shawmut Common Stock Average Price is less than $21.465, Northeast has the right to, and the Northeast Board represents to the Northeast stockholders that it will, elect, by action of the Northeast Board, to terminate the Merger Agreement, whether before or after approval of the Merger Agreement by Northeast's stockholders, by giving written notice of such election to Shawmut at any time during the five-day period commencing with the Determination Date, unless Shawmut elects within three days of receiving such written notice to increase the Exchange Ratio such that the value of the Exchange Ratio will be equal to the quotient obtained by dividing (i) $10.875 by (ii) the Shawmut Common Stock Average Price. See
"-- Waiver and Amendment; Termination" below. As used in the Merger Agreement, "Shawmut Common Stock Average Price" means the average of the daily closing sales prices of Shawmut Common Stock as reported on the New York Stock Exchange ("NYSE") Composite Transactions reporting system (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Shawmut) for the 15 consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the trading day immediately prior to the Determination Date (as defined below). Under the terms of the Merger Agreement, cash will be paid in lieu of the issuance of fractional shares of Shawmut Common Stock. As used in the Merger Agreement, "Determination Date" means the date on which the last regulatory approval required to consummate the Merger has been obtained and all statutory waiting periods in respect thereof have expired. Such required regulatory approvals include all of the regulatory approvals necessary for both the Merger and the Bank Reorganization identified under "THE MERGER -- Regulatory Approvals Required for the Merger." See
"-- Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares" below. In addition, each share of Shawmut Common Stock issued in the Merger will include the corresponding rights attached thereto pursuant to Shawmut's Shareholder Rights Agreement (as defined below). See "DESCRIPTION OF SHAWMUT CAPITAL STOCK -- General" and " -- Rights Plan."

     Shawmut's present intention is not to increase the Exchange Ratio above .507; however, no final decision will be made until the actual establishment of the Shawmut Common Stock Average Price.

     The following table sets forth example Exchange Ratios at varying Shawmut Common Stock Average Prices. The Shawmut Common Stock Average Prices set forth below are for purposes of illustration only and are not intended to indicate any expectation or prediction as to the actual Shawmut Common Stock Average Price.

                                                                      VALUE (BASED ON
                                                                       SHAWMUT COMMON
                                                                    STOCK AVERAGE PRICE)
    SHAWMUT COMMON STOCK                                                PER SHARE OF
       AVERAGE PRICE                   EXCHANGE RATIO              NORTHEAST COMMON STOCK
    --------------------               --------------              ----------------------
     $26.235 or greater                     .415                     $10.875 or greater

      less than 26.235               greater than .415                    $10.875
      but equal to or                and less than .507
        greater than
          $21.465

     less than $21.465                      .507                     less than $10.875

     However, in the event that the Shawmut Common Stock Average Price is less than $21.465, the Northeast Board represents to the Northeast stockholders that it will elect to terminate the Merger Agreement. If the Shawmut Board elects to increase the Exchange Ratio to prevent such termination, the result would be as follows:

     less than $21.465               greater than .507                    $10.875

                                  [FIGURE 1]

     The Merger Agreement provides that, in the event Shawmut changes the number of shares of Shawmut Common Stock issued and outstanding between the date of the Merger Agreement and the Effective Time as a result of a stock split or combination, stock dividend or other similar distribution, the Exchange Ratio will be adjusted proportionately.

     The determination of the Exchange Ratio resulted from arms'-length negotiations between Northeast and Shawmut.

     In addition, at the Effective Time, each outstanding and unexercised option and warrant granted by Northeast to purchase shares of Northeast Common Stock will be converted into an option or warrant, as the case may be, to acquire the number of shares of Shawmut Common Stock equal to the product rounded to the nearest share, of the number of shares of Northeast Common Stock subject to such Northeast option or warrant, as the case may be, and the Exchange Ratio, at a price per share equal to the exercise price per share of Northeast Common Stock otherwise purchasable pursuant to such Northeast option or warrant, as the case may be, divided by the Exchange Ratio, rounded to the nearest cent.

BACKGROUND OF THE MERGER

     Since 1988, Northeast Savings and, following its formation, Northeast, have faced a series of challenges posed by changes in both the regulatory and economic environments in which they operate. In the regulatory environment, changes in capital standards subsequent to the passage of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") in August 1989 initially left Northeast Savings out of compliance with minimum capital standards primarily due to the exclusion of supervisory goodwill and preferred stock from the calculation of regulatory capital. The successful implementation of a capital plan in 1990, including the formation of Northeast as the savings and loan holding company of Northeast Savings, put Northeast Savings back into compliance with capital standards in July of 1990. The passage of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") in December 1991 had the effect of increasing minimum capital provisions. Northeast Savings met the increased standards and has been in continuous compliance with all minimum capital standards since July 1990. Since June 30, 1994 and through December 31, 1994, Northeast Savings has exceeded the standards for a well capitalized institution.

     In the economic environment, Northeast's market areas experienced severe recessions at the same time that stricter regulatory restraints were being imposed on Northeast. The economies of Connecticut, Massachusetts and New York began to contract in early 1989 and continued to contract through 1993. California entered a recession in 1990. Although the economies of these states have begun to grow in 1994, the severe contractions they experienced brought about job losses and depressed real estate markets and led to a significant increase in the level of non-performing assets for Northeast Savings. Total non-performing assets reached a peak of $196.0 million, or 4.92% of assets, at March 31, 1993. The actions Northeast took in response to such increase in non-performing assets included a series of sales of residential foreclosed properties and the sale of virtually the entire California loan portfolio, including non-performing loans. As a result, Northeast Savings has reduced total non-performing assets to $42.5 million, or 1.29% of total assets, at December 31, 1994.

     Northeast's earnings have been significantly impaired directly or indirectly as a result of changes in its regulatory and economic environment. Northeast recorded a net loss in three of its last six fiscal years, including the nine-month period ended December 31, 1992, when the Company changed its fiscal year end to December 31.

     The following table shows the net income or loss reported by Northeast in each of its last six fiscal years, including the nine-month period ended December 31, 1992, together with Northeast's net income (loss) per common share for such periods.

                            NORTHEAST FEDERAL CORP.
                               NET INCOME (LOSS)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                          NET INCOME     NET INCOME (LOSS)
                                                            (LOSS)       PER COMMON SHARE
                                                          ----------     -----------------
    Year ended:
      March 31, 1990....................................  $(107,136)         $ (20.27)
      March 31, 1991....................................     11,728              0.52
      March 31, 1992....................................      5,607             (0.51)

    Nine months ended:
      December 31, 1992.................................    (59,234)           (11.16)

    Year ended:
      December 31, 1993.................................    (14,139)            (1.75)
      December 31, 1994.................................     11,000              0.52

     A reduction in the value of supervisory goodwill of $109.4 million in the twelve months ended March 31, 1990 accounts for the loss of $107.1 million recorded in that period. A subsequent reduction of $56.6 million in the value of supervisory goodwill in the nine months ended December 31, 1992 contributed significantly towards the loss recorded in that period. These reductions in the value of supervisory goodwill were precipitated by several factors that had diminished the value of Northeast Savings' Connecticut and Massachusetts franchises, but were primarily caused by the adverse impact on the value of Northeast Savings' Connecticut and Massachusetts franchise rights by regulations promulgated by the Office of Thrift Supervision (the "OTS") pursuant to FIRREA and FDICIA.

     The economic environment also has adversely affected earnings since 1992. The direct and indirect costs associated with the high level of non-performing assets contributed to the loss for the nine months ended December 31, 1992 and resulted in the loss for the twelve months ended December 31, 1993. The provision for loan losses and the costs associated with real estate acquired by foreclosure were $26.0 million and $40.9 million, respectively, for the nine months ended December 31, 1992 and the twelve months ended December 31, 1993.

     In 1992, at the same time that Northeast announced it was reducing the value of its supervisory goodwill by $56.6 million, it also commented publicly on its policy regarding offers to invest in Northeast. Certain parties had made inquiries to Northeast regarding possible investments in or acquisitions of Northeast and had conducted private evaluations. Northeast had no offer under consideration at that time. Northeast indicated that its policy was to meet with any responsible party who expressed an interest in Northeast and to evaluate from the standpoint of the best interest of Northeast and its stockholders any offer it received. This policy was based on the position that Northeast had maintained since 1988 that it is inconsistent with maximizing stockholder value to be unwilling to consider bona fide merger or acquisition proposals from potential acquirors. Although Northeast continued to receive indications of interest from time to time from other financial institutions, no offers for a merger or acquisition were made prior to 1994.

     In response to the inquiries made in 1992 regarding possible investments in or acquisitions of Northeast and in anticipation of increased interest in the acquisition of Northeast as a result of the virtual elimination of supervisory goodwill, the anticipated recovery of the New England economy and the improved financial condition of most of the region's largest banks, Northeast entered into an agreement with Lehman Brothers Inc. ("Lehman Brothers") in 1992 for financial advisory services, including but not limited to advising Northeast on offers received from potential acquirors. This agreement was renewed in 1993.

     In the last quarter of 1993, Northeast reassessed its business plan, including the markets in which it was operating. In order to reduce Northeast's non-performing assets and to focus its business activities in its core markets, Northeast implemented steps to reduce its exposure to the California real estate market and to sell its branches located outside its key markets. In November 1993, Northeast securitized $337 million of California residential mortgages, thereby eliminating the credit risk on those loans. In February 1994, Northeast closed its loan origination offices in California and Colorado; and in March 1994, Northeast sold $876.1 million of single-family residential loans, 93% of which were secured by California properties. Included in the sale were $40.5 million of non-performing California loans. In April and May 1994, Northeast sold $33.1 million of real estate acquired by foreclosure, all of which was located in California.

     In order to focus Northeast Savings' retail deposit franchise in those markets which Northeast had identified as its key markets, Northeast implemented a plan to sell Northeast Savings branches in eastern Massachusetts, Rhode Island, and California. In February 1994, Northeast Savings signed an agreement to sell five branches in eastern Massachusetts and five branches in Rhode Island to Shawmut. At that time, Shawmut indicated to Northeast that it was not interested in a transaction involving its acquisition of Northeast. In March 1994, Northeast Savings signed an agreement to sell its California branches to Home Savings of America and an agreement to sell its remaining branch in eastern Massachusetts to The Sandwich Co-operative Bank. As a result of the consummation of these sales, 32 of Northeast Savings' 33 branches are now located in its four key market areas of the capital district of New York, and the Hartford, Springfield, and Worcester metropolitan areas.

     Concurrent with these activities, and pursuant to the financial advisory agreement referenced above, during the period from September 1993 through February 1994, Lehman Brothers identified with Northeast and contacted twelve institutions that might have been interested in acquiring Northeast. Six of those institutions, including Shawmut, expressed general interest, signed confidentiality agreements and conducted at least preliminary due diligence.

     On February 14, 1994, the Northeast Board met to review three possible alternatives for realizing increased shareholder value. The three alternatives were continuing as an independent institution, selling selected deposit franchises or combining with another financial institution by merger or acquisition. The Northeast Board also considered on that date two proposals received in response to the solicitation efforts described above. One verbal proposal related to an acquisition by a bank holding company headquartered in New York state. The terms of the proposed acquisition were that Northeast shareholders would receive $8.00 in cash for each share of Northeast Common Stock. The proposal was contingent upon the completion of a satisfactory due diligence review, the negotiation and execution of a definitive agreement and regulatory and shareholder approvals. The other proposal related to the acquisition of a portion of Northeast Savings' retail franchise and was evaluated to have a value, together with the value of the remaining retail franchise, of less than the current agreement with Shawmut or the other proposal considered at the same time. The Northeast Board rejected both proposals as not in the best interest of stockholders and inadequate when compared to the value to be achieved by remaining an independent institution.

     In April 1994, the Northeast Board reviewed Northeast's three-year business plan for 1994 through 1996, which plan incorporated the effects of the initiatives to reduce non-performing assets and to focus its market franchise discussed above. In light of the significant improvement in financial performance projected in this business plan, Northeast departed from past practice and announced at its annual meeting on May 20, 1994 that it expected net earnings for 1994 to be in the range of approximately $9 million to $11 million, or $0.40 to $0.50 per share, and net earnings for 1995 to be in the range of $16 million to $19 million, or $0.80 to $1.00 per share. The improvement in net income reflected in the projected earnings were expected to come from: (i) a reduction in credit costs due to the reduction in non-performing assets and credit risk exposure to the California economy; (ii) a reduction in general and administrative expenses due to the relocation of corporate headquarters from Hartford to Farmington in 1995 and the sale of the branches in eastern Massachusetts, Rhode Island and California; and (iii) an increase in net interest margin, primarily due to the reduction in non-performing assets. Net income for the year ended December 31, 1994 was in line with the expectations of the three-year business plan. Those projections reflected Northeast management's judgment regarding what stockholders could expect from the continued independent operation of Northeast. The projections assumed the national economy would continue to grow moderately and that the regional economies in the market areas to be focused upon by Northeast would begin to recover in 1994, but at a slower pace than the national economy, and that interest rates would remain relatively stable compared to then current levels. See "RECENT DEVELOPMENTS -- Northeast."

     Subsequent to the steps taken in the first quarter of 1994 to reduce non-performing assets and to sell branches outside Northeast's key markets, three financial institutions, including one which had made a previous proposal, contacted Northeast expressing interest in a possible business combination. Shawmut was one of these three other institutions. Proposals were received from Shawmut and one other institution. The third institution declined to submit a proposal. The proposal from the other institution was from a bank holding company based in New York state which was not the same company whose proposal was rejected in February. This proposal was for the acquisition of Northeast for $9.125 in cash for each share of Northeast Common Stock. The proposal was contingent upon the completion of a satisfactory due diligence review, the negotiation and execution of a definitive agreement and regulatory and shareholder approvals. In May 1994, the Northeast Board considered the proposals made by Shawmut and the other institution and rejected both proposals as not being in the best interests of Northeast's stockholders in view of the value to be achieved by continuing as an independent institution and proceeding with the business plan. At the direction of the Northeast Board, management indicated to Shawmut and the other institution that further discussions and exchange of information would proceed only if their proposals could be increased in value.

     Additional discussions and exchanges of information continued with representatives of Shawmut through the beginning of June. On June 5th, a representative of Shawmut made an oral proposal for the acquisition of Northeast. At a special meeting on June 6, 1994, the Northeast Board determined that such proposal was not acceptable, but authorized continued discussions with Shawmut regarding the terms and conditions of a merger agreement. Such discussions culminated in the Merger Agreement.

     At a special meeting on June 11, 1994, the Northeast Board met to consider the Merger Agreement, including a detailed review of its terms. Copies of the Merger Agreement had previously been furnished to the board members. In addition, in the course of the Northeast Board's consideration of the Merger Agreement, it discussed various financial and other considerations, including the high degree of uncertainty of recovery and possible magnitude thereof by Northeast Savings under its goodwill litigation (see "Special Considerations -- Litigation"). It was the judgment of the Northeast Board that it should continue to act in what it perceived as the best interests of Northeast and its stockholders based on the financial prospects of Northeast without regard to the uncertain and remote in time prospects for any recovery on the litigation. Also, by receiving stock in Shawmut, Northeast's stockholders could continue to share in the litigation prospects to the extent Shawmut continues the litigation, along with all the business prospects of the combined entities, albeit on a substantially diluted basis in terms of their ownership percentage of Shawmut compared to their ownership of Northeast.

     The Northeast Board reviewed the business and financial prospects of Northeast and received a presentation by Lehman Brothers regarding efforts undertaken to identify possible acquirors, the terms of the Shawmut Proposal compared to recent acquisitions and pending acquisitions, the business and financial prospects of Shawmut and trading market information pertaining to both Northeast and Shawmut common stock. The Northeast Board also received and reviewed the written opinion of Lehman Brothers that the consideration was fair from a financial point of view. See "-- Opinion of Financial Advisor." Following the review of all materials, the Northeast Board approved the Merger Agreement and the transactions contemplated thereby. Northeast believes that the consideration to be received by its stockholders pursuant to the Merger Agreement has not been affected by the prior branch sale transaction with Shawmut.

NORTHEAST'S REASONS FOR THE MERGER

     In the course of reaching its conclusion to approve the Merger and the Merger Agreement, the Northeast Board considered numerous factors. The Northeast Board did not assign any relative or specific weights to the factors considered. The material factors considered by the Northeast Board were as follows:

          (i) The Northeast Board's familiarity with and review of Northeast's business, current and prospective operations and financial condition, including its capital position, asset quality and future growth prospects were it to remain independent;

          (ii) The recessionary economic conditions, weak real estate markets and relatively limited growth prospects in the markets in which Northeast operates, the continuing trend toward consolidation within the banking industry and the fact that a business combination with a significantly larger bank holding company such as Shawmut could provide Northeast's stockholders with substantial competitive advantages, including cost savings through the integration of overlapping operations and support functions, improved access to capital and funding, greater diversity in product offerings and the ability to spread costs of new products, services and research and development over a wider customer base;

          (iii) The presentations of Northeast's financial advisor, Lehman Brothers, as to selected financial and stock market data concerning Shawmut, Northeast and other publicly held bank holding companies, certain financial analyses of the terms of the Merger and a comparison to the terms of other recent business combinations involving bank holding companies, and the opinion rendered by Lehman Brothers to the effect that consideration equal to converting each share of Northeast Common Stock into the right to receive the number of shares of Shawmut Common Stock determined by dividing $10.875 by the Shawmut Common Stock Average Price was fair, from a financial point of view, to the holders of Northeast Common Stock as further described under "Opinion of Financial Advisor";

          (iv) The consideration (based on an assumed consideration of $10.875 of Shawmut Common Stock per share of Northeast Common Stock) in relation to the then market price and book value of Northeast Common Stock, and the past and projected earnings of Northeast;

          (v) Reports by management and Lehman Brothers as to discussions with other parties which had been contacted concerning the possibility of a business combination with Northeast, and the fact that the Shawmut Proposal was a firm offer representing greater value to Northeast's shareholders in terms of premium over current market prices and on a long-term basis than any other proposal received by Northeast during its discussions with other financial institution holding companies, as described in greater detail above under "Background of the Merger";

          (vi) The current and historical market prices and liquidity of and dividends on Northeast Common Stock and Shawmut Common Stock, the fact that Shawmut currently pays dividends on Shawmut Common Stock (equivalent to $0.36 per share of Northeast Common Stock based on an assumed Exchange Ratio of .456 based on the average closing price of $23.85 for Shawmut Common Stock over the five days prior to the execution of the Merger Agreement and Shawmut's current dividend policy) in comparison to Northeast, which had declared no dividends on Northeast Common Stock since 1989, and which is not expected to pay dividends in the foreseeable future (see "Summary -- Selected Comparative Per Share Data" for certain historical and pro forma data regarding dividends on Northeast Common Stock and Shawmut Common Stock);

          (vii) The business, results of operations, prospects and financial condition of Shawmut, the future growth prospects, including deposit, loan and earnings growth prospects, of Shawmut and Northeast following the Merger and separately, the potential synergies and cost savings expected to be realized from the Merger and the resources to be obtained from combining Northeast with Shawmut;

          (viii) The fact that the Merger would provide holders of Northeast Common Stock with the opportunity to receive a premium over current market prices for their shares on a tax-free basis while at the same time enabling them to participate in the expanded opportunities for growth made possible by the Merger; and

          (ix) The impact generally of the Merger on the employees, depositors and customers of Northeast and the communities in which Northeast operates.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF NORTHEAST

     THE BOARD OF DIRECTORS OF NORTHEAST BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF THE STOCKHOLDERS OF NORTHEAST ASSUMING THAT THE SHAWMUT COMMON STOCK AVERAGE PRICE IS AT LEAST $21.465, AND, ACCORDINGLY, RECOMMENDS THAT HOLDERS OF NORTHEAST COMMON STOCK VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

     THE NORTHEAST BOARD REPRESENTS TO THE NORTHEAST STOCKHOLDERS THAT IT SHALL TERMINATE THE MERGER AGREEMENT IF THE SHAWMUT COMMON STOCK AVERAGE PRICE IS LESS THAN $21.465.

SHAWMUT'S REASONS FOR THE MERGER

     In reaching its determination to enter into the Merger Agreement, the Board of Directors of Shawmut (the "Shawmut Board") considered a number of factors, including the following: (i) the Shawmut Board's familiarity with and review of Shawmut's business, operations, financial condition, earnings and prospects;
(ii) the Shawmut Board's review, based in part on a presentation by Shawmut management regarding its due diligence on Northeast, of the business, operations, earnings and financial condition of Northeast on an historical, prospective and pro forma basis, and the enhanced opportunities for growth that the Merger makes possible; (iii) a variety of factors affecting and relating to the overall strategic focus of Shawmut including, without limitation, opportunities for growth in deposits, assets and earnings, and opportunities available to Shawmut in the market areas where Northeast conducts business; (iv) the current and prospective economic environment facing financial institutions, including Shawmut; (v) the terms of the Merger Agreement and the other documents executed in connection with the Merger; and (vi) the anticipated revenue enhancement, cost savings and efficiencies available from the Merger. The Shawmut Board did not assign any specific or relative weight to the factors in its consideration.

     IF THE NORTHEAST BOARD EXERCISES ITS RIGHT TO TERMINATE THE MERGER AGREEMENT IN THE EVENT THE SHAWMUT COMMON STOCK AVERAGE PRICE IS LESS THAN $21.465, SHAWMUT'S PRESENT INTENTION IS NOT TO INCREASE THE EXCHANGE RATIO ABOVE .507; HOWEVER, NO FINAL DECISION WILL BE MADE UNTIL THE ACTUAL ESTABLISHMENT OF THE SHAWMUT COMMON STOCK AVERAGE PRICE.

OPINION OF NORTHEAST'S FINANCIAL ADVISOR

     The Northeast Board retained the investment banking firm of Lehman Brothers to act as its financial advisor as it relates to the Merger and to render its opinion with respect to the fairness, from a financial point of view, to Northeast's stockholders of the consideration to be received in the Merger. At the meeting of the Northeast Board on June 11, 1994, in connection with the Northeast Board's consideration of the Merger, Lehman Brothers made a presentation to the Northeast Board with respect to the Merger and delivered its written opinion stating that, on and as of the date of such opinion and based upon and subject to the assumptions, factors and limitations set forth in such opinion and described below, consideration equal to converting each share of Northeast Common Stock into the right to receive the number of shares of Shawmut Common Stock determined by dividing $10.875 by the Shawmut Common Stock Average Price is fair to holders of Northeast Common Stock from a financial point of view. This was confirmed by Lehman Brothers in its updated opinion, dated the date hereof, which is substantially identical to the opinion of Lehman Brothers delivered to the Northeast Board on June 11, 1994. The full text of the written opinion of Lehman Brothers, dated as of the date hereof, sets forth assumptions made, factors considered and limitations on the review undertaken by Lehman Brothers, is included as Annex B to this Proxy Statement/Prospectus. Northeast stockholders are urged to read such opinion carefully and in its entirety.

     No limitations were imposed by Northeast on the scope of Lehman Brothers' investigation or the procedures followed by Lehman Brothers in rendering its opinion. Lehman Brothers was not requested to and did not make any recommendation to the Northeast Board as to the form or amount of the consideration to be paid to stockholders of Northeast in the Merger, which was determined through arms'-length negotiations among the parties and their respective financial advisors. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to Northeast, but made its determination as to the fairness, from a financial point of view, of the consideration to be offered in the Merger on the basis of the financial and comparative analyses described below. Lehman Brothers' opinion is directed to the Northeast Board only and does not constitute a recommendation to any Northeast stockholder as to how such stockholder should vote at the Special Meeting. Lehman Brothers was not requested to opine as to, and its opinion does not in any manner address, Northeast's underlying business decision to proceed with or effect the Merger.

     In arriving at its opinion, Lehman Brothers reviewed and analyzed: (i) the Merger Agreement; (ii) the Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994, the Form 10-K for the year ended December 31, 1993, and the year end 1994 press releases for both Northeast and Shawmut and such other publicly available information concerning Northeast and Shawmut which Lehman Brothers believed to be relevant to its inquiry; (iii) financial and operating information with respect to the business, operations and prospects of Northeast and Shawmut furnished to it by Northeast and Shawmut; (iv) market valuation and price performance of Northeast Common Stock and the common stock of other northeastern thrifts and other thrifts which Lehman Brothers deemed relevant; (v) a comparison of the historical financial results and present financial condition of Northeast with those of other northeastern thrifts and other thrifts which Lehman Brothers deemed relevant; (vi) market valuation and price performance of Shawmut Common Stock and the common stock of other super-regional banking companies which Lehman Brothers deemed relevant; (vii) a comparison of the historical financial results and present financial condition of Shawmut with those of other super-regional banking companies which Lehman Brothers deemed relevant; and (viii) a comparison of the financial terms of the Merger with the terms of certain other recent transactions which Lehman Brothers deemed relevant. Lehman Brothers also considered the results of its efforts (undertaken in conjunction with Northeast) to solicit proposals from third parties with respect to a purchase of Northeast and reviewed such proposals. In addition, Lehman Brothers had discussions with the managements of Northeast and Shawmut concerning their respective businesses, operations, assets, financial conditions and prospects and undertook such other studies, analyses and investigations it deemed appropriate.

     In connection with its review, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it in arriving at its opinion without assuming any responsibility for the independent verification of such information and further relied upon the assurances of the managements of Northeast and Shawmut that they were not aware of any facts that would make such information inaccurate or misleading. With respect to the financial projections of Northeast, upon advice of Northeast, Lehman Brothers assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Northeast, as to the future financial performance of Northeast, and Lehman Brothers relied upon such projections in arriving at its opinion. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of Northeast or Shawmut and did not make nor obtain any evaluations or appraisals of the assets or liabilities of Northeast or Shawmut. In addition, in arriving at its opinion, Lehman Brothers did not consider the potential effects to Northeast of pending litigation. Lehman Brothers has assumed that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and therefore as a tax-free transaction. Lehman Brothers' opinion was necessarily based upon market, economic, regulatory and other conditions as they existed on, and can be evaluated as of, the date of its letter.

     The following paragraphs summarize certain of the financial and comparative analyses performed by Lehman Brothers in arriving at its opinion as to the fairness, from a financial point of view, of the consideration to be offered to Northeast's Stockholders in the Merger. Lehman Brothers presented certain of these analyses to the Northeast Board on June 11, 1994 and updated these analyses in connection with the rendering of its written opinion dated as of the date hereof. The following does not purport to be a complete description of the analyses performed, or the matters considered, by Lehman Brothers in arriving at its opinion.

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its fairness opinion, Lehman Brothers did not attribute any particular weight to any analysis, or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion or portions of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its fairness opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Northeast's and Shawmut's control. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or value, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     Purchase Price Analysis. The closing price of Shawmut Common Stock on June 10, 1994, was $24.00 and the average of the closing prices of Shawmut Common Stock for the 5-day period ended June 10, 1994, was $23.85. The shares of Shawmut Common Stock to be received by the holders of Northeast Common Stock based on the average of the closing prices of Shawmut Common Stock for the 5-day period ended June 10, 1994, was 0.456. The consideration (based on such average closing price) implied a premium to be received by holders of Northeast Common Stock of 7.4% over the closing price of Northeast Common Stock on June 10, 1994, which was $10.125. In addition, the consideration (based on such average closing price), reflecting a value of $10.875, represented a 30% and 39% premium over the average of the closing prices of Northeast's Common Stock for the 30-day period and 60-day period ended June 10, 1994, which were $8.363 and $7.835, respectively. For the period beginning January 1, 1994 and ending June 10, 1994, such value of $10.875 represented a 65% premium over the average closing price of $6.582 for the period.

     Comparable Company Analysis. Using publicly available information, Lehman Brothers compared the financial performance and stock market valuation of Northeast with the following twelve selected thrifts and thrift holding companies (the "Comparable Group") deemed relevant by Lehman Brothers: Anchor Bancorp, Inc., ALBANK Financial Corporation, Astoria Financial Corporation, Collective Bancorp, Inc., Centerbank, Dime Bancorp, Inc., Fidelity New York, F.S.B., The Greater New York Savings Bank, Peoples Heritage Financial Group, Inc., The Rochester Community Savings Bank, Sovereign Bancorp, Inc. and Webster Financial Corporation. Indications of such financial performance and stock market valuation included profitability (a median return on average assets and return on average equity for the twelve month period ended March 31, 1994 of 0.64% and 10.31%, respectively, for the Comparable Group and negative values for Northeast); the ratio of tangible equity to tangible assets (a median of 5.9% for the Comparable Group and 3.6% for Northeast); the ratio of non-performing assets to total loans and foreclosed real estate (a median of 4.1% for the Comparable Group and 8.6% for Northeast); and price-to-book ratios (a median of 1.00x for the Comparable Group and 1.51x for Northeast). These ratios are based on public financial statement information as of March 31, 1994, and closing stock market prices on June 10, 1994. Because of the inherent differences between the operations of Northeast and the selected comparable companies, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the results of the quantitative analysis and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics of Northeast and the selected companies. These qualitative judgments included Lehman Brothers' views as to business conditions and prospects in the various markets in which these selected companies operate and business mix, sources of revenue, risk profile and prospects for these selected companies. Although Lehman Brothers did not attribute any particular weight to any such factor, such qualitative factors as a whole influenced the significance and relevance placed on the comparison between Northeast and each of the comparable companies.

     Discounted Cash Flow Analysis. Lehman Brothers discounted an estimated terminal value of Northeast Common Stock, using a range of discount rates from 12% to 18%, which were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of Northeast Common Stock. Lehman Brothers derived an estimate of a range of terminal values by applying multiples ranging from 8 to 12 times projected 1996 net income. These multiples were derived to reflect appropriate trading multiples for thrift stocks. In connection with this analysis, Northeast management provided Lehman Brothers with net income, book value and dividend payment projections (including projections regarding no resumption of common stock dividend payments in the foreseeable future). This analysis, and its underlying assumptions, yielded a range of values for Northeast Common Stock from $6.50 to approximately $10.82 per share.

     Comparable Transaction Analysis. Using publicly available information, Lehman Brothers reviewed certain terms, and financial characteristics of, and book value and historical earnings multiples, as well as core deposit premiums, applicable to, fourteen banking or thrift merger and acquisition transactions ("Comparable Transactions Group") publicly announced in the period 1992 through June 10, 1994, which Lehman Brothers deemed to be comparable to the present transaction. The Comparable Transactions Group considered by Lehman Brothers in its analysis consists of the following transactions (identified by acquiror/acquiree): Sovereign Bancorp, Inc./Shadow Lawn Savings Bank; Anchor Bank FSB/Lincoln Savings Bank, FSB; Summit Bancorporation/Crestmont Financial Corp.; First Fidelity Bancorporation/First Inter-Bancorp Inc.; Shawmut/Gateway Financial Corporation; Citizens Financial Group, Inc./Neworld Bancorp, Inc.; First Fidelity Bancorporation/Greenwich Financial Corporation; First Fidelity Bancorporation/Peoples Westchester Savings Bank; Citizens Financial Group, Inc./The Boston Five Bancorp, Inc.; Shawmut/New Dartmouth Bank; First Fidelity Bancorporation/Village Financial Services, Ltd.; Collective Bancorp, Inc./Montclair Bancorp, Inc.; Bank of Boston Corporation/Society for Savings Bancorp, Inc.; and Sovereign Bancorp, Inc./Harmonia Bancorp, Inc. Lehman Brothers calculated price-to-book ratios, price-to-last-twelve-months ("LTM") earnings ratios and core deposit premiums for the Comparable Transactions Group. The high, median and low values for these transactions were 1.7x, 1.3x and 0.7x price-to-book, 16.8x, 13.0x and "not meaningful" price-to-LTM earnings, and 5.9%, 3.3% and (1.4)% core deposit premiums. By comparison, the values for the Merger were 1.6x price-to-book, "not meaningful" price-to-LTM-earnings, and 3.2% core deposit premium. Because the reasons for and circumstances surrounding each of the transactions analyzed were so diverse and because of the inherent differences between the operations of Northeast, Shawmut and the selected companies, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis and accordingly also made qualitative judgments concerning differences between the characteristics of these transactions and the Merger which would affect the acquisition value of the acquired companies and Northeast. These qualitative judgments included Lehman Brothers' views as to the universe of potential buyers in each of these transactions, their potential level of interest in an acquisition of these companies and the ability of the acquirors to implement cost savings at and business synergies with the acquired companies and, in addition, Lehman Brothers' views as to the business conditions and prospects in various markets in which these acquired companies operate and business mix, sources of revenue, risk profile and prospects for these acquired companies. Although Lehman Brothers did not attribute any particular weight to any such factor, such qualitative factors as a whole influenced the significance and relevance placed on the comparison between Northeast and each of the comparable transactions.

     Historical Stock Price Analysis. Lehman Brothers reviewed the historical performance of Northeast Common Stock from June 3, 1989, through June 8, 1994; the closing price of Northeast Common Stock did not exceed $10.125 through the end of this period. Lehman Brothers also compared the price performance of Northeast Common Stock with the performance of a nationwide index of stocks of thrifts (prepared by Lehman Brothers) and an index of stocks of the Comparable Group during this period. Lehman Brothers compared the price performance of Northeast Common Stock with the consideration to be received by holders of Northeast Common Stock in the Merger.

     Financial Review of Shawmut. Lehman Brothers reviewed the historical price performance of Shawmut Common Stock from June 2, 1989 through June 7, 1994 and compared such performance with that of a nationwide index of stocks of regional banking companies. Lehman Brothers compared the financial performance, dividend policy, historical and future estimated price/earnings ratios and price-to-book ratios of Shawmut to nine banking companies ("Shawmut Group"): Bank of Boston Corporation, The Bank of New York Company, Inc., BayBanks, Inc., CoreStates Financial Corp, First Empire State Corporation, First Fidelity Bancorporation, Fleet Financial Group, Inc., Mellon Bank Corporation and Midlantic Corporation. The historical price/earnings ratio was a median of 10.1x for the Shawmut Group and 7.2x for Shawmut. The price-to-book ratio was a median of 1.51x for the Shawmut Group and 1.39x for Shawmut. These ratios are based on public financial statement information as of March 31, 1994 and closing stock market prices on June 9, 1994.

     Pro Forma Merger Analysis. Lehman Brothers estimated the impact of the Merger on Shawmut's projected earnings per share and book value per share for 1995 and the following three years. In connection with this analysis, management of Northeast and Shawmut provided Lehman Brothers with information with regard to expected future earnings. Based on such information, the terms of the present transaction, assuming a Shawmut Common Stock Average Price of $23.85 and, accordingly, an Exchange Ratio of 0.456 and consideration of $10.875 per share of Northeast Common Stock, and Lehman Brothers' judgment, Lehman Brothers concluded that the Merger would be slightly dilutive to earnings per share of Shawmut's Common Stock in 1995 and accretive thereafter.

     In rendering its opinion, Lehman Brothers also considered the financial terms of the other proposals received by Northeast as described above (see "THE MERGER -- Background of the Merger"), compared such terms to the consideration and applied certain of the analyses described above to such proposals. This comparison and analysis supported Lehman Brothers' opinion that from a financial point of view consideration equal to converting each share of Northeast Common Stock into the right to receive the number of shares of Shawmut Common Stock determined by dividing $10.875 by the Shawmut Common Stock Average Price is fair to the holders of Northeast Common Stock.

     In arriving at its updated opinion, Lehman Brothers considered market, economic and other conditions as they existed on the date of the updated opinion. Although changes in such conditions since the date of Lehman Brothers' initial opinion affected certain of the above-described financial and comparative analyses performed by Lehman Brothers, Lehman Brothers was still of the opinion that, as of the date of the updated opinion, consideration equal to converting each share of Northeast Common Stock into the right to receive the number of shares of Shawmut Common Stock determined by dividing $10.875 by the Shawmut Common Stock Average Price is fair, from a financial point of view, to the holders of Northeast Common Stock.

     Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, Lehman Brothers is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, including thrift and bank holding company acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Northeast Board selected Lehman Brothers because of its expertise, its reputation and its familiarity with Northeast and the thrift and commercial banking industries in general.

     As compensation for its services in connection with the Merger, Northeast has (A) paid Lehman Brothers a retainer fee of $25,000 in 1993 and (B) agreed to pay (i) a fee of $150,000 for its rendering a written opinion to the Northeast Board and (ii) a fee payable upon consummation of the Merger based on the aggregate value of Shawmut Common Stock received by Northeast stockholders as determined at that time. Assuming the Shawmut Common Stock price is $21.465, the fee payable upon consummation of the Merger would total approximately $1.7 million. In addition, Northeast has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the Merger and to indemnify Lehman Brothers against certain liabilities, including liabilities that may arise under the federal securities laws.

     Lehman Brothers has acted as financial advisor to Northeast in connection with the Merger. In the ordinary course of its business, Lehman Brothers actively trades in the debt and equity securities of Northeast for its own account and for the accounts of others and, accordingly, may at any time hold a long or short position in such securities.

SPECIAL CONSIDERATIONS -- LITIGATION

     On December 9, 1989, Northeast Savings filed suit in the United States District Court for the District of Columbia claiming that the government has breached its contract with Northeast Savings as well as violated Northeast Savings' constitutional rights as a result of the denial of core capital treatment to supervisory goodwill acquired by Northeast Savings as a result of its 1982 acquisitions from the Federal Savings and Loan Insurance Corporation ("FSLIC") of three insolvent thrifts. The district court dismissed this action on July 16, 1991 for lack of jurisdiction and indicated that proper jurisdiction lay in an action for money damages in the United States Claims Court. (The name of the United States Claims Court subsequently was changed to the United States Court of Federal Claims, such court hereinafter is referred to as the "Claims Court.") Northeast Savings appealed this ruling to the United States Court of Appeals for the District of Columbia Circuit (the "Court of Appeals for D.C."), and then on July 8, 1992, filed a motion to voluntarily dismiss its appeal. On July 9, 1992, the Court of Appeals for D.C. granted this motion to dismiss. Northeast Savings then filed its claim for damages in the Claims Court on August 12, 1992. This action is still pending. The Claims Court has indicated that it is deferring action on the Northeast Savings case, as well as on over 30 other supervisory goodwill cases pending before the Claims Court, until three cases (the "Test Cases"), currently on appeal to the United States Court of Appeals for the Federal Circuit ("Federal Circuit Court of Appeals"), are finally ruled upon. In the Test Cases, including Winstar v. United States, the government has vigorously defended itself. Among other things, the government has contended that the "supervisory goodwill" that was created in connection with the resolution by the Federal Home Loan Bank Board (the "Bank Board"), which was the predecessor agency to the OTS, of supervisory problems existed "under the Bank Board's regulatory function and represents a statement of compliance with then-existing statutory and regulatory requirements which requirements, however, were subject to change." Thus, the government contends that Congress was entitled to override the existing regulatory requirements which recognized supervisory goodwill by new legislation directed at the general public welfare. The government then contends that it cannot be obligated to measure regulatory capital in a manner inconsistent with what Congress has mandated under FIRREA, and therefore, it is absolved of any and all contract liability based on the elimination of supervisory goodwill under the "Sovereign Acts Doctrine." In support of its arguments, the government cites, among other things, the 1992 holding of the Court of Appeals for D.C. in Transohio Savings Bank v. Director ("Transohio") in rejecting the attempt of a savings institution to obtain injunctive relief against the application of the FIRREA capital standards.

     In each of the Test Cases, the Claims Court determined that plaintiffs had contracts with the United States governing long-term regulatory treatment of goodwill, and that those contracts had been breached by FIRREA's new restrictions on use of goodwill to meet statutory capital mandates. The Claims Court consolidated its rulings in the Test Cases for immediate interlocutory appeal. On May 25, 1993, a divided panel of the Federal Circuit Court of Appeals reversed the Claims Court's finding that the government was liable for breach of contract in the Test Cases. The Federal Circuit Court of Appeals, among other things, based its decision on its conclusion that "... the plaintiffs had no contract right to have the goodwill generated by their acquisitions treated as regulatory capital." According to the Federal Circuit Court of Appeals, "[a]ll of the subject contracts left the Bank Board (and OTS) free to regulate in accordance with subsequent acts of Congress, specifically FIRREA. Thus, there was no contractual promise by the government which could be breached."

     Approximately one and one-half months later, on July 7, 1993, in Hughes Communications Galaxy, Inc. v. United States ("Hughes") a different panel of the Federal Circuit Court of Appeals issued what has generally been interpreted as an opposite ruling from that given in the Test Cases on another government breach of contract dispute. In Hughes, which was not a case involving depository institutions, the Federal Circuit Court of Appeals determined that there was a breach of contract by the government, and in doing so, apparently rejected some of the same arguments advanced by the government and accepted by the Federal Circuit Court of Appeals in the test cases. Although the government in Hughes petitioned the Federal Circuit Court of Appeals for a rehearing and an en banc hearing, on October 26, 1993, both were denied. The Federal Circuit Court of Appeals, however, did vacate the panel decision in the Test Cases, which decision was in favor of the government's position, and ordered an en banc hearing. Briefing for that hearing has been completed and oral arguments took place in February 1994. No decision on such rehearing has been rendered by the Federal Circuit Court of Appeals at this time. Recently, a panel of the Court of Appeals for D.C. issued a clarification of its Transohio decision indicating that its analysis was solely directed at an action for injunctive relief and did not address the merits of a claim for money damages in the Claims Court.

     Another supervisory goodwill case, Resolution Trust Corporation v. FSLIC (the "Resolution Trust Corporation"), was recently decided by the Court of Appeals of the 10th Circuit (the "10th Circuit Court of Appeals") in favor of the purchasers of Security Federal from the FSLIC, whose purchase was made prior to FIRREA. Pursuant to an arrangement with the FSLIC, the purchasers infused $6 million into Security Federal, an insolvent institution, and thereby saved the FSLIC the cost of liquidating Security Federal. Even with such capital infusion, were it not for the treatment of supervisory goodwill as capital, Security Federal would have remained significantly under-capitalized at the time, and thereby would have had to have been liquidated by the FSLIC.

     As a result of the restriction on the use of supervisory goodwill as capital pursuant to FIRREA and resulting OTS regulations, the OTS determined that Security Federal was insolvent and in February 1990 ordered the purchasers to infuse additional capital into it. In March of 1990, the purchasers notified the OTS that they were rescinding the agreement to acquire the institution, tendered their stock to the OTS, and requested the return of their capital contribution. The OTS refused the tender, and the purchasers filed suit seeking rescission and restitution for breach of contract. In Resolution Trust Corporation, the FDIC and the OTS appealed a district court's summary judgment ruling in favor of the purchasers for breach of contract, holding that the treatment of goodwill as regulatory capital was an express term of the overall contractual agreement. The 10th Circuit Court of Appeals affirmed the lower court's ruling and stated that "[b]ecause the Agencies breached their agreement to treat supervisory goodwill...as assets for regulatory purposes, we [the Court] agree that the investors [i.e., purchasers] properly rescinded the agreement and thus are entitled to restitution."

     Northeast cannot predict when the Federal Circuit Court of Appeals will render any decision on the test cases, or the nature of any such decision and its effect on Northeast Savings' pending goodwill litigation in the Claims Court. In addition, the Claims Court's initial decision in the Test Cases did not address the amount of damages, if any; therefore, questions regarding the amount of damages are not subject to the current appeal pending in the Federal Circuit Court of Appeals. Northeast anticipates that even if the Federal Circuit Court of Appeals renders a decision in the Test Cases that is favorable to the claims made by Northeast Savings in its goodwill litigation, a final judicial determination, if any, as to Northeast Savings' pending goodwill litigation, after addressing the issue of damages and the resolution of all appeals, including likely appeals to the Supreme Court, will not occur for an extended period of time; and even if Northeast Savings attains a final money judgment in its goodwill litigation, as to which no prediction can be made, the amount of any such judgment is highly uncertain. No amount has been recorded on Northeast's financial statements based on any possible recovery by Northeast under the litigation.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of Northeast's management and the Northeast Board may be deemed to have interests in the Merger in addition to their interests, if any, as stockholders of Northeast generally. The Northeast Board was aware of these factors and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

     Change in Control Agreements. Northeast and Northeast Savings have entered into change in control agreements with George P. Rutland, former Chairman of the Board, and Kirk W. Walters, Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer and Chief Financial Officer. In the event of a "change in control" of Northeast, Messrs. Rutland and Walters are entitled to certain payments in the event of their termination of employment other than upon death, retirement or disability or by Northeast for "cause" or a termination by themselves for "good reason" following such change in control (a "Change in Control Termination"). Execution of the Merger Agreement resulted in a change in control under these agreements. The Merger Agreement expressly provides that Shawmut will honor these agreements. If either person terminates his employment, because of, among other things, a substantial alteration in the nature or status of his responsibilities or an assignment of duties inconsistent with his office, a reduction in his base salary or substantial change in his employee benefits, the relocation of Northeast's principal executive offices, or a failure of Northeast to obtain a satisfactory agreement from any successors to assume and agree to perform the change in control agreements, such termination will be considered to be for "good reason."

     Upon a Change in Control Termination, Mr. Walters would be entitled to, among other benefits, payment of 2.99 times his base salary upon such termination of employment, if the termination occurs within one year following a change in control; payment of two times his base salary if the termination occurs more than one but less than two years following a change in control; and payment of his base salary if the termination occurs more than two years following a change in control; provided, however, that in the event Mr. Walters' employment is terminated, if any such payments together with any other payments or benefits received or to be received by Mr. Walters under any other plan, arrangement or agreement which he has the right to receive would constitute a "parachute payment" for federal income tax purposes, such payments shall be reduced to the largest amount as will result in no portion of such aggregate payments being subject to the federal excise tax with respect to "excess parachute payments" so as to enable him to retain the payments he would have retained had he not been subject to such excise tax.

     Upon a Change in Control Termination, Mr. Rutland would be entitled to, among other benefits, the greater of (i) all salary payments due pursuant to his change in control agreement for the remaining employment term or (ii) one year's base salary, at the rate in effect on the date of termination; provided, that if any of such payment, together with any other payments or benefits received or to be received by Mr. Rutland under any other plan, arrangement or agreement which he has the right to receive would constitute a "parachute payment" for federal income tax purposes, he is entitled to a "gross up" payment for any portion of such payments that are subject to the federal excise tax relating to "excess parachute payments" so as to enable him to retain the payments he would have retained had he not been subject to such excise tax.

     Assuming the Merger were consummated on March 31, 1995, if Messrs. Rutland and Walters were to terminate their employment at the Effective Time upon a Change in Control Termination, Mr. Rutland would be entitled to approximately $767,000 and Mr. Walters would be entitled to approximately $1,109,000 pursuant to their change in control agreements, subject to certain conditions.

     In addition, Northeast Savings has maintained two executive life insurance plans to cover executives of Northeast Savings and its principal subsidiaries. Under the plans, if a change in control occurs, Northeast Savings is required to release its interest in the life insurance policies covered by the plans to the covered employee upon the happening of one of the following: (i) termination of the employee's employment; (ii) termination of the plan or (iii) an amendment reducing employee benefits under the plan. The Merger Agreement constituted a change in control under the plans. In light of the prospective requirement for the release of Northeast Savings' interest to the covered employees subsequent to the Merger, and with the consent of Shawmut, Northeast Savings terminated both plans effective December 1, 1994. As a result of such termination, Mr. Walters will receive a release of Northeast Savings' interest in his insurance policy having a value of $59,888. The four other executive officers of Northeast will receive releases of Northeast Savings' interest in their insurance policies having an aggregate value of approximately $75,000.

     Noncompetition Agreement. In addition, Mr. Walters has entered into a noncompetition agreement with Shawmut (the "Noncompetition Agreement"). Pursuant to the Noncompetition Agreement, Mr. Walters has agreed not to engage in competitive activity with Shawmut by becoming the chairman, chief executive officer or president (or perform the duties of such positions) of any bank, savings and loan, savings bank, credit union or other depository institution or bank holding company, savings and loan holding company or other depository institution holding company for a period of 30 months commencing upon the first date following the Effective Time that he is not employed by Northeast or Shawmut, if at the time of his commencement of employment with such entity the entity has total assets or deposits in excess of $1 billion and maintains its principal office(s) in Connecticut or Massachusetts, or more than 50% of its deposits or assets are in Connecticut and Massachusetts.

     In consideration for his agreement not to compete, Mr. Walters will be paid an amount currently estimated to be approximately $1,144,000 (and subject to revaluation prior to the Effective Time), to be paid in three equal installments on the 1st, 13th and 25th month anniversaries of Mr. Walters ceasing to be employed by Northeast or Shawmut; provided, that if any such payment, together with any other payments under any other plan, agreement or arrangement would constitute a "parachute payment" for federal income tax purposes, Mr. Walters would be entitled to a "gross up" payment for any portion of such payments that are subject to the federal excise tax relating to "excess parachute payments" so as to enable him to retain the payments he would have retained had he not been subject to such excise tax.

     Retention Bonus Arrangements. Shawmut has committed to pay bonuses, at 50% of base salary, to 18 executive officers of Northeast, not including Mr. Walters and Mr. Rutland, provided they continue in their current positions through the consummation of the Merger and to pay additional bonuses, at 50% of base salary, to such employees if such employees are not offered similar positions following the Merger, or do not accept similar positions. These payments are to be made in recognition of the essential roles these individuals will play in the Merger process and as compensation for the additional work that will be required and to encourage such individuals to remain with Shawmut following the Merger. Under these arrangements, such executive officers of Northeast may be paid bonuses up to an aggregate maximum amount of approximately $1.7 million under such bonus arrangements. Such executives are also generally provided with continued health coverage for 18 months upon a termination of employment at any time prior to 18 months from the Effective Time, and continued coverage under a Supplemental Medical Reimbursement Plan ("SMRP") and disability plan for 18 months after the Effective Time. Northeast Savings, with the consent of Shawmut, elected to terminate its SMRP and disability plan effective December 1, 1994 and to pay the covered executives an amount equivalent to their coverage under or reimbursable to them under the plans for an 18 month period. In consideration for Shawmut's consent, Shawmut was relieved of any obligation to provide the 18 months coverage after the Effective Time discussed above. As a result of such termination, Mr. Walters will be paid $29,200, Mr. Rutland will be paid $3,400 and four other executive officers will be paid an aggregate of $49,000.

     Directors Pension Plan. Northeast Savings has a pension plan for directors who are not employees of Northeast (the "Directors Pension Plan"), which provides an annual benefit of $15,000 for the lesser of ten years or the cumulative period of full and partial years of board service by a director, determined in full calendar quarters. Payment of such benefit commences after the annual meeting of stockholders after a director attains age 70. The Directors Pension Plan also contains a change in control provision pursuant to which each eligible and active director as of the date of the change in control is deemed to have the years of service such director would have if he remained a director until the June 30 after he attained age 70, and that each director would be paid the actuarial present value of his or her pension benefit prior to the change in control. The Merger would constitute a change in control under the Directors Pension Plan. Assuming such change in control occurred as of January 31, 1995, directors Carmen, Clark, Fantini, Gordon, Hamilton, Lawrence, O'Neill, Sarney, Schuler, Silber and Zuckerman each would receive a payment in an amount ranging between $31,696 and $93,942 as the full payment of his or her benefits under the Directors Pension Plan. The aggregate of such payments would be $656,856. The amount of such payments that result from an increase in the value of a director's interest under the Directors Pension Plan as a result of the Merger ranges from $0 to $32,673.

     Indemnification. The Merger Agreement also provides that, in the event of any threatened or actual claim, action, suit, proceeding or investigation in which any person who is or has been a director, officer or employee of Northeast or any of its subsidiaries is, or is threatened to be, made a party based in whole or in part on, or pertaining to the fact that such person was a director, officer or employee of Northeast or any of its subsidiaries, Shawmut will, subject to the conditions set forth in the Merger Agreement, indemnify such person to the fullest extent permitted by Northeast's Certificate of Incorporation and By-laws and permitted by Delaware law, against any liability or expense incurred in connection with any such action, suit, claim, proceeding or investigation. Such indemnification rights will continue for a period of six years from the

Effective Time. The Merger Agreement further provides that Shawmut will, subject to the conditions set forth in the Merger Agreement including certain cost-based limitations, use its best efforts to cause the persons serving as officers and directors of Northeast immediately prior to the Merger to be covered for a period of four years by Northeast's directors and officers liability insurance policy (or any equivalent substitute therefor).

     DEPCO. As of the Record Date, DEPCO beneficially owned 800,000 shares, or 5.6% of the outstanding shares, of Northeast Common Stock, which it acquired upon exercise of warrants (the "Warrants") subsequent to September 30, 1994. In addition, DEPCO holds all outstanding shares of Northeast's $8.50 Cumulative Preferred Stock, Series B (the "Series B Preferred Stock"). As holder of the Series B Preferred Stock, DEPCO currently is entitled to elect two members of the Northeast Board. Currently, John F. McJennett III, the Executive Director of DEPCO, serves as a member of the Northeast Board pursuant to the election by DEPCO. DEPCO acquired the Warrants and the Series B Preferred Stock pursuant to a Stock and Warrant Purchase Agreement, dated as of April 21, 1992 (the "DEPCO Agreement"), by and between DEPCO and Northeast. In the event of a change in control of Northeast, the DEPCO Agreement requires Northeast to make an offer to repurchase the Series B Preferred Stock, to the extent Northeast has available funds, within 45 days of the consummation of such change in control, so long as DEPCO (or a certain nominee holder) is entitled under the Series B Preferred Stock to elect at least one director. The consummation of the Merger would constitute a change in control under the DEPCO Agreement. It is anticipated that, upon consummation of the Merger, Shawmut will redeem the Series B Preferred Stock. The aggregate amount of such redemption would be $44,720,639, as of March 31, 1995.

EMPLOYEE MATTERS

     The Merger Agreement provides that the employees of Northeast and its subsidiaries (the "Northeast Employees") will be entitled to participate in Shawmut's employee benefit plans in which similarly situated employees of Shawmut participate, to the same extent and on the same terms and conditions (including waiver of pre-existing conditions prohibitions) as comparable employees of Shawmut. To the extent Northeast employees participate in any employee benefit plans of Shawmut, such employees will be credited with prior years of service with Northeast and its subsidiaries (to the extent Northeast gave effect to such service) as if such service were with Shawmut, for purposes of eligibility and vesting, but not for benefit accrual purposes (except as regards to vacation, severance and short-term disability accruals or for purposes of determining employer contributions for retiree medical benefits).

     In addition, Northeast maintains certain stock option plans. Such plans provide for an immediate acceleration of the vesting period for options granted under the plans as a result of the execution of the Merger Agreement. For a description of the treatment of Northeast options granted pursuant to such plans under the Merger, See "-- Exchange Ratio."

EFFECTIVE TIME

     The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with applicable law or such later time as is specified in such certificate (the "Effective Time"). The filing with respect to the Merger will occur on the tenth business day after satisfaction or waiver of the latest to occur of the conditions to the Merger specified in the Merger Agreement, unless another date is agreed to in writing by Shawmut and Northeast. See "-- Conditions to the Merger" below. It is expected that a period of time will elapse between the Special Meeting and the Effective Time while the parties seek to obtain the regulatory approvals required to consummate the Merger. There can be no assurance that such approvals will be obtained or that the Merger will be completed. There can also be no assurance that such approvals will not contain materially adverse conditions. See "-- Regulatory Approvals Required for the Merger" below. The Merger Agreement may be terminated by either party if, among other reasons, the Merger has not been consummated on or before June 30, 1995 unless the failure to consummate is due to a breach of an agreement or covenant of the Merger Agreement by the party seeking to terminate the Merger Agreement. See "-- Waiver and Amendment; Termination" below.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

     As soon as practicable after the Effective Time, Chemical Bank, acting in the capacity of exchange agent (the "Exchange Agent"), will mail to each holder of record of Northeast Common Stock a form of letter of transmittal, together with instructions for the exchange of such holder's certificates formerly representing shares of Northeast Common Stock for certificates representing shares of Shawmut Common Stock and cash in lieu of fractional shares.

     HOLDERS OF NORTHEAST COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS FROM THE EXCHANGE AGENT.

     Upon proper surrender to the Exchange Agent of one or more certificates representing shares of Northeast Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to the holder of Northeast Common Stock surrendering such items a certificate or certificates representing the number of shares of Shawmut Common Stock to which such holder is entitled, if any, and, where applicable, a check for the amount representing any fractional share determined in the manner described below, without interest. The Northeast certificate or certificates so surrendered will be cancelled. Notwithstanding anything to the contrary contained herein, no certificate representing Shawmut Common Stock or cash in lieu of a fractional share interest will be delivered to a person who is an affiliate (for purposes of Rule 145 under the Securities Act) of Northeast unless such affiliate has theretofore executed and delivered to Shawmut the agreement referred to below under "-- Resales of Shawmut Common Stock Received in the Merger."

     No dividend or other distribution payable after the Effective Time with respect to Shawmut Common Stock will be paid to the holder of any unsurrendered Northeast certificate until the holder surrenders such certificate, at which time the holder will be entitled to receive all previously withheld dividends and distributions, without interest. No holder of an unsurrendered Northeast certificate will be entitled, until the surrender of such certificate, to vote the shares of Shawmut Common Stock into which his or her shares of Northeast Common Stock have been converted.

     After the Effective Time, there will be no transfers on the stock transfer books of Northeast of shares of Northeast Common Stock issued and outstanding immediately prior to the Effective Time. If certificates representing shares of Northeast Common Stock are presented for transfer after the Effective Time, they will be cancelled and exchanged for certificates representing shares of Shawmut Common Stock.

     Neither Shawmut nor Northeast nor any other person will be liable to any former holder of Northeast Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     If a certificate for Northeast Common Stock has been lost, stolen or destroyed, the Exchange Agent will issue the consideration properly payable in accordance with the Merger Agreement upon receipt of appropriate evidence as to such loss, theft or destruction, appropriate evidence as to the ownership of such certificate by the claimant and appropriate and customary indemnification.

     No fractional shares of Shawmut Common Stock will be issued in the Merger. Instead, the Merger Agreement provides that each holder of shares of Northeast Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Shawmut Common Stock will receive, in lieu thereof, cash in an amount equal to such fractional part of a share of Shawmut Common Stock multiplied by the average of the closing sale prices of Shawmut Common Stock on the NYSE (as reported by The Wall Street Journal) for the five trading days immediately preceding the Effective Time. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share to which such holder would otherwise have been entitled to receive.

     Shares of Shawmut capital stock (including Shawmut Common Stock) issued and outstanding immediately prior to the Effective Time will remain issued and outstanding after the Merger.

CONDITIONS TO THE MERGER

     The respective obligations of Shawmut and Northeast to effect the Merger are subject to the satisfaction of the following conditions at or prior to the Effective Time: (i) approval of the Merger Agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of Northeast Common Stock entitled to vote thereon; (ii) the authorization for listing on the NYSE, subject to official notice of issuance of the shares of Shawmut Common Stock issuable to holders of Northeast Common Stock pursuant to the Merger; (iii) approval of the Merger Agreement and the transactions contemplated thereby by the required governmental authorities and the expiration of any statutory waiting periods in respect thereof, and the approval, consent or waiver of all other governmental authorities that are necessary to the consummation of the Merger (other than immaterial consents, the failure to obtain which would not have a material adverse effect on Shawmut (on a combined basis giving effect to the Merger)); provided, however, that no approval, consent or waiver will be deemed to have been received if it includes any condition or requirement that, in the opinion of Shawmut, would so materially adversely affect the economic or business benefits of the transaction contemplated by Shawmut as to render inadvisable the consummation of the Merger; provided further, that no condition or requirement that does no more than subject Shawmut or Northeast to legal requirements generally applicable to a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), or savings and loan holding company under the Home Owners' Loan Act of 1933, as amended ("HOLA"), as a matter of law will be deemed to affect materially and adversely the economic or business benefits of the transactions contemplated; (see "-- Regulatory Approvals Required for the Merger" below); (iv) no issuance of a stop order suspending the effectiveness of the Registration Statement of which this Proxy Statement/ Prospectus forms a part and no initiation or threat by the Commission of proceedings for that purpose; (v) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition which prohibits the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement (an "Injunction") will be in effect; (vi) no statute, rule, regulation, order, injunction or decree will have been enacted, entered, promulgated or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger; and
(vii) Shawmut and Northeast will have received an opinion of Sullivan & Cromwell, special counsel to Shawmut, in form and substance reasonably satisfactory to Shawmut and Northeast, as to certain tax consequences described under "-- Federal Income Tax Consequences" below.

     The obligations of Shawmut to effect the Merger are further subject to the satisfaction, or waiver by Shawmut, of the following conditions: (i) the representations and warranties of Northeast contained in the Merger Agreement will be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent that such representations and warranties relate to an earlier date) as of the Effective Time as though made at and as of the Effective Time; (ii) Northeast will have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time; (iii) the consent, approval or waiver of each person (other than the governmental authorities referred to in clause (iii) of the immediately preceding paragraph) whose consent or approval is required in order to permit the succession by the surviving corporation in the Merger to any obligation, right or interest of Northeast or any subsidiary of Northeast under any agreement or instrument will have been obtained, except where the failure to obtain such consent, approval or waiver would not materially adversely affect the economic or business benefits of the transactions contemplated by the Merger Agreement to Shawmut so as to render inadvisable the consummation of the Merger;
(iv) no proceeding initiated by a governmental authority seeking an Injunction will be pending; (v) DEPCO or a nominee holder or partnership created specifically for the purpose of holding shares of the Series B Preferred Stock and the Warrants pursuant to the DEPCO Agreement (a) will own all of the issued and outstanding shares of the Series B Preferred Stock and will have the right to elect and will have elected at least one current member of the Northeast Board and (b) the directors of Northeast elected by DEPCO or any such nominee pursuant to the terms of the Series B Preferred Stock will represent less than 20% of the number of members of the Northeast Board; and (vi) Shawmut will have received from Northeast's independent public accountants certain customary letters with respect to certain financial information of Northeast included in the Registration Statement.

     The obligations of Northeast to effect the Merger are further subject to the satisfaction, or waiver by Northeast, of the following conditions: (i) the representations and warranties of Shawmut contained in the Merger Agreement will be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent that such representations and warranties relate to an earlier date) as of the Effective Time as though made at and as of the Effective Time; (ii) Shawmut will have performed all obligations to be performed by it under the Merger Agreement at or prior to the Effective Time;
(iii) the consent or approval of each person (other than the governmental authorities referred to in clause (iii) of the second preceding paragraph) whose consent or approval is required in connection with the transactions contemplated by the Merger Agreement under any agreement or instrument to which Shawmut or any of its subsidiaries is a party or is otherwise bound, except those for which the failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of Shawmut and its subsidiaries taken as a whole (after giving effect to the transactions contemplated by the Merger Agreement), will have been obtained; and (iv) no proceeding initiated by any governmental authority seeking an Injunction is pending.

     No assurance can be provided as to when, or whether, all of the regulatory consents and approvals necessary to consummate the Merger will be obtained or whether all of the other conditions precedent to the Merger will be satisfied or waived by the party permitted to do so. See "-- Regulatory Approvals Required for the Merger" below. If the Merger is not effected on or before June 30, 1995, the Merger Agreement may be terminated by a vote of a majority of the Board of Directors of either Shawmut or Northeast, unless the failure to effect the Merger by such date is due to the breach of an agreement or covenant of the Merger Agreement by the party seeking to terminate the Merger Agreement.

BANK REORGANIZATION

     Shawmut intends that, following the consummation of the Merger, the assets and liabilities of Northeast Savings will be transferred to national bank subsidiaries of Shawmut (the "Bank Reorganization"). In the Bank Reorganization,
(i) Northeast Savings will relocate its home office from Hartford, Connecticut to Saratoga Springs, New York (the "Relocation"), (ii) Shawmut Bank Connecticut, National Association, a national bank subsidiary of Shawmut ("SBC"), will acquire each Connecticut branch of Northeast Savings, and Shawmut Bank, National Association, a national bank subsidiary of Shawmut ("SBM"), will acquire each Massachusetts branch of Northeast Savings (the "Branch Purchases"), (iii) Northeast Savings will convert into Shawmut Savings and Loan Association, a New York stock-form savings and loan association ("SSLA") (the "Conversion"), (iv) Shawmut Bank New York, National Association ("SBNY") will be chartered (the "Chartering") and (v) SSLA will be merged with and into SBNY (the "Subsidiary Merger"). The Bank Reorganization is subject to the prior receipt of certain regulatory approvals, and there can be no assurance that such approvals will be obtained or that the Bank Reorganization will be consummated. It is expected that all requisite regulatory approvals for the Bank Reorganization will be received prior to, or at the time of, the receipt of all requisite regulatory approvals for the Merger and, accordingly, that the Bank Reorganization will be consummated shortly following the Merger. As a result of the conditions set forth in the letter, dated December 22, 1994, by which the OTS approved the Merger (the "OTS Approval Letter"), the Merger may not be consummated prior to receipt of all required regulatory approvals for the Bank Reorganization. See "-- Regulatory Approvals Required for the Merger."

REGULATORY APPROVALS REQUIRED FOR THE MERGER

     The Merger. The Merger is subject to the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under
Section 4 of the BHC Act, which requires that Shawmut obtain the prior approval of the Federal Reserve Board for the indirect acquisition of certain nonbanking companies, including a savings association such as Northeast Savings, which are engaged in activities that the Federal Reserve Board, by order or regulation, has determined to be so closely related to banking or to managing or controlling banks as to be a proper incident thereto. Such approval of the Federal Reserve Board was received on December 14, 1994 and provides, among other things, that the Merger must be consummated by March 14, 1995, unless such date is extended by the Federal Reserve Board. In the event such an extension would be needed, no assurances can be provided as to when or whether such extension would be granted.

     The Merger is also subject to approval of the OTS under Section 10(e)(2) of HOLA, which requires the approval of the OTS before a savings and loan holding company may acquire control of a savings association or a savings and loan holding company. HOLA directs the OTS to take into consideration the financial and managerial resources and future prospects of the company and savings association involved, the effect of the acquisition on the savings association, the insurance risk to the Bank Insurance Fund (the "BIF") or the Savings Association Insurance Fund (the "SAIF") of the Federal Deposit Insurance Corporation (the "FDIC") and the convenience and needs of the community to be served. The OTS, however, may not approve a transaction such as the Merger if it
(i) would result in a monopoly, or would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the savings and loan business in any part of the United States, or (ii) may substantially lessen competition in any section of the United States or tend to create a monopoly, or in any other manner would be in restraint of trade, unless the OTS finds that the anticompetitive effects of such transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served. The OTS approved the Merger in the OTS Approval Letter. The OTS Approval Letter also approved the transactions comprising the Bank Reorganization. The OTS Approval Letter provides, among other things, that (i) the Merger may not be consummated until receipt of all necessary regulatory approvals for the Bank Reorganization and
(ii) the Merger and Bank Reorganization must be consummated by April 21, 1994, unless such date is extended by the OTS for good cause. In the event such an extension would be needed, no assurances can be provided as to when or whether such extension would be granted.

     In addition, the Merger is subject to the approval of the Massachusetts Board of Bank Incorporation (the "Massachusetts Board") under Chapter 167A,
Section 2 of the Massachusetts General Laws. In granting its approvals under the Massachusetts statute, the decision of the Massachusetts Board must be based, among other things, upon finding whether or not competition among banking institutions will be unreasonably affected and whether public convenience and advantage will be promoted. In making such determination, the Massachusetts Board must consider initial capital investments, job creation plans, consumer and business services, commitments to maintain and open branch offices within a bank's delineated local community and such other matters as the Massachusetts Board may deem necessary or advisable. An application for the foregoing approval has been submitted. In addition, the Massachusetts Board may not approve the Merger until it has received notice from the Massachusetts Housing Partnership Fund Board ("MHP") that Shawmut or SBM has made satisfactory arrangements to agree to lend to the MHP an amount equal to approximately 90 basis points of the assets located in Massachusetts to be acquired by Shawmut as a result of the Merger, for the purpose of financing affordable housing in Massachusetts. It is anticipated that negotiations between the MHP and Shawmut or SBM in this regard will be held concurrently with the processing of the application now before the Massachusetts Board.

     The Merger is also subject to the filing of an application with the Connecticut Banking Commissioner under Section 36-423 of the Banking Law of Connecticut. Under the Connecticut statute, the Connecticut Banking Commissioner may disapprove the Merger only if it would result in a monopoly, or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in the state of Connecticut or if the Connecticut Banking Commissioner should determine that the effect of the proposed establishment or acquisition may be substantially to lessen competition, or would tend to create a monopoly, or would be in restraint of trade, unless the Connecticut Banking Commissioner finds that the anticompetitive effects of the merger are clearly outweighed in the public interest by the probable effect of the merger in meeting the convenience and needs of the community to be served. In addition, the Connecticut Banking Commissioner must consider whether: (i) the investment and lending policies of Northeast Savings are consistent with safe and sound banking practices and will benefit the economy of Connecticut; (ii) the services of Northeast Savings are consistent with safe and sound banking practices and will benefit the economy of Connecticut; (iii) the acquisition will not substantially lessen competition in the banking industry of Connecticut; and (iv) Shawmut (A) has sufficient capital to ensure, and agrees to ensure, that Northeast Savings will comply with applicable minimum capital requirements, and (B) has sufficient managerial resources to operate Northeast and Northeast Savings in a safe and sound manner. The Connecticut Banking Commissioner must also find that the subsidiaries of Shawmut have a record of compliance with the requirements of the Community Reinvestment Act of 1977 (the "CRA"), and applicable consumer protection laws; and Northeast Savings will provide adequate services to meet the banking needs of all community residents, including low income residents and moderate income residents, in accordance with a plan submitted by Shawmut to the Connecticut Banking Commissioner. In making such finding, the Connecticut Banking Commissioner must consider, among other factors, whether the plan identifies specific unmet credit and consumer banking needs in the local community and specifies how such needs will be satisfied, provides for sufficient distribution of banking services among branches or satellite devices, or both, located in low income neighborhoods, contains adequate assurances that banking services will be offered on a nondiscriminatory basis and demonstrates a commitment to extend credit for housing, small business and consumer purposes in low income neighborhoods. An application for the foregoing approval has been submitted.

     The Bank Reorganization. The transactions that are part of the Bank Reorganization are also subject to the making of applications to and the receipt of approvals from a number of regulatory agencies.

     The Relocation required the approval of the OTS pursuant to 12 C.F.R. sec.sec. 545.92 and 545.95. As stated above, the OTS approved the Relocation in the OTS Approval Letter. In granting its approval under such regulations, the OTS assessed the overall policies, condition and operation of Northeast Savings as well as its record of helping to meet the credit needs of its entire community, including low- and moderate-income neighborhoods.

     The Branch Purchases will each require the approval of the Office of the Comptroller of the Currency (the "OCC") pursuant to (i) 12 U.S.C. sec. 215c and the Bank Merger Act (Section 18(c)(2) of the Federal Deposit Insurance Act (the "FDIA")), relating to the acquisition of assets and assumption of liabilities by national banks, and (ii) Section 5(d)(3) of the FDIA, relating to the assumption of deposit liabilities of a SAIF member (such as Northeast Savings) by a BIF member (such as SBC and SBM). Applications for the foregoing approvals have been filed. In addition, a notice was filed with the OTS with respect to each of the Branch Purchases pursuant to 12 C.F.R. sec. 562.22(h)(2). In granting its approvals under 12 U.S.C. sec. 215c and the Bank Merger Act, the OCC must take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The Bank Merger Act prohibits the OCC from approving a transaction if (i) it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States or (ii) its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the OCC finds that the anticompetitive effects are clearly outweighed by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. A transaction subject to the Bank Merger Act may not be consummated until the 30th day following the date of receipt of Bank Merger Act approval, during which time the United States Department of Justice may challenge the transaction on antitrust grounds, or, if the OCC has not received any adverse comments from the Department of Justice on antitrust grounds, such shorter period of time as may be prescribed by the OCC with the concurrence of the Department of Justice, but in no event less than 15 days after OCC approval, except that the OCC and the Department of Justice may waive such post-approval waiting period altogether in the case of certain affiliate transactions. The standards for approval under Section 5(d)(3) of the FDIA are substantially similar to the standards imposed by the Bank Merger Act.

     The Conversion required an application to the New York Banking Department pursuant to Section 410 of the New York Banking Law and Part 87 of the General Regulations of the New York Banking Board. Such application has been filed. In addition, the Conversion must comply with the procedural requirements of the OTS set forth in Section 5(i)(3) of HOLA.

     The Chartering required (i) an application to the OCC to charter SBNY, (ii) an application to the Federal Reserve Board pursuant to Sections 3(a)(1) and (3) of the BHC Act for Shawmut to acquire SBNY and for Northeast to become a bank holding company, (iii) an application to the New York Banking Board pursuant to Section 142 of the New York Banking Law to authorize Shawmut to become a New York bank holding company and an application to the New York Banking Department pursuant to Section 142-b(1) of the New York Banking Law for a determination that Shawmut, a non-New York bank holding company, may acquire SBNY, a national bank located in New York, and (iv) an application to the Massachusetts Board pursuant to Chapter 167A, Section 2 of the Massachusetts General Laws to authorize Shawmut to acquire SBNY. Such applications have been filed. In addition, SBNY must submit an application for subscription for the capital stock of the Federal Reserve Bank of New York under Section 2 of the Federal Reserve Act.

     In considering a charter application, the OCC must consider, among other things, (i) the bank's future earnings prospects, (ii) the general character of its management, (iii) the adequacy of its capital structure, (iv) the convenience and needs of the community to be served by the bank, (v) the financial history and condition of the bank and (vi) whether or not the bank has complied with all provisions of the National Bank Act and whether or not its corporate powers are consistent with the purposes of the FDIA. On November 21, 1994, the OCC approved the organization of SBNY as an interim national bank. Certain additional approvals of the OCC are required to complete the establishment of SBNY.

     The standards for approval under Section 3 of the BHC Act are substantially similar to those standards described above with respect to the Bank Merger Act. The Federal Reserve Board has the authority to deny an application under Section 3 of the BHC Act if it concludes that the combined organization would have an inadequate capital position or if the acquiring organization does not meet the requirements of the CRA. Section 3(d) of the BHC Act as currently in effect prohibits the Federal Reserve Board from approving the acquisition by a bank holding company of a bank located in a state other than such bank holding company's principal state of operations unless the laws of the state in which the bank to be acquired is located expressly permit such acquisition. For purposes of Section 3(d) of the BHC Act, Shawmut's principal state of operation is Massachusetts. New York, which is the state in which SBNY is located, has enacted legislation that permits the acquisition of a New York bank by a bank holding company located in another state so long as that state permits a bank holding company, the principal operations of which are located in New York, to acquire a bank located in such state under conditions substantially the same as those imposed by the laws of New York. On January 4, 1995, the New York Banking Department issued a determination that Massachusetts satisfies the standards of such legislation. On January 24, 1995, the Federal Reserve Board approved the application of Shawmut under Section 3 of the BHC Act to acquire SBNY. Under
Section 3 of the BHC Act, the acquisition of a bank may not be consummated until the 30th day following the date of Federal Reserve Board approval, during which time the United States Department of Justice may challenge the transaction on antitrust grounds, or if the Federal Reserve Board has not received any adverse comments from the Department of Justice on antitrust grounds, such shorter period of time as may be prescribed by the Federal Reserve Board with the concurrence of the Department of Justice, but in no event less than 15 days after Federal Reserve Board approval. The commencement of any antitrust action would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically orders otherwise. In its approval of the acquisition of SBNY by Shawmut, the Federal Reserve Board required such acquisition to be consummated no later than three months after January 24, 1995, unless such date is extended by the Federal Reserve Board. In the event such an extension would be needed, no assurances can be given as to when or whether such extension would be granted.

     New York law requires the New York Banking Board, in determining whether or not to approve an application under Section 142 of the New York Banking Law, to take into consideration, among other things, (i) whether the proposed transaction would be inconsistent with adequate or sound banking or would result in such a lessening of competition as to be injurious to the interest of the public or tend toward monopoly and (ii) the public interest and the needs and convenience thereof. Section 142-b(1) of the New York Banking Law requires any acquisition of a New York bank by an out-of-state bank holding company to be approved by the Superintendent of Banks of the State of New York and prohibits the approval of any such acquisition unless the principal state of operations of such bank holding company permits a bank holding company, the principal operations of which are located in New York, to acquire a bank located in such state under conditions substantially the same as those imposed by the laws of New York. For purposes of Section 142-b(1) of the New York Banking Law, Shawmut's principal state of operation is Connecticut. On December 1, 1994, (i) the New York Banking Board approved Shawmut's application pursuant to Section

142 of the New York Banking Law to become a New York bank holding company as a result of Shawmut's acquisition of SBNY and (ii) the Superintendent of Banks of the State of New York approved Shawmut's application under Section 142-b of the New York Banking Law to acquire SBNY.

     The standards for approval under Massachusetts law are discussed above.

     The Subsidiary Merger required (i) an application to the OCC pursuant to 12 U.S.C. sec. 215c and the Bank Merger Act and (ii) an application to the New York Banking Department pursuant to Section 600(7) of the New York Banking Law and
Part 16 of the General Regulations of the New York Banking Board. Applications for the foregoing approvals have been submitted. In addition, a notice to the OTS was filed with respect to the Subsidiary Merger pursuant to 12 C.F.R.
sec. 562.22(h). The standards for approval under 12 U.S.C. sec. 215c and the Bank Merger Act are discussed above. The standards for approval by the New York Banking Department are substantially similar to those discussed above with respect to Section 142 of the New York Banking Law.

     The Merger cannot proceed in the absence of the requisite regulatory approvals for the Merger. In addition, the OTS Approval Letter requires the receipt of all necessary regulatory approvals for the Bank Reorganization as a condition to the consummation of the Merger. See "-- Conditions to Consummation of the Merger" and "-- Waiver and Amendment; Termination." THERE CAN BE NO ASSURANCE THAT ALL OF REQUIRED REGULATORY APPROVALS WILL BE OBTAINED, AND, IF THE MERGER IS APPROVED, THERE CAN BE NO ASSURANCE AS TO THE DATE OF ANY SUCH APPROVAL. THERE CAN ALSO BE NO ASSURANCE THAT ANY SUCH APPROVALS WILL NOT CONTAIN A CONDITION OR REQUIREMENT THAT CAUSES SUCH APPROVALS TO FAIL TO SATISFY THE CONDITIONS SET FORTH IN THE MERGER AGREEMENT AND DESCRIBED ABOVE UNDER
"-- CONDITIONS TO CONSUMMATION OF THE MERGER."

     Shawmut and Northeast are not aware of any material governmental approvals or actions that are required for consummation of the Merger (as currently structured), except as described above. A restructuring of the Merger could result in different approvals being required. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought.

CONDUCT OF BUSINESS PENDING THE MERGER

     Pursuant to the Merger Agreement, Northeast has agreed that until the Effective Time, except as provided in the Merger Agreement or with the prior consent of Shawmut, Northeast and its subsidiaries will carry on their respective businesses in the ordinary course consistent with prudent banking practices. Northeast has agreed to, and to use its best efforts to cause its subsidiaries to, (i) preserve intact its and their business organizations; (ii) keep available to itself and Shawmut the present services of its and their employees; and (iii) preserve intact for itself and Shawmut the goodwill of its and their customers and others with whom business relationships exist.

     The Merger Agreement also contains certain restrictions on the conduct of Northeast's business pending consummation of the Merger. In particular, the Merger Agreement provides that, except with the prior written consent of Shawmut and subject to certain exceptions, Northeast and its subsidiaries may not, among other things: (i) solely in the case of Northeast, declare or pay any dividends on, or make any other distributions in respect of, any of its capital stock except for regular dividends on the Series B Preferred Stock; (ii) (a) adjust, split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than payment of regular dividends on the Series B Preferred Stock) or grant any stock appreciation rights except upon the exercise or fulfillment of rights or options issued or existing pursuant to plans, programs or arrangements in existence on the date of the Merger Agreement or (b) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares or as required by the DEPCO Agreement) any shares of the capital stock of Northeast or any of its subsidiaries or securities convertible into or exchangeable therefor;
(iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock (other than payment of regular dividends on the Series B Preferred Stock) or securities convertible into or exchangeable therefor or any rights or warrants or options to acquire shares or enter into any agreement with respect to the foregoing, other than grants of options to directors and the issuance of common stock upon exercise of options;
(iv) amend its Certificate of Incorporation or By-laws; (v) make any capital expenditures other than in the ordinary course of business, as necessary to maintain existing assets in good repair or certain other contemplated capital expenditures; (vi) enter into any new or materially alter or expand any present line of business other than certain contemplated new lines of businesses, or material alterations or expansions of present lines of business; (vii) acquire or agree to acquire any business or division thereof or otherwise acquire any assets (other than in the ordinary course of business); (viii) except as required by law, take any action that is intended or could reasonably be expected to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger not being satisfied, or in a violation of any provision of the Merger Agreement; (ix) change its methods of accounting in effect at March 31, 1994; (x) (a) adopt, amend, renew (for a term longer than the prior term) or terminate (except as may be required by law) any employee benefit plan or agreement, arrangement, plan or policy between Northeast or any of its subsidiaries and any of its current or former directors, officers and employees, (b) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase the compensation or fringe benefits of any director, officer or employee or (c) enter into, modify or renew (for a term longer than the prior term) any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by the Merger Agreement; (xi) take or cause to be taken any action that would cause the Merger to fail to qualify as a tax-free reorganization under Section 368 of the Code; (xii) other than in the ordinary course of business consistent with prudent banking practice dispose or agree to dispose of its material assets, properties or other rights or agreements; (xiii) other than in the ordinary course of business consistent with prudent banking practice, incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise become responsible for the obligations of any other entity;
(xiv) file any application to relocate or terminate the operations of any of Northeast's or its subsidiaries' banking offices (other than the move of Northeast's head office to Farmington, Connecticut); (xv) breach or default on any regulatory agreement or materially breach or default on any material contract or license to which Northeast or any of its subsidiaries is a party or by which any of them or their respective properties is bound; (xvi) invest or commit to invest in real estate or any real estate development project; (xvii) create, renew, amend or terminate or give notice to do the same to any material contract, agreement or lease for goods, services or office space to which Northeast or any of its subsidiaries is a party or by which Northeast or any of its subsidiaries or their respective property is bound, except that Northeast may renew contracts, agreements or leases in the ordinary course of business after consultation with Shawmut; (xviii) settle any claim, action or proceeding involving any liability of Northeast or any subsidiary of Northeast for material money damages or material restrictions upon the operation of Northeast or any subsidiary of Northeast; (xix) take any other action that would materially adversely affect or materially delay the ability of Shawmut or Northeast to obtain the requisite regulatory approvals or otherwise materially adversely affect Shawmut's ability to consummate the transactions contemplated by this agreement; or (xx) authorize or enter into any agreement or commitment to do any of the foregoing.

     Pursuant to the Merger Agreement, Shawmut has also agreed that until the Effective Time, except as provided in the Merger Agreement or with the prior consent of Northeast, Shawmut and its subsidiaries will carry on their respective businesses in the ordinary course consistent with prudent banking practice. The Merger Agreement also provides, among other things, that Shawmut will not and will not permit any of its subsidiaries to: (i) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger not being satisfied, or in a violation of any provision of the Merger Agreement, except as may be required by applicable law; (ii) take or cause to be taken any action that would cause the Merger to fail to qualify as a tax-free reorganization under Section 368 of the Code; (iii) take any action that would materially adversely affect or materially delay the ability of Shawmut or Northeast to obtain the regulatory approvals required to consummate the Merger or otherwise materially adversely affect Shawmut's ability to consummate the transaction contemplated by this Agreement; (iv) solely in the case of Shawmut, declare or pay any dividend on, or make any other distributions in respect of, Shawmut Common Stock except for regular dividends and dividends or distributions in Shawmut Common Stock; (v) consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an

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

entirety to any person unless such person shall expressly assume the obligations of Shawmut under the Merger Agreement; or (vi) authorize or enter into any agreement or commitment to do any of the foregoing.

WAIVER AND AMENDMENT; TERMINATION

     Prior to the Effective Time, any provision of the Merger Agreement may be waived by the party benefitted by the provision or amended or modified (including the structure of the transaction) by an agreement in writing approved or authorized by the Boards of Directors of Shawmut and Northeast, provided that after the vote of the stockholders of Northeast the Merger Agreement may not be amended to reduce the amount or change the form of the consideration to be received by Northeast stockholders.

     The Merger Agreement may be terminated at any time prior to the Effective Time, either before or after its approval by the Northeast stockholders, as follows: (i) by the mutual consent of Shawmut and Northeast if the majority of the Boards of Directors of each so determines; (ii) by either Shawmut or Northeast upon written notice to the other (a) 90 days after the date on which any request or application for a necessary regulatory approval is denied or withdrawn at the request of the governmental authority that must grant such approval, unless within such 90-day period a petition for rehearing or an amended application has been filed with the applicable governmental authority (or unless the failure to obtain the necessary regulatory approval is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its covenants and agreements set forth in the Merger Agreement) or (b) if any governmental authority of competent jurisdiction issues a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by the Merger Agreement; (iii) by either Shawmut or Northeast if its Board of Directors so determines, in the event that the Merger has not been consummated by June 30, 1995, unless the failure to consummate the Merger is due to a breach of an agreement or covenant of the Merger Agreement by the party seeking to terminate the Merger Agreement; (iv) by either Shawmut or Northeast, if the Northeast stockholders fail to approve the Merger Agreement (provided that if Northeast is the terminating party, it is not in breach of its obligations in the Merger Agreement with respect to other takeover proposals (as defined below) or the meeting of its stockholders to approve the Merger Agreement); (v) by either Shawmut or Northeast in the event of (a) a material breach by the other of any of its representations or warranties contained in the Merger Agreement which is not cured within 45 days after written notice of such breach is given to the breaching party or which breach, by its nature, cannot be cured prior to the Effective Time or (b) a material breach of any of the covenants or agreements contained in the Merger Agreement by the other which is not cured within 45 days after written notice of such breach is given to the breaching party; or (vi) by Northeast, by action of a majority of its Board of Directors, by giving written notice of such election to Shawmut within the five day period commencing with the Determination Date, in the event the Shawmut Common Stock Average Price on the Determination Date is less than $21.465 per share, provided that no right of termination will arise under this provision if Shawmut elects within three days of receipt of such written notice to increase the Exchange Ratio such that the per share value of the Shawmut Common Stock (valued at the Determination Date) to be paid in respect of shares of Northeast Common Stock is at least equal to $10.875 per share. See "-- Exchange Ratio" above.

     In the event of the termination of the Merger Agreement by either Shawmut or Northeast, neither Shawmut nor Northeast will have any further obligations under the Merger Agreement except (i) for certain specified provisions of the Merger Agreement relating to confidentiality and expenses; (ii) any payments by Northeast to Shawmut following the occurrence of a "Purchase Event" described below; and (iii) that no party will be relieved or released from any liabilities or damages arising out of its willful breach of any provisions of the Merger Agreement.

     Pursuant to the Merger Agreement, Northeast has agreed to pay Shawmut a fee of $11,000,000 following the occurrence of a Purchase Event.

     A "Purchase Event" means either of the following events or transactions:

          (1) The acquisition by any person, other than Shawmut or any subsidiary of Shawmut, alone or together with such person's affiliates and associates, or any group, of beneficial ownership of 50% or more of Northeast Common Stock; or

          (2) Northeast or any subsidiaries of Northeast, without having received Shawmut's prior written consent, enter into an agreement to engage in an Acquisition Transaction (as defined below) (except that the percentage referred to in clause (c) below is 50%) with any person other than Shawmut or any subsidiaries of Shawmut or the Northeast Board recommends that the shareholders of Northeast approve or accept any Acquisition Transaction (except that the percentage referred to in clause
     (c) below is 50%) with any person other than Shawmut or any subsidiaries of Shawmut. Under the Merger Agreement, "Acquisition Transaction" means (a) a merger or consolidation, or any similar transaction, involving Northeast or any significant subsidiary of Northeast, (b) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of Northeast or any significant subsidiaries of Northeast, or (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Northeast or a significant subsidiary of Northeast; provided that the term "Acquisition Transaction" does not include any internal merger or consolidation involving only Northeast and/or a subsidiary of Northeast.

     The right to receive the fee terminates if any of the following occurs prior to a Purchase Event: (i) the Effective Time, (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of a Preliminary Purchase Event (as defined below), except a termination by Shawmut pursuant to the Merger Agreement upon a material breach of a representation, warranty, covenant, or other agreement by Northeast (unless the breach by Northeast is non-volitional), or (iii) if termination of the Merger Agreement follows the occurrence of a Preliminary Purchase Event, (x) the passage of twenty-four months after termination of the Merger Agreement (eighteen months in the case of a Preliminary Purchase Event listed in clause (4) or (5) below) if such termination is by Shawmut pursuant to the Merger Agreement upon a material breach of a representation, warranty, covenant, or other agreement by Northeast (unless the breach by Northeast is non-volitional) or upon the failure to obtain the approval of the stockholders of Northeast for the consummation of the Merger, or (y) if such termination is otherwise pursuant to the Merger Agreement.

     A "Preliminary Purchase Event" means any of the following events or transactions:

          (1) Northeast or any subsidiary of Northeast without having received Shawmut's prior written consent enters into an agreement to engage in an Acquisition Transaction with any person other than Shawmut or any subsidiary of Shawmut or the Northeast Board recommends that the shareholders of Northeast approve or accept any Acquisition Transaction with any person other than Shawmut or any subsidiary of Shawmut;

          (2) (A) Any person (other than Shawmut or any subsidiary of Shawmut) acquires beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Northeast Common Stock, or (B) any group, other than a group of which Shawmut or any subsidiary of Shawmut is a member, beneficially owns 10% or more of the Northeast Common Stock then outstanding;

          (3) Any person other than Shawmut or any subsidiary of Shawmut has made a bona fide proposal to Northeast or its stockholders, by public announcement or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction (including, without limitation, any situation, which any person other than Shawmut or any subsidiary of Shawmut has commenced or has filed a registration statement under the Securities Act with respect to a tender offer or exchange offer to purchase any shares of Northeast Common Stock such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding shares of Northeast Common Stock (such an offering referred to herein as a "Tender Offer" or an "Exchange Offer," respectively));

          (4) After a proposal is made by a third party to Northeast or its stockholders to engage in an Acquisition Transaction, or such third party states its intention to Northeast to make such a proposal if the Merger Agreement terminates, Northeast breaches any representation, covenant or obligation contained in the Merger Agreement and such breach would entitle Shawmut to terminate the Merger Agreement (without regard to the cure periods provided for therein unless such cure is promptly effected without jeopardizing consummation of the Merger pursuant to the terms of the Merger Agreement); or

          (5) The holders of Northeast Common Stock do not approve the Merger Agreement at the Special Meeting or such meeting is not held or is canceled prior to termination of the Merger Agreement, in each case after any person (other than Shawmut or any subsidiary of Shawmut) (A) makes, or discloses an intention to make, a bona fide proposal to engage in an Acquisition Transaction or (B) commences a Tender Offer or files a registration statement under the Securities Act with respect to an Exchange Offer.

NO SOLICITATION OF TRANSACTIONS

     Northeast has agreed in the Merger Agreement that neither it nor any of its subsidiaries will authorize or permit any of its officers, directors, employees or agents directly or indirectly to solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or, except to the extent legally required for the discharge of the fiduciary duties of the Northeast Board, as advised in writing by such board's outside counsel, recommend or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any non-public information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a takeover proposal, provided, however, that Northeast may communicate information about any such takeover proposal to its stockholders if, in the judgment of the Northeast Board with the written advice of such Board's outside counsel, such communication is required under applicable law. Northeast has agreed to cease any activities, discussions or negotiations previously conducted with any parties other than Shawmut with respect to any of the foregoing and will demand the return of any confidential information provided to any other person and will enforce its rights, under any confidentiality agreement, to the return of any confidential information in the event any such other person does not return such information; it will notify Shawmut immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it, and will promptly inform Shawmut in writing of the relevant details with respect to the foregoing. As used in the Merger Agreement, "takeover proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Northeast or any subsidiary of Northeast or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, Northeast or any subsidiary of Northeast other than the transactions contemplated or permitted by the Merger Agreement.

RESALES OF SHAWMUT COMMON STOCK RECEIVED IN THE MERGER

     The shares of Shawmut Common Stock to be issued in the Merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares issued to any Northeast stockholder who is an "affiliate" of Northeast for purposes of Rule 145 under the Securities Act. Affiliates may not sell their shares of Shawmut Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. This Proxy Statement/Prospectus does not cover any resales of Shawmut Common Stock received by persons who may be deemed to be affiliates of Northeast. Persons who may be deemed to be affiliates of Northeast generally include individuals or entities that control, are controlled by or are under common control with Northeast, and may include certain officers and directors as well as principal stockholders of Northeast.

     Northeast has agreed in the Merger Agreement to use its best efforts to cause each person who is an affiliate (for purposes of Rule 145 of the Securities Act) of such party to deliver to Shawmut a written agreement intended to ensure compliance with the Securities Act.

STOCK EXCHANGE LISTING

     Shawmut Common Stock is listed on the NYSE. Shawmut has agreed to use its best efforts to cause the shares of Shawmut Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time. The obligations of the parties to consummate the Merger are subject to approval for listing by the NYSE of such shares. See "-- Conditions to the Merger" above.

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

ANTICIPATED ACCOUNTING TREATMENT

     The Merger is expected to qualify as a "purchase" for accounting and financial reporting purposes. Under the purchase method of accounting, the assets and liabilities of the company not surviving a merger are, as of the Effective Time, recorded at their respective fair values and added to those of the surviving company. Financial statements of the surviving company issued after consummation of a merger reflect such values and are not restated retroactively to reflect the historical financial position or results of operations of the company not surviving.

     The unaudited pro forma condensed financial information contained in this Proxy Statement/Prospectus has been prepared using the purchase method of accounting to account for the Merger. See "UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION."

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The federal income tax discussion set forth below is included for general information only. It may not be applicable to certain classes of taxpayers, including securities dealers, foreign persons, persons who acquired shares of Northeast Common Stock pursuant to the exercise of employee stock options or rights or otherwise as compensation and persons who hold shares of Northeast Common Stock as part of a "straddle" or "conversion" transaction as defined in Sections 1092(c) and 1258(c) of the Code. Northeast shareholders are urged to consult their own tax advisers as to the specific tax consequences to them of the Merger, including the applicability and effect of federal, state, local and other tax laws.

     General. It is intended that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and that, accordingly, for federal income tax purposes: (i) no gain or loss will be recognized by Merger Sub, Shawmut or Northeast as a result of the Merger; (ii) no gain or loss will be recognized by holders of Northeast Common Stock upon the receipt of Shawmut Common Stock in exchange for Northeast Common Stock in the Merger (except as discussed below with respect to cash received in lieu of a fractional share interest in Shawmut Common Stock) as a result of the Merger or the Bank Reorganization; (iii) the aggregate adjusted tax basis of the shares of Shawmut Common Stock to be received by each holder of Northeast Common Stock in the Merger will be the same as the aggregate adjusted tax basis in the shares of Northeast Common Stock surrendered in exchange therefor (reduced by any amount allocable to fractional share interests for which cash is to be received); and
(iv) the holding period of the shares of Shawmut Common Stock to be received by each holder of Northeast Common Stock in the Merger will include the holding period of the shares of Northeast Common Stock surrendered in exchange therefor, provided, that such shares of Northeast Common Stock are held as capital assets at the Effective Time.

     The discussion of federal income tax considerations above summarizes the opinion of Sullivan & Cromwell. Consummation of the Merger is conditioned upon receipt by each of Shawmut and Northeast of an opinion, dated as of the Effective Time, of Sullivan & Cromwell, special counsel to Shawmut, describing certain federal income tax consequences of the Merger. In rendering its opinions Sullivan & Cromwell is relying on certain assumptions and representations made by Shawmut and Northeast as provided in the opinion letters.

     Consequences of Receipt of Cash in Lieu of Fractional Shares. A holder of shares of Northeast Common Stock who receives cash in the Merger in lieu of a fractional share interest in Shawmut Common Stock will be treated for federal income tax purposes as having received cash in redemption of such fractional share interest. The receipt of such cash generally should result in capital gain or loss, in an amount equal to the difference between the amount of cash received and the portion of such shareholder's adjusted tax basis in the shares of Northeast Common Stock allocable to the fractional share interest. Such capital gain or loss will be long-term capital gain or loss if the holding period (determined as described above) for the fractional shares of Shawmut Common Stock deemed to be received and then redeemed is more than one year.

     HOLDERS OF NORTHEAST COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING

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

THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

NO APPRAISAL RIGHTS

     Pursuant to Section 262(b) of the Delaware General Corporation law, the stockholders of a constituent corporation in a merger generally are not entitled to appraisal rights if the shares of stock they own are, as of the record date fixed to determine stockholders entitled to notice of and to vote at the meeting to act upon the agreement providing for such merger, either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. (a "NASDAQ/NMS Security"), or held of record by more than 2,000 stockholders. However, stockholders that would otherwise not have appraisal rights pursuant to the provisions described in the previous sentence are entitled to appraisal rights if such stockholders are required by the terms of the merger to accept for their stock anything except (i) shares of the corporation surviving the merger; (ii) shares of stock which are either listed on a national securities exchange or designated as a NASDAQ/NMS Security or held of record by more than 2,000 stockholders; or (iii) cash in lieu of fractional shares of stock described in (i) and (ii) above or any combination thereof. Northeast stockholders are not entitled to appraisal rights generally because the shares of Northeast Common Stock are listed on the NYSE, a national securities exchange, and such stockholders are not entitled to appraisal rights in connection with the Merger because the shares of Shawmut Common Stock to be issued in the Merger will be listed on the NYSE at the Effective Time, subject to official notice of issuance. In addition, there are more than 2,000 holders of record of Shawmut Common Stock.

                       CERTAIN REGULATORY CONSIDERATIONS

SUPERVISION AND REGULATION -- GENERAL

     Shawmut is a bank holding company subject to supervision and regulation by the Federal Reserve Board pursuant to the BHC Act, and files with the Federal Reserve Board an annual report and such additional reports as the Federal Reserve Board may require. As a bank holding company, Shawmut's activities and those of its banking and nonbanking subsidiaries are limited to the business of banking and activities closely related or incidental to banking, and Shawmut may not directly or indirectly acquire the ownership or control of more than 5% of any class of voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. As a result of Shawmut's acquisition of Guardian Bank (now known as Shawmut Bank, FSB ("SBFSB")), a federal savings bank located in Boca Raton, Florida, Shawmut is subject to supervision and regulation by the OTS as a savings and loan holding company under HOLA.

     Shawmut's banking and savings association subsidiaries (collectively, the "subsidiary banks") are subject to supervision and examination by various regulatory authorities. The OCC is the primary bank supervisor of Shawmut's national bank subsidiaries, SBC and SBM. Shawmut Bank NH ("SBNH"), a state non-member bank, is supervised by the State of New Hampshire Banking Department and the FDIC. SBFSB is supervised by the OTS. The deposits of Shawmut's subsidiary banks are insured by, and therefore the subsidiary banks are subject to the regulations of, the FDIC and are also subject to requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of Shawmut's subsidiary banks.

HOLDING COMPANY LIABILITY

     Federal Reserve Board policy requires bank holding companies to serve as a source of financial strength to their subsidiary banks by standing ready to use available resources to provide adequate capital funds to subsidiary banks during periods of financial stress or adversity. A bank holding company also could be liable under certain provisions of banking law for the capital deficiencies of an undercapitalized bank subsidiary. In the event of a bank holding company's bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the trustee will be deemed to have assumed and is required to cure immediately any deficit under any commitment by the debtor to any of the federal banking agencies to maintain the capital of an insured depository institution, and any claim for a subsequent breach of such obligation will generally have priority over most other unsecured claims.

TRANSACTIONS WITH AFFILIATES

     Shawmut's subsidiary banks are subject to restrictions under federal law which limit certain transactions by each of them with Shawmut and its nonbanking subsidiaries, including loans, other extensions of credit, investments or asset purchases. Such transactions by any subsidiary bank with any one affiliate are limited in amount to 10% of such subsidiary bank's capital and surplus and with all affiliates to 20% of such subsidiary bank's capital and surplus. Furthermore, such loans and extensions of credit, as well as certain other transactions, are required to be secured in accordance with specific statutory requirements. The purchase of low quality assets from affiliates is generally prohibited. Federal law also provides that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same, or at least as favorable to, the institution as those prevailing at the time for comparable transactions involving other non-qualified companies or, in the absence of comparable transactions, on terms and under circumstances, including credit standards, that in good faith would be offered to, or would apply to, nonaffiliated companies. Further, Shawmut and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

CAPITAL

     Certain regulations of the federal banking agencies require the maintenance of minimum risk-based capital ratios, which are calculated with reference to risk-weighted assets, which include on- and off-balance sheet exposures. The federal banking agencies have established risk-based capital and leverage ratio guidelines that apply to Shawmut and its subsidiary banks. The minimum total risk-based capital to risk-weighted assets ratio requirement is 8%, of which one-half must be comprised of common equity, qualifying perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less deductible intangibles ("Tier 1 capital"). The leverage ratio guidelines require a minimum ratio of Tier 1 capital to average quarterly tangible assets of at least 3%. This leverage ratio is the minimum requirement for the most highly rated banking organizations and other banking organizations are expected to maintain a ratio at least 100 to 200 basis points higher. The capital ratios of Shawmut and its subsidiary banks as of December 31, 1994 exceeded all general minimum capital requirements imposed by the federal banking agencies.

     In addition to considering specific minimum capital levels, bank regulators review capital adequacy in light of a variety of factors, including asset quality. Therefore, the capital adequacy of a banking organization will be impacted by, and assessed in relation to, its asset quality. In addition, institutions which meet minimum regulatory capital requirements but are not "well capitalized" are subject to certain restrictions and disadvantages, such as restrictions on the receipt of brokered deposits.

     Failure to satisfy the minimum capital standards of the regulatory guidelines and requirements could subject a banking organization to enforcement action by the regulatory authorities, including the termination of FDIC deposit insurance.

REGULATORY RESTRICTIONS ON DIVIDENDS

     It is the policy of the Federal Reserve Board that bank holding companies should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organization's expected future needs. The policy further provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company's ability to serve as a source of strength to its subsidiary banks. Principal sources of revenues for Shawmut are dividends received from its banks and other subsidiaries and interest earned on short-term investments and advances to subsidiaries. In addition, the OCC and the FDIC have issued policy statements that provide that insured banks should generally only pay dividends out of current operating earnings. In addition, federal law imposes limitations on the payment of dividends by the subsidiaries of Shawmut that are national banks. Two different calculations are performed to measure the amount of dividends that may be paid: a recent earnings test and an undivided profits test. Under the recent earnings test, a dividend may not be paid if the total of all dividends declared by a national bank in any calendar year is in excess of the current year's net profits combined with the retained net profits of the two preceding years unless the bank obtains the approval of the OCC. Under the undivided profits test, a dividend may not be paid in excess of a bank's undivided profits then on hand, after deducting bad debts in excess of the reserve for loan losses. Under the recent earnings test, which is the more restrictive of the two tests, at January 1, 1995, SBC and SBM could pay up to $170.8 million and $180.4 million, respectively, in dividends to Shawmut. SBC and SBM had undivided profits of $319.9 million and $558.1 million, respectively, at December 31, 1994.

     In addition, the Federal regulatory agencies are authorized to prohibit a banking organization from engaging in an unsafe or unsound banking practice. Depending upon the circumstances, the agencies could take the position that paying a dividend would constitute an unsafe or unsound banking practice.

FIRREA

     Federal legislation that affects the competitive environment for Shawmut and its subsidiaries includes FIRREA which, among other things, provides for the acquisition of thrift institutions by bank holding companies, increases deposit insurance assessments for insured banks, broadens the enforcement power of federal bank regulatory agencies, and provides that any FDIC-insured depository institution may be liable for any loss incurred by the FDIC, or any loss which the FDIC reasonably anticipates incurring, in connection with the default of any commonly controlled FDIC-insured depository institution or any assistance provided by the FDIC to any such institution in danger of default.

FDICIA

     FDICIA substantially revised the depository institution regulatory and funding provisions of FDIA and several other federal banking statutes. Among other things, FDICIA required the federal banking regulators to broaden the scope of the regulatory corrective action taken with respect to depository institutions that do not meet minimum capital requirements and to take such action promptly.

     FDICIA established five capital categories: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized" and required federal banking regulators to establish capital measures with respect to each category. Under OCC, FDIC and OTS regulations, a "well capitalized" institution has a minimum total capital to total risk-weighted assets ratio of at least 10%, a minimum Tier 1 capital to total risk-weighted assets ratio of at least 6%, a minimum leverage ratio of at least 5% and is not subject to any written order, agreement, or directive to meet and maintain a specific capital level for any capital measure. An "adequately capitalized" institution has a total capital to total risk-weighted assets ratio of at least 8%, a Tier 1 capital to total risk-weighted assets ratio of at least 4%, and a leverage ratio of at least 4% (3% if given the highest regulatory rating and not experiencing significant growth), but does not qualify as "well capitalized." An "undercapitalized" institution fails to meet any one of the three minimum capital requirements. A "significantly undercapitalized" institution has a total capital to total risk-weighted assets ratio of less than 6%, a Tier 1 capital to total risk-weighted assets ratio of less than 3% or a leverage ratio of less than 3%. A "critically undercapitalized" institution has a ratio of tangible equity to quarterly average tangible assets of 2% or less. Under certain circumstances, a "well capitalized," "adequately capitalized" or "undercapitalized" institution may be required to comply with supervisory actions as if the institution were in the next lowest capital category. Each of Shawmut's subsidiary banks was considered well capitalized as of December 31, 1994.

     FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution

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

would thereafter be undercapitalized. Undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve System. In addition, undercapitalized depository institutions are subject to growth and activity limitations and are required to submit "acceptable" capital restoration plans. Such a plan will not be accepted unless, among other things, the depository institution's holding company guarantees the capital plan, up to an amount equal to the lesser of 5% of the depository institution's total assets at the time it became undercapitalized and the amount of the capital deficiency when the institution fails to comply with the plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized and may be placed into conservatorship or receivership.

     Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, more stringent requirements to reduce total assets, cessation of receipt of deposits from correspondent banks, further activity restricting prohibitions on dividends to the holding company and requirements that the holding company divest its bank subsidiary, in certain instances. Subject to certain exceptions, critically undercapitalized depository institutions must have a conservator or receiver appointed for them within a certain period after becoming critically undercapitalized.

     Brokered Deposits. FDIC regulations adopted under FDICIA prohibit an FDIC-insured bank or savings association from accepting brokered deposits (which term is defined to include any deposit obtained, directly or indirectly, from any person engaged in the business of placing deposits with, or selling interests in deposits of, an insured depository institution) unless (i) it is well capitalized, or (ii) it is adequately capitalized and receives a waiver from the FDIC. A bank or savings association that is adequately capitalized and that accepts brokered deposits under a waiver from the FDIC may not pay an interest rate on any deposit in excess of 75 basis points over certain prevailing market rates. There are no such restrictions on a bank or savings association that is well capitalized. Shawmut does not believe that the brokered deposits regulation will have a material effect on the funding or liquidity of any of Shawmut's subsidiary banks.

     FDIC Insurance Assessments. Shawmut's subsidiaries, the deposits of which are insured by the FDIC, are subject to FDIC deposit insurance assessments.

     The FDIC has adopted a risk-based assessment system under which the assessment rate for an insured depository institution varies according to the level of risk involved in its activities. An institution's risk category is based partly upon whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. Each insured depository institution is assigned to one of the following "supervisory subgroups": "A", "B" or "C". Subgroup "A" institutions are financially sound institutions with only a few minor weaknesses. Subgroup "B" institutions are institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration. Subgroup "C" institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness. Based on its capital and supervisory subgroups, each BIF and SAIF member institution is assigned an annual FDIC assessment rate varying between 0.23 percent and 0.31 percent of deposits. The FDIC has proposed to establish a new BIF assessment rate schedule providing for assessments of from 0.04 percent to
0.31 percent of deposits, depending on an institution's assigned risk category; such proposal would not apply to SAIF assessment rates. It remains possible that assessments will be raised to higher levels in the future. The FDIC is also authorized to impose special additional assessments.

     Conservatorship and Receivership Powers of Federal Banking
Agencies. FDICIA significantly expanded the authority of the federal banking regulators to place depository institutions into conservatorship or receivership to include, among other things, appointment of the FDIC as conservator or receiver of an undercapitalized institution under certain circumstances. In the event a bank is placed into conservatorship or receivership, the FDIC is required, subject to certain exceptions, to choose the method for resolving the institution that is least costly to BIF or SAIF, as the case may be, such as liquidation. In any event, if any of Shawmut's subsidiary banks were placed into conservatorship or receivership, because of the cross-guarantee

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

provisions of the FDIA, Shawmut, as the sole stockholder of Shawmut's subsidiary banks, would likely lose its investment in its subsidiary banks.

     The FDIC may provide federal assistance to a "troubled institution" without placing the institution into conservatorship or receivership. In such case, pre-existing debtholders and shareholders may be required to make substantial concessions and, insofar as practical, the FDIC will succeed to their interests in proportion to the amount of federal assistance provided.

     Various other legislation, including proposals to overhaul the banking regulatory system and to limit the investments that a depository institution may make with insured funds are from time to time introduced in Congress. Shawmut cannot determine the ultimate effect that FDICIA and the implementing regulations to be adopted thereunder, or any other potential legislation, if enacted, would have upon its financial condition or results of operations.

     Safety and Soundness Standards. FDICIA requires that federal bank regulators prescribe by regulation the depository institution and depository institution holding company standards relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, and employee compensation, fees and benefits as well as standards specifying minimum earnings sufficient to absorb losses without impairing capital, and, to the extent feasible, a minimum ratio of market value to book value for publicly traded shares and such other standards relating to the foregoing as it deems appropriate. A holding company or institution that fails to comply with such standards will be required to submit a plan designed to achieve such compliance. If no such plan is submitted or a failure to implement such a plan exists, the depository institution or holding company would become subject to additional regulatory action or enforcement proceedings. Under FDICIA, final regulations under such provisions should have become effective no later than December 1, 1993. Because the standards have not yet been prescribed in final form, Shawmut cannot assess the significance of the impact such standards will have on its operations, which could be material.

INTERSTATE BANKING AND BRANCHING LEGISLATION

     The recently enacted Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act") authorizes (i) interstate acquisitions of banks by bank holding companies without geographic limitation beginning September 29, 1995, (ii) interstate mergers between insured banks with different home states, subject to the ability of states to opt-out, and (iii) any state to enact laws permitting de novo branching by banks with a home state other than such state. Specifically, beginning June 1, 1997, a bank may merge with a bank with a different home state so long as neither of the home states have opted out of interstate branching between the date of enactment of the Interstate Act and May 31, 1997. Once a bank has established branches in a state through an interstate merger transaction, such bank may establish and acquire additional branches at any location in that state where any bank involved in the interstate merger transaction could have established or acquired branches under applicable Federal or state law. The Interstate Act further provides that states may enact laws permitting interstate merger transactions prior to June 1, 1997. If a state opts out of interstate branching within the specified time period, no bank in any other state may establish a branch in that state, either through an acquisition or de novo.

                      DESCRIPTION OF SHAWMUT CAPITAL STOCK

GENERAL

     The authorized capital stock of Shawmut consists of 300,000,000 shares of Shawmut Common Stock and 10,000,000 shares of preferred stock, without par value ("Shawmut Preferred Stock"), issuable in one or more series with such terms and at such times and for such consideration as the Shawmut Board determines. As of January 31, 1995, there were issued 121,586,053 shares of Shawmut Common Stock (including 13,390 shares of treasury stock), 700,000 shares of Shawmut Preferred Stock designated as Preferred Stock with Cumulative and Adjustable Dividends (the "Adjustable Preferred"), 575,000 shares of Shawmut Preferred Stock designated as 9.30% Cumulative Preferred Stock (the "9.30% Cumulative Preferred") and 500,000

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

shares of Shawmut Preferred Stock designated as 9.35% Cumulative Preferred Stock (the "9.35% Cumulative Preferred") .

     As of January 31, 1995, approximately 9,409,380 shares of Shawmut Common Stock had been reserved for issuance upon the exercise of outstanding stock options under various employee incentive and purchase plans, 10,314,108 shares of Shawmut Common Stock were reserved for issuance pursuant to Shawmut's dividend reinvestment and stock purchase plans. In addition, as of February 6, 1995, 3,000,000 shares of a series of Shawmut Preferred Stock designated as Series A Junior Participating Preferred Stock (the "Series A Preferred") were reserved for issuance as provided in the Rights Plan described below. In connection with the settlement of certain litigation, Shawmut entered into a Warrant Agreement with Chemical Bank, as Warrant Agent, dated as of January 7, 1994, which provides for the issuance of up to 1,329,115 shares of Shawmut Common Stock pursuant to the terms and conditions contained therein.

     The following description contains a summary of the material features of the capital stock of Shawmut but does not purport to be complete and is subject in all respects to the applicable provisions of the Delaware General Corporate Law (the "DGCL") and is qualified in its entirety by reference to the Restated Certificate of Incorporation of Shawmut (the "Shawmut Certificate"), including the Certificates of Designation pursuant to which the Adjustable Preferred, the 9.30% Cumulative Preferred and the 9.35% Cumulative Preferred were issued and the terms of the Rights Agreement, dated as of February 28, 1989 (the "Shawmut Rights Agreement"), between Shawmut and Chemical Bank, successor by merger to Manufacturers Hanover Trust Company, as Rights Agent described below. A copy of the Shawmut Certificate, each Certificate of Designation and the Shawmut Rights Agreement is incorporated in this Proxy Statement/Prospectus by reference.

COMMON STOCK

     The holders of Shawmut Common Stock are entitled to dividends when and as declared by the Shawmut Board out of funds legally available therefor. The Adjustable Preferred, the 9.30% Cumulative Preferred and the 9.35% Cumulative Preferred have preference over the Shawmut Common Stock with respect to the payment of dividends. Shawmut is also subject to certain regulatory restrictions on the payment of dividends. See "CERTAIN REGULATORY CONSIDERATIONS."

     The holders of Shawmut Common Stock are entitled to one vote for each share held on all matters as to which shareholders are entitled to vote. The Shawmut Common Stock is the only outstanding security of Shawmut entitled to vote for directors, unless and until Shawmut is in default on the equivalent of six quarterly dividends payable on any outstanding series of Shawmut Preferred Stock. See "-- Shawmut Preferred Stock" below.

     Except as otherwise provided in the Certificate of Designation providing for the issue of any series of Shawmut Preferred Stock, in the event of any liquidation, dissolution or winding up of Shawmut, whether voluntary or involuntary, after payment shall have been made to the holders of all series of Shawmut Preferred Stock (including the Adjustable Preferred, the 9.30% Cumulative Preferred and the 9.35% Cumulative Preferred) of the full preferential amounts to which such holders are entitled, the holders of shares of Shawmut Common Stock shall be entitled, to the exclusion of the holders of Shawmut Preferred Stock, to share, ratably according to the number of shares of Shawmut Common Stock held by them, in all remaining assets of Shawmut available for distribution to its shareholders.

     Certain business combinations involving Shawmut and any beneficial owner of 10 percent or more of the outstanding voting stock of Shawmut, any affiliate of Shawmut or any affiliate of such owner must be approved by the holders of 80 percent of the outstanding voting stock, unless approved by a majority of continuing directors or certain minimum price and procedural requirements are met. These provisions may have the effect of delaying, deferring or preventing a change in control of Shawmut. See "COMPARISON OF SHAREHOLDER RIGHTS -- Certain Business Combinations."

     Holders of Shawmut Common Stock are not entitled to cumulative voting rights, or any preemptive, preferential or subscriptive rights with respect to any securities of Shawmut, except as described below under "Rights Plan." Outstanding shares of Shawmut Common Stock are fully paid and nonassessable. Chemical

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

Bank, successor by merger to Manufacturers Hanover Trust Company, is the transfer agent, registrar and dividend disbursement agent for Shawmut Common Stock.

RIGHTS PLAN

     On February 28, 1989, the Shawmut Board declared a dividend distribution of one right (a "Shawmut Right") for each outstanding share of Shawmut Common Stock to shareholders of record at the close of business on March 13, 1989. Prior to the occurrence of a Distribution Date (described below), Shawmut Rights will be deemed to be delivered with each share of Shawmut Common Stock issued by Shawmut, including in connection with the issuance of the shares of Shawmut Common Stock to be issued in the Merger. Each Shawmut Right entitles the registered holder to purchase from Shawmut a unit consisting of one one-hundredth of a share (a "Unit") of Series A Preferred, at a purchase price of $100 per Unit, subject to adjustment. The description and terms of the Shawmut Rights are summarized below and are set forth in the Shawmut Rights Agreement.

     At the present time, the Shawmut Rights are attached to all Shawmut Common Stock certificates representing outstanding shares, and no separate Shawmut Rights certificates will be distributed. The Shawmut Rights will separate from the Shawmut Common Stock and a Distribution Date will occur upon the earliest of
(i) 10 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Shawmut Common Stock (the "Stock Acquisition Date"); (ii) 10 business days (or such later date as may be determined by the Shawmut Board) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of such outstanding shares of Shawmut Common Stock; and (iii) 10 business days following the determination by the Shawmut Board, upon a determination of at least a majority of the unaffiliated "Continuing Directors" who are not officers of Shawmut, that, with respect to any person who has, alone or together with his affiliates or associates, become the beneficial owner of 10% or more of the shares of Shawmut Common Stock outstanding (a) such beneficial ownership by such person is intended to cause Shawmut to repurchase the Shawmut Common Stock beneficially owned by such person or to cause pressure on Shawmut to take action or enter into a transaction or series of transactions intended to provide such person with short-term financial gain under circumstances where such directors determine that the best long-term interests of Shawmut and its shareholders would not be served by taking such action or entering into such transactions or series of transactions at that time or (b) such beneficial ownership is causing or reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers, impairment of Shawmut's ability to maintain its competitive position or impairment of Shawmut's business reputation or ability to deal with governmental agencies) on the business or prospects of Shawmut (any such person being referred to herein and in the Shawmut Rights Agreement as an "Adverse Person").

     The Shawmut Rights are not exercisable until the Distribution Date and will expire at the close of business on March 13, 1999 unless earlier redeemed by Shawmut as described below.

     In the event that (i) a person becomes the beneficial owner of 20% or more of the then-outstanding shares of Shawmut Common Stock (except pursuant to an offer for all outstanding shares of Shawmut Common Stock which a majority of the unaffiliated Continuing Directors who are not officers of Shawmut determines to be fair to and otherwise in the best interests of Shawmut and its shareholders); or (ii) the Shawmut Board determines, upon the determination by at least a majority of the unaffiliated Continuing Directors who are not officers of Shawmut, that a person is an Adverse Person, each holder of a Shawmut Right will thereafter have the right to receive, upon exercise, Shawmut Common Stock (or, in certain circumstances, cash, property or other securities of Shawmut) having a value (based on the lowest closing price of the Shawmut Common Stock during the twelve-month period preceding such event) equal to two times the exercise price of the Shawmut Right. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Shawmut Rights that are, or (under certain circumstances specified in the Shawmut Rights Agreement) were, beneficially owned by any Acquiring Person or Adverse Person will be null and void. However, Shawmut Rights are not exercisable following the

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

occurrence of either of the events set forth above until such time as the Shawmut Rights are no longer redeemable by Shawmut as set forth below.

     In the event that, at any time following the Stock Acquisition Date or the determination that someone is an Adverse Person (i) Shawmut is acquired in a merger or other business combination transaction in which Shawmut is not the surviving company or in which it is the surviving company but the Shawmut Common Stock is changed or exchanged (other than a merger which follows an offer described in the preceding paragraph); or (ii) more than 50 percent of Shawmut's assets, cash flow or earning power is sold or transferred, each holder of a Shawmut Right (except Shawmut Rights which previously have been voided as set forth above) will thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Shawmut Right. The events set forth in this paragraph and in the preceding paragraph are referred to as the "Triggering Events."

     In general, at any time until 10 business days following the Stock Acquisition Date, Shawmut may redeem the Shawmut Rights in whole, but not in part, at a price of $.01 per Shawmut Right (payable in cash, Shawmut Common Stock or other consideration deemed appropriate by the Shawmut Board). Under certain circumstances set forth in the Shawmut Rights Agreement, the decision to redeem the Shawmut Rights will require the concurrence of a majority of the Continuing Directors. Shawmut may not redeem the Shawmut Rights if the Shawmut Board has previously declared a person to be an Adverse Person. Immediately upon the action of the Shawmut Board ordering redemption of the Shawmut Rights, the Shawmut Rights will terminate and the only right of the holders of Shawmut Rights will be to receive the $.01 redemption price.

     The term "Continuing Directors" means any member of the Shawmut Board who was a member of the Shawmut Board prior to the date of the Shawmut Rights Agreement, and any person who is subsequently elected to the Shawmut Board if such person is recommended or approved by a majority of the Continuing Directors, but will not include an Acquiring Person, an Adverse Person, or an affiliate or associate of any such Person or any representative of any of the foregoing.

     Until a Shawmut Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Shawmut including, without limitation, the right to vote or to receive dividends.

     Other than those provisions relating to the principal economic terms of the Shawmut Rights, any of the provisions of the Shawmut Rights Agreement may be amended by the Shawmut Board prior to the Distribution Date. After the Distribution Date, the provisions of the Shawmut Rights Agreement may be amended by the Shawmut Board (in certain circumstances, with the concurrence of the Continuing Directors) in order to cure any ambiguity, to make changes which do not adversely affect the interest of holders of Shawmut Rights, or to shorten or lengthen any time period under the Shawmut Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Shawmut Rights are not redeemable.

     The Shawmut Rights have certain anti-takeover effects. The Shawmut Rights will cause substantial dilution to a person or group that attempts to acquire Shawmut in a manner defined as a Triggering Event unless the offer is conditioned on a substantial number of Shawmut Rights being acquired. The Shawmut Rights, however, should not affect any prospective offeror willing to make an offer for all outstanding shares of Shawmut Common Stock and other voting securities at a fair price and otherwise in the best interests of Shawmut and its shareholders as determined by the Shawmut Board or affect any prospective offeror willing to negotiate with the Shawmut Board. The Shawmut Rights should not interfere with any merger or other business combination approved by the Shawmut Board since the Shawmut Board may, at its option, at any time until ten business days following the Stock Acquisition Date, redeem all, but not less than all, of the then outstanding Shawmut Rights at the $.01 redemption price.

SHAWMUT PREFERRED STOCK

     The Shawmut Board is authorized in the Shawmut Certificate to issue up to 10,000,000 shares of Shawmut Preferred Stock in series and to determine the designation of each series, dividend rate, voting rights, conversion or exchange provisions, redemption provisions, liquidation preferences, sinking fund

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

provisions and all other rights pertaining to the Shawmut Preferred Stock. The following is a brief description of the Adjustable Preferred, 9.30% Cumulative Preferred and the 9.35% Cumulative Preferred, the only series of Shawmut Preferred Stock outstanding. The Adjustable Preferred, the 9.30% Cumulative Preferred and the 9.35% Cumulative Preferred have preference over the Shawmut Common Stock with respect to the payment of dividends and the distribution of assets in the event of liquidation, winding up or dissolution of Shawmut.

     Dividends on the outstanding Adjustable Preferred, 9.30% Cumulative Preferred and the 9.35% Cumulative Preferred are cumulative. The dividend rate on the Adjustable Preferred is established quarterly at the rate of 2.25% below the highest of (a) the three-month U.S. Treasury bill rate, (b) the U.S. Treasury ten-year constant maturity rate and (c) the U.S. Treasury twenty-year constant maturity rate, in each case as defined in the terms of the Adjustable Preferred, but may not be less than 6% per annum or greater than 12% per annum.

     If the equivalent of six quarterly dividends payable on the Adjustable Preferred, the 9.30% Cumulative Preferred or the 9.35% Cumulative Preferred are in default, the number of directors of Shawmut will be increased by two and the holders of all outstanding series of Shawmut Preferred Stock, voting as a single class without regard to series, will be entitled to elect two additional directors until all accrued dividends have been paid. In addition, the vote of the holders of two-thirds of each of the Adjustable Preferred, the 9.30% Cumulative Preferred and the 9.35% Cumulative Preferred, each voting as a separate class, is required in order to amend or alter the Shawmut Certificate in a manner which would adversely affect the preferences, rights, powers or privileges of the Adjustable Preferred, the 9.30% Cumulative Preferred or the 9.35% Cumulative Preferred, respectively; and the vote of two-thirds of the Adjustable Preferred, the 9.30% Cumulative Preferred, the 9.35% Cumulative Preferred and all of the series of Shawmut Preferred Stock ranking on a parity, either as to dividends or upon liquidation, with the Adjustable Preferred, the 9.30% Cumulative Preferred and the 9.35% Cumulative Preferred, voting together as a single class, is required in order to reclassify stock of Shawmut into stock ranking prior, either as to dividends or upon liquidation, to the Adjustable Preferred, the 9.30% Cumulative Preferred and the 9.35% Cumulative Preferred, or authorize the creation or issuance of stock, or of a security convertible into or evidencing a right to purchase stock, ranking prior, either as to dividends or upon liquidation, to the Adjustable Preferred, the 9.30% Cumulative Preferred and the 9.35% Cumulative Preferred.

     In the event of any liquidation, dissolution or winding up of Shawmut, the holders of the Adjustable Preferred are entitled to receive $50.00 per share plus accrued and unpaid dividends and the holders of the 9.30% Cumulative Preferred and the 9.35% Cumulative Preferred are entitled to receive $250.00 per share plus accrued and unpaid dividends. Shares of Adjustable Preferred may be redeemed at the option of Shawmut at a redemption price per share of $50.00 per share, plus accrued and unpaid dividends.

     The shares of the 9.30% Cumulative Preferred are represented by Depositary Shares (the "9.30% Depositary Shares"). Each 9.30% Depositary Share represents a one-tenth interest in a share of 9.30% Cumulative Preferred and is not subject to any mandatory redemption or sinking fund provisions. The 9.30% Cumulative Preferred is redeemable on at least 30 but not more than 60 days notice, at the option of Shawmut, as a whole or in part, at any time on and after October 15, 1997 at a redemption price equal to $250 per share plus accrued and unpaid dividends.

     The shares of the 9.35% Cumulative Preferred are represented by Depositary Shares (the "9.35% Depositary Shares"). Each 9.35% Depositary Share represents a one-tenth interest in a share of 9.35% Cumulative Preferred and is not subject to any mandatory redemption or sinking fund provisions. The 9.35% Cumulative Preferred is redeemable on at least 30 but not more than 60 days notice, at the option of Shawmut, as a whole or in part, at any time on and after January 15, 2000 at a redemption price equal to $250 per share plus accrued and unpaid dividends.

                        COMPARISON OF STOCKHOLDER RIGHTS

     Upon the consummation of the transactions contemplated in the Merger Agreement, the stockholders of Northeast will become stockholders of Shawmut. Since both Shawmut and Northeast are Delaware

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

corporations, Northeast stockholders who receive Shawmut Common Stock will continue to be subject to the privileges and restrictions provided in the DGCL. In addition, the rights presently enjoyed by Northeast's stockholders under the relevant provisions of the Certificate of Incorporation of Northeast (the "Northeast Certificate") and the By-laws of Northeast (the "Northeast By-laws") differ in some respects from the rights they would have as stockholders of Shawmut under the relevant provisions of the Shawmut Certificate and the By-laws of Shawmut (the "Shawmut By-laws"). This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the Shawmut Certificate, the Shawmut By-laws, the Northeast Certificate, the Northeast By-laws, the DGCL and the Shawmut Rights Agreement.

VOTING RIGHTS

     Shawmut. Shawmut's Certificate provides that holders of shares of Shawmut Common Stock are entitled to one vote per share of record for the election of directors and all other purposes, subject to the voting rights, if any, of holders of any Shawmut Preferred Stock.

     Northeast. The Northeast Certificate provides that holders of shares of Northeast Common Stock have cumulative voting rights with respect to election of directors.

     Northeast's cumulative voting rights, together with the classification of the Northeast Board discussed below under "-- Size and Classification of Board of Directors," increases the difficulty of a stockholder to ensure the election of a particular director or to gain control of the Northeast Board.

ACTION BY WRITTEN CONSENT

     Shawmut. The DGCL provides that, unless otherwise provided in the certificate of incorporation, stockholders may act by written consent if consents are signed representing not less than the minimum number of votes that would be necessary to take such action at a meeting where all shares entitled to vote were present and voted. The Shawmut Certificate does not provide otherwise.

     Northeast. The Northeast Certificate provides that stockholders may not act by written consent, subject to the rights of holders of any class or series of Preferred Stock.

     The certificate of designation of the outstanding Series B Preferred Stock permits holders of such series to act by written consent, but only as to any amendment to the provisions of the Series B Preferred Stock and to the creation, authorization or issuance of a new series of preferred stock (or increase in the authorized amount of an existing series of preferred stock) or a class of other stock with preference or priority over or on a parity with the Series B Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of Northeast.

     In a publicly-held corporation with many stockholders, such as Shawmut, the practical ability of stockholders to act by written consent in circumstances in which they could not otherwise call a special meeting, as described below, is remote.

SPECIAL MEETINGS OF STOCKHOLDERS

     Shawmut. Pursuant to the Shawmut By-laws, special meetings of stockholders may be called by the Shawmut Board, the Chairman of the Board or upon the written request of seven or more stockholders holding not less than 30% of the outstanding shares of Shawmut Common Stock.

     Northeast. Neither the Northeast Certificate nor the Northeast By-laws give the right to stockholders to call special meetings.

     Thus, under certain circumstances Shawmut stockholders have the right to have a special meeting called, whereas Northeast stockholders do not have such a right.

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

STOCKHOLDER NOMINATIONS AND PROPOSALS FOR BUSINESS

     Shawmut. The Shawmut By-laws establish procedures that must be followed for stockholders to nominate individuals to the Shawmut Board or to propose business at the annual meeting of stockholders. In order to nominate individuals to the Shawmut Board, a stockholder must provide timely notice of such nomination in writing to the Secretary of Shawmut and a written statement by the candidate of his or her willingness to serve. Such notice must include the information required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act, along with the name, record address, class and number of shares of capital stock of Shawmut beneficially owned by the stockholder giving such notice.

     In order to properly propose that certain business come before the annual meeting of stockholders, a stockholder must provide timely notice in writing to the Secretary of Shawmut which notice must include a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting. In addition, the notice must contain the name, record address, class and number of shares of capital stock of Shawmut beneficially owned by the stockholder giving such notice and any material interest of the stockholder in such business.

     To be timely, notice must be delivered to Shawmut not less than 50 nor more than 75 days prior to the meeting at which directors are to be elected or the proposed business is to be conducted, or, if Shawmut gives less than 65 days' notice of the meeting, then notice by the stockholder must be received by the close of business on the 15th day following the earlier of the date notice of the meeting was mailed or public disclosure of the meeting was made.

     Northeast. The Northeast By-laws establish similar procedures that must be followed for stockholders to nominate individuals to the Northeast Board or to propose business at the annual meeting of stockholders. The informational requirements of the Northeast By-laws for nominations to the Northeast Board and business proposals are essentially the same as those of Shawmut; however, under the Northeast By-laws, in order to be timely, notice must be delivered to Northeast not less than 60 days prior to the meeting at which directors are to be elected or the proposed business is to be conducted, or, if Northeast gives less than 70 days' notice of the meeting then notice by the stockholder must be received by the close of business on the 10th day following the date on which notice of the meeting was mailed to stockholders.

     Except for the timing requirements described above for nominating directors or proposing business at a stockholder meeting and the differences between such timing requirements for Shawmut and Northeast stockholders, there are no material differences between Shawmut and Northeast's procedures for nominating directors or proposing business at a stockholders meeting.

BUSINESS COMBINATIONS

     Shawmut. The Shawmut Certificate provides that any "Business Combination" involving Shawmut and a person who beneficially owns 10% or more of Shawmut's capital stock or certain affiliates or associates of Shawmut (a "Shawmut Related Person") must be approved by the holders of at least 80% of the votes entitled to be cast by the holders of the outstanding shares of Shawmut voting stock (the "Shawmut Voting Requirement") voting together as a single class. The Shawmut Voting Requirement does not apply if (i) the Business Combination is approved by a majority of the "Shawmut Continuing Directors" (defined generally to include any person who is unaffiliated with, and not a representative of, the Shawmut Related Person in the Business Combination and who either was a director immediately prior to the time the Shawmut Related Person became such a person or was recommended or elected to succeed such a Shawmut Continuing Director by a majority of the Shawmut Continuing Directors); or (ii) certain "fair price" (defined generally to mean that the consideration to be received by stockholders in such Business Combination shall be at least equal to the higher of, and in the same form as, the consideration paid by the Shawmut Related Person for such person's acquisition of the applicable Shawmut capital stock within the two year period immediately prior to the first public announcement of the proposal of the Business Combination or in the transaction in which such person became a Shawmut Related Person) and other criteria are met. As defined in the Shawmut Certificate, a Business Combination includes, among other things, (i) any merger or consolidation of

Shawmut with any Shawmut Related Person or affiliate or associate thereof; (ii) the sale by Shawmut of assets or securities having a fair market value equal to 10% or more of the total shareholders' equity of Shawmut ("Substantial Assets") to a Shawmut Related Person or an affiliate or associate thereof, (iii) the acquisition by Shawmut of Substantial Assets from a Shawmut Related Person or an affiliate or associate thereof; (iv) the adoption of a plan or proposal for the liquidation or dissolution of Shawmut proposed by or on behalf of a Shawmut Related Person or an affiliate or associate thereof; (v) any transaction that has the effect of increasing the proportionate share of any class of equity or convertible security of Shawmut or any subsidiary that is beneficially owned by a Shawmut Related Person or any affiliate or associate thereof and (vi) any agreement or arrangement providing for any of the foregoing. This provision of the Shawmut Certificate can only be amended or repealed upon the affirmative vote by the holders of at least 80% of the voting stock entitled to vote unless such amendment or repeal is unanimously recommended by the Shawmut Board and all of such directors are Shawmut Continuing Directors.

     Northeast. The Northeast Certificate provides that any "Northeast Business Combination" (as defined below) involving Northeast and any person who, together with affiliates and associates, beneficially owns 5% or more of Northeast Common Stock (a "Northeast Related Person") must be approved by the holders of at least 80% of each class of stock of Northeast unless (i) the Northeast Business Combination was approved by at least two thirds of the Northeast Continuing Directors (defined generally as a director who was a member of the Northeast Board immediately prior to the time the Northeast Related Person acquired 5% or more of Northeast Common Stock), or (ii) that (a) certain "fair price" (defined generally to mean that the aggregate consideration to be received per share of capital stock of Northeast in the Northeast Business Combination by the holders of capital stock of Northeast, other than the Northeast Related Person involved in the Northeast Business Combination, is in the same form as, and is not less than, the highest per share price paid by such Related Person in acquiring any of its holdings of Northeast's capital stock); and (b) the Northeast Business Combination is approved by the affirmative vote of the holders of not less than two thirds of each class of stock of Northeast. As defined in the Northeast Certificate, a Northeast Business Combination means (i) any merger or consolidation of Northeast with or into a Northeast Related Person, (ii) any sale, lease, exchange, transfer or other disposition of 10% or more of the assets of Northeast or of a subsidiary, to a Northeast Related Person, (iii) any merger or consolidation of a Northeast Related Person with or into Northeast or a subsidiary of Northeast, (iv) any sale, lease, exchange, transfer or other disposition of 10% or more of the assets of a Northeast Related Person to Northeast or a subsidiary of Northeast, (v) the issuance of any securities of Northeast to a Northeast Related Person, (vi) the acquisition by Northeast or a subsidiary of Northeast of any securities of a Northeast Related Person, (vii) any reclassification of Northeast Common Stock or any recapitalization involving Northeast Common Stock, consummated within five years after a Northeast Related Person becomes a Northeast Related Person, and (viii) any agreement, contract or other arrangement providing for any of the foregoing.

     This provision of the Northeast Certificate can only be amended or repealed if it is first proposed by the Northeast Board and thereafter approved by the affirmative vote of the holders of at least 80% of each class of stock of Northeast, voting separately as a class, which shall include the affirmative vote of at least 50% of the outstanding vote of Northeast Common Stock held by shareholders other than a Related Person; provided, however, that such 80% vote shall not be required for any such amendment, change or repeal recommended to shareholders of Northeast by the affirmative vote of not less than two thirds of the Northeast Continuing Directors and in such event such amendment, change or repeal so recommended shall require only the vote, if any, required under the applicable provisions of law.

     In addition, the Northeast Certificate provides that the Northeast Board, when evaluating any offer of another person to (A) make a tender or exchange offer for any equity security of Northeast, (B) merge or consolidate Northeast with another corporation or entity or (C) purchase or otherwise acquire all or substantially all of the properties and assets of Northeast may, in connection with the exercise of its judgment in determining what is in the best interest of Northeast and its stockholders, give due consideration to all relevant factors, including, without limitation, the social and economic effect of acceptance of such offer on Northeast's present and future customers and employees and those of its subsidiaries; on the communities in which Northeast and its subsidiaries operate or are located; on the ability of its subsidiary savings association to fulfill the objectives of a savings association under applicable statutes and regulations.

     The Northeast Certificate's business combination provision generally provides for additional and higher tests to be met for approval of a "Northeast Business Combination" under the Northeast Certificate than the Shawmut's Certificate's "Business Combination" provision.

RIGHTS PLANS

     Shawmut. On February 28, 1989, the Shawmut Board declared a dividend distribution of one Shawmut Right for each outstanding share of Shawmut Common Stock to stockholders of record at the close of business on March 13, 1989. For a description of the Shawmut Rights and the related Shawmut Rights Agreement, together with a discussion of the effects of the Shawmut Rights, see "DESCRIPTION OF SHAWMUT CAPITAL STOCK -- Rights Plan."

     Northeast.  The Northeast Board has not adopted a stockholder rights plan.

SIZE AND CLASSIFICATION OF BOARD OF DIRECTORS

     Shawmut. The Shawmut By-laws provide for not less than three directors. The Shawmut By-laws also provide that the majority of the directors then in office may, between annual meetings of stockholders, increase the membership of the Board by up to eight members. Shawmut currently has 12 directors. The DGCL contains a provision allowing for the division of a corporation's board of directors into a maximum of three classes, in which case each class of directors shall serve for a term of three years, with the terms staggered such that one class shall come up for election each year. Shawmut has not provided for such a classification of directors.

     Northeast. Northeast's Certificate and By-laws provide for division of the Northeast Board into three classes, with each class as nearly equal in the number of directors as the other classes to the extent permitted by the number of directors constituting the entire Board of Directors. As a result of the classification of the Northeast Board, any person attempting to have a slate of nominees elected which would constitute a majority of the Northeast Board would need at least two Annual Meetings to do so. Northeast's By-laws provide further that the Northeast Board will consist of twelve directors, subject to the rights of the holders of any class or series of preferred stock.

     Pursuant to the terms of the Series B Preferred Stock, the size of the Northeast Board has been increased by two members and DEPCO, or a permitted nominee under the DEPCO Agreement, has the right to elect both of these directors provided that it holds at least 211,020 shares of Series B Preferred Stock. If DEPCO and permitted nominees hold less than 211,020 shares but 105,510 shares or more of Series B Preferred Stock, the size of the Northeast Board will be reduced by one and such holder will have the right to elect only one member of the Northeast Board. If DEPCO and permitted nominees hold less than 105,510 shares of Series B Preferred Stock, the Northeast Board will be reduced and such holder will lose the right to elect a member of the Northeast Board. DEPCO currently has the right to elect two directors of Northeast. However, one of the two directors elected by DEPCO has recently resigned and, accordingly, the Northeast Board currently consists of thirteen members.

     Any person attempting to have a slate of nominees for Northeast director elected which would constitute a majority of the Northeast Board would need at least two Annual Meetings to do so and, as a result, Northeast's classified board may have certain anti-takeover effects.

REMOVAL OF DIRECTORS

     Shawmut. Neither the Shawmut Certificate nor the Shawmut By-laws contains any provisions regarding removal of directors. Under the DGCL, any director may be removed, with or without cause, except as described below, by the holders of a majority of shares then entitled to vote at an election of directors.

     Northeast. The DGCL provides that unless the certificate of incorporation provides otherwise, in the case of a corporation whose board is classified, as is Northeast's, stockholders may remove a director only with cause. The Northeast Certificate provides that subject to the rights of the holders of any series of Northeast preferred stock outstanding, any director, or the entire Northeast Board, may be removed from office, only for cause, by affirmative vote of the holders of a majority of the voting power of all outstanding shares of capital stock of Northeast entitled to vote generally in the election of directors, voting together as a single class.

     Thus, the Northeast Certificate restricts the ability of Northeast stockholders to remove directors from office whereas the Shawmut Certificate does not contain any such restrictions.

INDEMNIFICATION

     Shawmut. The Shawmut By-laws provide that Shawmut will, under certain circumstances, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of Shawmut, or is or was serving at the request of Shawmut as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Expenses incurred in defending or investigating such a threatened or pending action, suit or proceeding will be paid by Shawmut in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on the behalf of the director, officer, employee or agent to repay such amount in the event that it is determined that he or she is not entitled to be indemnified.

     Northeast. The Northeast Certificate provides that Northeast will, under certain circumstances, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of Northeast or is or was serving at the request of Northeast as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Northeast Certificate does not require Northeast to indemnify Northeast employees or agents. Expenses incurred in defending or investigating such a threatened or pending action, suit or proceeding will be paid by Northeast in advance of the final disposition of such action, suit or proceeding, provided that, as required by the DGCL, it will receive an undertaking by or on the behalf of the director or officer to repay all amounts so advanced if it is determined that he or she is not entitled to be indemnified. Such expenses will be advanced to directors or officers only in their capacity as directors or officers (and not in any other capacity in which service will be rendered by such director or officer, including, for example, service to an employee benefit plan). Northeast may, however, to the extent authorized from time to time by its Board of Directors and by the DGCL grant the right to indemnification and the right to the advancement of expenses to any employee or agent of Northeast.

     Although Shawmut's indemnification obligations described above are slightly broader than those of Northeast, the practical effect on stockholders is likely to be minimal.

              UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES
                    NORTHEAST FEDERAL CORP. AND SUBSIDIARIES
          BUSINESS FINANCE DIVISION OF BARCLAYS BUSINESS CREDIT, INC.

             UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEET
                               SEPTEMBER 30, 1994

     The following Unaudited Pro Forma Condensed Combining Balance Sheet was prepared by Shawmut and presents the combined financial position of Shawmut and Northeast as of September 30, 1994, assuming the Merger had occurred on September 30, 1994. The Unaudited Pro Forma Condensed Combining Balance Sheet also gives effect to Shawmut's pending acquisition of substantially all of the assets, and assumption of certain of the liabilities, of the Business Finance Division of Barclays Business Credit, Inc. ("Barclays"), assuming such acquisition and assumption also had occurred on September 30, 1994. Such pro forma information is based on historical balance sheet data of Shawmut, Northeast and Barclays as of September 30, 1994 and gives effect to the Merger and the pending acquisition by Shawmut of Barclays accounted for under the purchase method of accounting, along with the assumptions and adjustments in the accompanying notes to the unaudited pro forma condensed financial information. This Unaudited Pro Forma Condensed Combining Balance Sheet should be read in conjunction with the Unaudited Pro Forma Condensed Combining Statements of Income appearing elsewhere in this Proxy Statement/Prospectus and the historical financial statements and notes thereto of Shawmut, Northeast and Barclays which are incorporated by reference in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The Unaudited Pro Forma Condensed Combining Balance Sheet is presented for informational purposes only and is not necessarily indicative of the combined financial position that would have occurred if the Merger and the pending acquisition by Shawmut of Barclays had been consummated on September 30, 1994 or which may be obtained in the future.

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES
                    NORTHEAST FEDERAL CORP. AND SUBSIDIARIES
          BUSINESS FINANCE DIVISION OF BARCLAYS BUSINESS CREDIT, INC.

             UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEET
                               SEPTEMBER 30, 1994

                                                                                        SHAWMUT/
                                                HISTORICAL             NORTHEAST        NORTHEAST                      AGGREGATE
                                         -------------------------     PRO FORMA        PRO FORMA       BARCLAYS       PRO FORMA
                                           SHAWMUT      NORTHEAST     ADJUSTMENTS       COMBINED      PRO FORMA(5)     COMBINED
                                         -----------    ----------    -----------      -----------    ------------    -----------
                                                                              (IN THOUSANDS)
ASSETS
Cash and due from banks................  $ 1,675,479    $   26,881     $ (41,987)(1b)  $ 1,620,068     $   11,206     $ 1,631,274
                                                                         (40,305)(1c)
Securities
  Available for sale, at fair value....    2,086,786       163,715        (8,238)(1a)    2,242,263                      2,242,263
  Held to maturity.....................    8,200,234     1,961,378       (45,023)(1a)   10,116,589                     10,116,589
Federal funds sold and securities
  purchased under agreement to
  resell...............................      278,960         4,270                         283,230                        283,230
Residential mortgages held for sale....       99,518         7,003                         106,521                        106,521
Loans..................................   17,735,885       971,425       (23,717)(1a)   18,683,593      2,226,079      20,909,672
Less: reserve for credit losses........      567,805        11,698                         579,503         41,366         620,869
                                         -----------    ----------     ---------       -----------     ----------     -----------
Net loans..............................   17,168,080       959,727       (23,717)       18,104,090      2,184,713      20,288,803
Rhode Island covered assets............                     86,826                          86,826                         86,826
Trading account securities.............       41,840                                        41,840                         41,840
Premises and equipment.................      328,466        27,279        (6,000)(1a)      349,745          3,493         353,238
Intangibles............................      151,506                     145,820 (1a)      297,326        225,000         522,326
Other assets...........................    1,320,796       112,626        37,194 (1a)    1,470,616          3,358       1,473,974
                                         -----------    ----------     ---------       -----------     ----------     -----------
        Total assets...................  $31,351,665    $3,349,705     $  17,744       $34,719,114     $2,427,770     $37,146,884
                                         ===========    ==========     =========       ===========     ==========     ===========
LIABILITIES
Deposits...............................  $19,519,148    $2,375,460     $   5,162 (1a)  $21,899,770                    $21,899,770
Other borrowings.......................    7,668,611       731,620        (1,191)(1a)    8,399,040     $1,912,305      10,311,345
Notes and debentures...................    1,633,829        40,305       (40,305)(1c)    1,633,829        400,000       2,033,829
Other liabilities......................      400,812        67,188        23,640 (1a)      493,640         15,465         509,105
                                                                           2,000 (1a)
                                         -----------    ----------     ---------       -----------     ----------     -----------
        Total liabilities..............   29,222,400     3,214,573       (10,694)       32,426,279      2,327,770      34,754,049
                                         -----------    ----------     ---------       -----------     ----------     -----------
SHAREHOLDERS' EQUITY
Preferred stock........................      178,185             4            (4)(1b)      178,185        100,000         278,185
Common stock...........................        1,196           136          (136)(1a)        1,276                          1,276
                                                                              80 (1a)
Surplus................................    1,270,347       188,673      (146,690)(1a)    1,433,837                      1,433,837
                                                                         163,490 (1a)
                                                                         (41,983)(1b)
Retained earnings......................      719,229       (53,061)       53,061 (1a)      719,229                        719,229
Net unrealized gain (loss) on
  securities available for sale........      (39,502)        2,330        (2,330)(1a)      (39,502)                       (39,502)
Unallocated ESOP shares................                     (3,842)        3,842 (1a)            0
Stock dividend distributable...........                        892          (892)(1a)            0
Treasury stock.........................         (190)                                         (190)                          (190)
                                         -----------    ----------     ---------       -----------     ----------     -----------
        Total shareholders' equity.....    2,129,265       135,132        28,438         2,292,835        100,000       2,392,835
                                         -----------    ----------     ---------       -----------     ----------     -----------
        Total liabilities and
          shareholders' equity.........  $31,351,665    $3,349,705     $  17,744       $34,719,114     $2,427,770     $37,146,884
                                         ===========    ==========     =========       ===========     ==========     ===========

See accompanying notes to unaudited pro forma condensed financial information.

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES
                    NORTHEAST FEDERAL CORP. AND SUBSIDIARIES
          BUSINESS FINANCE DIVISION OF BARCLAYS BUSINESS CREDIT, INC.

          UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF INCOME
                               SEPTEMBER 30, 1994

     The following Unaudited Pro Forma Condensed Combining Statement of Income was prepared by Shawmut and gives effect to the Merger by combining the results of operations of Shawmut and Northeast for the nine months ended September 30, 1994 and the year ended December 31, 1993, as if the Merger had been consummated at the beginning of the periods presented. Also presented is the Unaudited Pro Forma Condensed Combining Statement of Income of Shawmut, Northeast and Barclays for the same periods, as if the Merger and the pending acquisition by Shawmut of Barclays had been consummated at the beginning of the periods presented. Income before cumulative effect of accounting changes per common share and weighted average common shares outstanding are based on the exchange ratio as specified in the Merger Agreement. The Unaudited Pro Forma Condensed Combining Statements of Income give effect to the Merger and the pending acquisition by Shawmut of Barclays accounted for under the purchase method of accounting, along with the assumptions and adjustments in the accompanying notes to the unaudited pro forma condensed financial information. The Unaudited Pro Forma Condensed Combining Statements of Income should be read in conjunction with the Unaudited Pro Forma Condensed Combining Balance Sheet appearing elsewhere in this Proxy Statement/Prospectus and the historical financial statements and notes thereto of Shawmut, Northeast and Barclays which are incorporated by reference in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The Unaudited Pro Forma Condensed Combining Statements of Income do not reflect potential savings that may result from the consolidation of the operations of Shawmut, Northeast and Barclays. The Unaudited Pro Forma Condensed Combining Statements of Income are presented for informational purposes only and are not necessarily indicative of the combined results of operations that would have occurred if the Merger and the pending acquisition by Shawmut of Barclays had been consummated at the beginning of the periods indicated or which may be obtained in the future.

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES
                    NORTHEAST FEDERAL CORP. AND SUBSIDIARIES

          UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF INCOME
                      NINE MONTHS ENDED SEPTEMBER 30, 1994

                                                                                                               SHAWMUT/
                                                                      HISTORICAL             NORTHEAST        NORTHEAST
                                                               ------------------------      PRO FORMA        PRO FORMA
                                                                SHAWMUT       NORTHEAST     ADJUSTMENTS        COMBINED
                                                               ----------     ---------     -----------       ----------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST AND DIVIDEND INCOME
Loans........................................................  $  952,517     $ 65,380        $ 1,186 (1e)   $1,019,083
Securities
  Available for sale, at fair value..........................     110,606        4,924          1,030 (1d)      116,560
  Held to maturity...........................................     325,963       69,324          5,628 (1d)      400,915
Residential mortgages held for sale..........................      13,598                                        13,598
Federal funds sold and securities purchased
  under agreements to resell.................................       4,625        1,626                            6,251
Interest-bearing deposits in other banks.....................       7,857                                         7,857
Trading account securities...................................         659                                           659
                                                               ----------     --------        -------        ----------
        Total interest and dividend income...................   1,415,825      141,254          7,844         1,564,923
                                                               ----------     --------        -------        ----------
INTEREST EXPENSE
Deposits.....................................................     283,959       76,742         (1,935)(1h)      358,766
Other borrowings.............................................     264,454       18,016            297 (1i)      282,767
Notes and debentures.........................................      63,261        2,721         (2,721)(1j)       63,261
                                                               ----------     --------        -------        ----------
        Total interest expense...............................     611,674       97,479         (4,359)          704,794
                                                               ----------     --------        -------        ----------
NET INTEREST INCOME..........................................     804,151       43,775         12,203           860,129
Provision for credit losses..................................       3,000        3,800                            6,800
                                                               ----------     --------        -------        ----------
NET INTEREST INCOME AFTER PROVISION
  FOR CREDIT LOSSES..........................................     801,151       39,975         12,203           853,329
                                                               ----------     --------        -------        ----------
NONINTEREST INCOME
Customer service fees........................................     146,008        5,572                          151,580
Trust and agency fees........................................      87,002                                        87,002
Gain on sale of loans, net...................................                   13,849                           13,849
Securities gains, net........................................                    6,649                            6,649
Other........................................................      41,292        9,566         (2,232)(1g)       48,626
                                                               ----------     --------        -------        ----------
        Total noninterest income.............................     274,302       35,636         (2,232)          307,706
                                                               ----------     --------        -------        ----------
NONINTEREST EXPENSES
Compensation and benefits....................................     367,263       20,853                          388,116
Occupancy and equipment......................................     115,922       13,108           (450)(1f)      128,580
Foreclosed properties provision and expense..................      10,218       12,917                           23,135
Merger related charges.......................................     100,900                                       100,900
Restructuring related charges................................      39,800                                        39,800
Other........................................................     212,799       19,911          7,291 (1m)      240,001
                                                               ----------     --------        -------        ----------
        Total noninterest expenses...........................     846,902       66,789          6,841           920,532
                                                               ----------     --------        -------        ----------
INCOME BEFORE INCOME TAXES...................................     228,551        8,822          3,130           240,503
Income taxes (benefit).......................................      84,671         (295)         4,168 (1k)       88,544
                                                               ----------     --------        -------        ----------
NET INCOME...................................................  $  143,880     $  9,117        $(1,038)       $  151,959
                                                               ==========     ========        =======        ==========
NET INCOME APPLICABLE TO COMMON SHARES.......................  $  132,304     $  6,496        $ 1,583 (1n)   $  140,383
                                                               ==========     ========        =======        ==========
COMMON SHARE DATA
  Net income.................................................  $     1.12     $   0.46                       $     1.11
  Weighted average shares outstanding........................     118,518       14,039                          126,542

 See accompanying notes to unaudited pro forma condensed financial information.

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES
                    NORTHEAST FEDERAL CORP. AND SUBSIDIARIES

          UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1993

                                                                                                  SHAWMUT/
                                                               HISTORICAL          NORTHEAST      NORTHEAST
                                                         ----------------------    PRO FORMA      PRO FORMA
                                                          SHAWMUT     NORTHEAST   ADJUSTMENTS     COMBINED
                                                         ----------   ---------   -----------    ----------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST AND DIVIDEND INCOME
Loans..................................................  $1,242,683   $154,116    $ 1,581 (1e)   $1,398,380
Securities
  At lower of aggregate cost or fair value.............     236,455                 1,373 (1d)      237,828
  Held to maturity.....................................     303,217     65,175      7,504 (1d)      375,896
Residential mortgages held for sale....................      29,636                                  29,636
Federal funds sold and securities purchased
  under agreements to resell...........................      12,590      1,085                       13,675
Interest-bearing deposits in other banks...............         839                                     839
Trading account securities.............................       1,562                                   1,562
                                                         ----------   --------    -------        ----------
         Total interest and dividend income............   1,826,982    220,376     10,458         2,057,816
                                                         ----------   --------    -------        ----------
INTEREST EXPENSE
Deposits...............................................     420,966    121,163     (2,581)(1h)      539,548
Other borrowings.......................................     262,413     23,345        397 (1i)      286,155
Notes and debentures...................................      72,040      3,460     (3,460)(1j)       72,040
                                                         ----------   --------    -------        ----------
         Total interest expense........................     755,419    147,968     (5,644)          897,743
                                                         ----------   --------    -------        ----------
NET INTEREST INCOME....................................   1,071,563     72,408     16,102         1,160,073
Provision for credit losses............................      55,944     23,300                       79,244
                                                         ----------   --------    -------        ----------
NET INTEREST INCOME AFTER PROVISION
  FOR CREDIT LOSSES....................................   1,015,619     49,108     16,102         1,080,829
                                                         ----------   --------    -------        ----------
NONINTEREST INCOME
Customer service fees..................................     187,022     10,181                      197,203
Trust and agency fees..................................     116,845                                 116,845
Securities gains, net..................................      12,468      5,625                       18,093
Other..................................................      97,471      1,933     (2,975)(1g)       96,429
                                                         ----------   --------    -------        ----------
         Total noninterest income......................     413,806     17,739     (2,975)          428,570
                                                         ----------   --------    -------        ----------
NONINTEREST EXPENSES
Compensation and benefits..............................     500,254     32,324                      532,578
Occupancy and equipment................................     163,792     15,399       (600)(1f)      178,591
Foreclosed properties provision and expense............     105,173     17,606                      122,779
Restructuring related charges..........................      36,319                                  36,319
Other..................................................     334,411     27,850      9,721 (1m)      371,982
                                                         ----------   --------    -------        ----------
         Total noninterest expenses....................   1,139,949     93,179      9,121         1,242,249
                                                         ----------   --------    -------        ----------
INCOME (LOSS) BEFORE INCOME TAXES AND CUMULATIVE
  EFFECT OF ACCOUNTING CHANGES.........................     289,476    (26,332)     4,006           267,150
Income taxes (benefit).................................       6,628    (12,193)     5,491 (1k)          (74)
                                                         ----------   --------    -------        ----------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT
  OF ACCOUNTING CHANGES................................  $  282,848   $(14,139)   $(1,485)       $  267,224
                                                         ==========   ========   ========        ==========
INCOME (LOSS) BEFORE CUMULATIVE EFFECT
  OF ACCOUNTING CHANGES APPLICABLE TO COMMON SHARES....  $  267,379   $(18,640)   $ 3,016 (1n)   $  251,755
                                                         ==========   ========    =======        ==========
COMMON SHARE DATA
  Income (loss) before cumulative effect
    of accounting changes..............................  $     2.35   $  (1.75)                  $     2.06
  Weighted average shares outstanding..................     113,908     10,649                      121,932

 See accompanying notes to unaudited pro forma condensed financial information.

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES
                    NORTHEAST FEDERAL CORP. AND SUBSIDIARIES
          BUSINESS FINANCE DIVISION OF BARCLAYS BUSINESS CREDIT, INC.

          UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF INCOME
                      NINE MONTHS ENDED SEPTEMBER 30, 1994

                                                                                               SHAWMUT/
                                                          HISTORICAL          NORTHEAST       NORTHEAST    BARCLAYS    AGGREGATE
                                                    ----------------------    PRO FORMA       PRO FORMA       PRO      PRO FORMA
                                                     SHAWMUT     NORTHEAST   ADJUSTMENTS       COMBINED    FORMA(5)     COMBINED
                                                    ----------   ---------   ------------     ----------   ---------   ----------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST AND DIVIDEND INCOME
Loans............................................   $  952,517   $ 65,380    $ 1,186 (1e)     $1,019,083   $122,125    $1,141,208
Securities.......................................
  Available for sale, at fair value..............      110,606      4,924      1,030 (1d)        116,560                  116,560
  Held to maturity...............................      325,963     69,324      5,628 (1d)        400,915                  400,915
Residential mortgages held for sale..............       13,598                                    13,598                   13,598
Federal funds sold and securities purchased
  under agreements to resell.....................        4,625      1,626                          6,251                    6,251
Interest-bearing deposits in other banks.........        7,857                                     7,857                    7,857
Trading account securities.......................          659                                       659                      659
                                                    ----------   --------    -------          ----------   --------    ----------
        Total interest and dividend income.......    1,415,825    141,254      7,844           1,564,923    122,125     1,687,048
                                                    ----------   --------    -------          ----------   --------    ----------
INTEREST EXPENSE
Deposits.........................................      283,959     76,742     (1,935)(1h)        358,766                  358,766
Other borrowings.................................      264,454     18,016        297 (1i)        282,767     65,850       348,617
Notes and debentures.............................       63,261      2,721     (2,721)(1j)         63,261                   63,261
                                                    ----------   --------    -------          ----------   --------    ----------
        Total interest expense...................      611,674     97,479     (4,359)            704,794     65,850       770,644
                                                    ----------   --------    -------          ----------   --------    ----------
NET INTEREST INCOME..............................      804,151     43,775     12,203             860,129     56,275       916,404
Provision for credit losses......................        3,000      3,800                          6,800      3,300        10,100
                                                    ----------   --------    -------          ----------   --------    ----------
NET INTEREST INCOME AFTER PROVISION
  FOR CREDIT LOSSES..............................      801,151     39,975     12,203             853,329     52,975       906,304
                                                    ----------   --------    -------          ----------   --------    ----------
NONINTEREST INCOME
Customer service fees............................      146,008      5,572                        151,580     10,250       161,830
Trust and agency fees............................       87,002                                    87,002                   87,002
Gain on sale of loans, net.......................                  13,849                         13,849                   13,849
Securities gains, net............................                   6,649                          6,649                    6,649
Other............................................       41,292      9,566     (2,232)(1g)         48,626                   48,626
                                                    ----------   --------    -------          ----------   --------    ----------
        Total noninterest income.................      274,302     35,636     (2,232)            307,706     10,250       317,956
                                                    ----------   --------    -------          ----------   --------    ----------
NONINTEREST EXPENSES
Compensation and benefits........................      367,263     20,853                        388,116     22,000       410,116
Occupancy and equipment..........................      115,922     13,108       (450)(1f)        128,580      4,900       133,480
Foreclosed properties provision and expense......       10,218     12,917                         23,135                   23,135
Merger related charges...........................      100,900                                   100,900                  100,900
Restructuring related charges....................       39,800                                    39,800                   39,800
Other............................................      212,799     19,911      7,291 (1m)        240,001      9,950       249,951
                                                    ----------   --------    -------          ----------   --------    ----------
        Total noninterest expenses...............      846,902     66,789      6,841             920,532     36,850       957,382
                                                    ----------   --------    -------          ----------   --------    ----------
INCOME BEFORE INCOME TAXES.......................      228,551      8,822      3,130             240,503     26,375       266,878
Income taxes (benefit)...........................       84,671       (295)     4,168 (1k)         88,544     10,550        99,094
                                                    ----------   --------    -------          ----------   --------    ----------
NET INCOME.......................................   $  143,880   $  9,117    $(1,038)         $  151,959   $ 15,825    $  167,784
                                                    ==========   ========    =======          ==========   ========    ==========
NET INCOME APPLICABLE TO COMMON SHARES...........   $  132,304   $  6,496    $ 1,583 (1n)     $  140,383   $  8,887    $  149,270
                                                    ==========   ========    =======          ==========   ========    ==========
COMMON SHARE DATA
  Net income.....................................   $     1.12   $   0.46                     $     1.11               $     1.18
  Weighted average shares outstanding............      118,518     14,039                        126,542                  126,542

 See accompanying notes to unaudited pro forma condensed financial information.

                SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES
                   NORTHEAST FEDERAL CORP. AND SUBSIDIARIES
         BUSINESS FINANCE DIVISION OF BARCLAYS BUSINESS CREDIT, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF INCOME
                         YEAR ENDED DECEMBER 31, 1993

                                                                                            SHAWMUT/
                                                       HISTORICAL          NORTHEAST       NORTHEAST   BARCLAYS     AGGREGATE
                                                 ----------------------    PRO FORMA       PRO FORMA      PRO       PRO FORMA
                                                  SHAWMUT     NORTHEAST   ADJUSTMENTS       COMBINED   FORMA(5)      COMBINED
                                                 ----------   ---------   -----------      ---------   --------     ---------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST AND DIVIDEND INCOME
Loans.........................................   $1,242,683   $154,116      $ 1,581 (1e)  $1,398,380   $123,550    $1,521,930
Securities....................................
  At lower of aggregate cost or fair value....      236,455                   1,373 (1d)     237,828                  237,828
  Held to maturity............................      303,217     65,175        7,504 (1d)     375,896                  375,896
Residential mortgages held for sale...........       29,636                                   29,636                   29,636
Federal funds sold and securities purchased
  under agreements to resell..................       12,590      1,085                        13,675                   13,675
Interest-bearing deposits in other banks......          839                                      839                      839
Trading account securities....................        1,562                                    1,562                    1,562
                                                 ----------   --------      -------       ----------   --------    ----------
        Total interest and dividend income....    1,826,982    220,376       10,458        2,057,816    123,550     2,181,366
                                                 ----------   --------      -------       ----------   --------    ----------
INTEREST EXPENSE
Deposits......................................      420,966    121,163       (2,581)(1h)     539,548                  539,548
Other borrowings..............................      262,413     23,345          397 (1i)     286,155     65,000       351,155
Notes and debentures..........................       72,040      3,460       (3,460)(1j)      72,040                   72,040
                                                 ----------   --------      -------       ----------   --------    ----------
        Total interest expense................      755,419    147,968       (5,644)         897,743     65,000       962,743
                                                 ----------   --------      -------       ----------   --------    ----------
NET INTEREST INCOME...........................    1,071,563     72,408       16,102        1,160,073     58,550     1,218,623
Provision for credit losses...................       55,944     23,300                        79,244      4,700        83,944
                                                 ----------   --------      -------       ----------   --------    ----------
NET INTEREST INCOME AFTER PROVISION FOR CREDIT
  LOSSES......................................    1,015,619     49,108       16,102        1,080,829     53,850     1,134,679
                                                 ----------   --------      -------       ----------   --------    ----------
NONINTEREST INCOME
Customer service fees.........................      187,022     10,181                       197,203     13,250       210,453
Trust and agency fees.........................      116,845                                  116,845                  116,845
Securities gains, net.........................       12,468      5,625                        18,093                   18,093
Other.........................................       97,471      1,933       (2,975)(1g)      96,429                   96,429
                                                 ----------   --------      -------       ----------   --------    ----------
        Total noninterest income..............      413,806     17,739       (2,975)         428,570     13,250       441,820
                                                 ----------   --------      -------       ----------   --------    ----------
NONINTEREST EXPENSES
Compensation and benefits.....................      500,254     32,324                       532,578     25,500       558,078
Occupancy and equipment.......................      163,792     15,399         (600)(1f)     178,591      6,500       185,091
Foreclosed properties provision and expense...      105,173     17,606                       122,779                  122,779
Restructuring related charges.................       36,319                                   36,319                   36,319
Other.........................................      334,411     27,850        9,721 (1m)     371,982     16,100       388,082
                                                 ----------   --------      -------       ----------   --------    ----------
        Total noninterest expenses............    1,139,949     93,179        9,121        1,242,249     48,100     1,290,349
                                                 ----------   --------      -------       ----------   --------    ----------
INCOME (LOSS) BEFORE INCOME TAXES AND
  CUMULATIVE EFFECT OF ACCOUNTING CHANGES.....      289,476    (26,332)       4,006          267,150     19,000       286,150
Income taxes (benefit)........................        6,628    (12,193)       5,491 (1k)         (74)     7,600         7,526
                                                 ----------   --------      -------       ----------   --------    ----------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF
  ACCOUNTING CHANGES..........................   $  282,848   $(14,139)     $(1,485)      $  267,224   $ 11,400    $  278,624
                                                 ==========   ========      =======       ==========   ========    ==========
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF
  ACCOUNTING CHANGES APPLICABLE TO COMMON
  SHARES......................................   $  267,379   $(18,640)     $ 3,016 (1n)  $  251,755   $  2,150    $  253,905
                                                 ==========   ========      =======       ==========   ========    ==========
COMMON SHARE DATA
  Income (loss) before cumulative effect of
    accounting changes........................   $     2.35   $  (1.75)                   $     2.06               $     2.08
  Weighted average shares outstanding.........      113,908     10,649                       121,932                  121,932

See accompanying notes to unaudited pro forma condensed financial information.

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES
                    NORTHEAST FEDERAL CORP. AND SUBSIDIARIES
          BUSINESS FINANCE DIVISION OF BARCLAYS BUSINESS CREDIT, INC.

          NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

NOTE 1:

     The pro forma adjustments are based on the best available preliminary information as of September 30, 1994 and may be different from the actual adjustments to reflect the fair value of the net assets purchased as of the date of acquisition. The number of shares of Shawmut Common Stock to be issued is based upon the number of shares of Northeast Common Stock, stock options and warrants outstanding at September 30, 1994, adjusted for the proceeds of the exercise price of stock options and warrants.

 1(a) Acquisition of Northeast:

                                                                           (IN THOUSANDS)
    Purchase Price:
      8,023,915 shares of Shawmut common stock issued with a value of
         $21.465 per share, adjusted for the exercise price of stock
         options and warrants..........................................       $163,570
      Estimated direct acquisition expenses............................          2,000
                                                                              --------
              Total purchase price.....................................        165,570
                                                                              --------
    Estimated fair value of net assets purchased:
      Historical net assets of Northeast at September 30, 1994
         applicable to common equity interests.........................         93,145
    Add (deduct) adjustments to reflect fair value:
      Securities:
         Available for sale............................................         (8,238)
         Held to maturity..............................................        (45,023)
      Loans............................................................        (23,717)
      Premises and equipment...........................................         (6,000)
      Other assets:
         Other real estate owned.......................................           (254)
         Mortgage servicing rights.....................................         23,803
         Write-off of deferred tax asset...............................        (21,171)
         Tax effects of purchase adjustments...........................         34,816
                                                                              --------
         Subtotal other assets.........................................         37,194
                                                                              --------
      Deposits.........................................................         (5,162)
      Other borrowings (FHLB advances).................................          1,191
      Other liabilities (acquisition related charges)..................        (23,640)
                                                                              --------
    Estimated fair value of net assets.................................         19,750
                                                                              --------
    Excess of purchase price over fair value of identifiable net
      assets...........................................................       $145,820
                                                                              ========

     The adjustments to fair value for securities, loans, deposits, mortgaging service rights and premises and equipment will be amortized in relation to the expected life or maturity of the related asset or liability. The excess of purchase price over the fair value of identifiable net assets will be amortized generally over 15 years.

1(b) Represents the redemption of the Series B Preferred Stock assumed to occur upon the consummation of the Merger. The provisions of the DEPCO Agreement require Northeast to make an offer to repurchase the Series B Preferred Stock not less than 45 days following a change in control of Northeast. The terms of the Series B Preferred Stock require 45 days notice prior to redemption. Shawmut intends to redeem the Series B Preferred Stock as soon as practicable following the consummation of the Merger which is anticipated to be on or close to 45 days following consummation of Merger.

1(c) Represents the redemption of the Northeast 9% Sinking Fund Uncertificated
     Debentures, due May 8, 2012 (the "Debentures") assumed to occur upon the consummation of the Merger. The Debentures were originally issued in connection with the acquisition of assets from four Rhode Island financial institutions and in connection with the repurchase of adjustable rate preferred stock of Northeast.

1(d) Represents the accretion of the adjustment to reflect the fair value of securities, accreted over an estimated remaining life of six years.

1(e) Represents the accretion of the adjustment to reflect the fair value of loans, accreted over an estimated remaining life of fifteen years.

1(f) Represents depreciation expense reduction related to the adjustment to reflect the fair value of premises and equipment, over an estimated remaining life of ten years.

1(g) Represents the amortization of the adjustment to reflect the fair value of purchased mortgage servicing rights, amortized over an estimated remaining life of eight years.

1(h) Represents the amortization of the adjustment to reflect the fair value of deposits, amortized over an estimated remaining life of two years.

1(i) Represents the amortization of the adjustment to reflect the fair value of other borrowings, amortized over an estimated remaining life of three years.

1(j) Represents the interest adjustment due to the pro forma redemption of the Debentures as described in 1(c) above.

1(k) Represents the adjustment of deferred taxes related to the amortization/accretion of fair value adjustments in items 1(c) through 1(j) above, estimated at a 40 percent combined effective income tax rate.

1(m) Represents the amortization of the excess of purchase price over fair value of identifiable net assets over a fifteen year period.

1(n) Represents the adjustments to net income applicable to common shares and income (loss) before cumulative effect of accounting changes applicable to common shares due to the pro forma redemption of the Series B Preferred Stock as described in 1(b) above.

NOTE 2:

    Certain reclassifications have been made to the accounts of Northeast and Barclays in the accompanying Unaudited Pro Forma Condensed Combining Balance Sheet and Unaudited Pro Forma Condensed Combining Statements of Income to conform to Shawmut presentation. Pro forma results of operations do not reflect the following: the cumulative effect of an accounting change due to the adoption of Statement of Financial Accounting Standards (FAS) No. 109 of $52,800,000 for Shawmut for the year ended December 31, 1993 and $4,299,000 for Barclays for the year ended December 31, 1993; and the cumulative effect of an accounting change due to the adoption of FAS No. 112 of $6,600,000 for Shawmut for the year ended December 31, 1993.

NOTE 3:

    The pro forma shareholders' equity accounts of Shawmut and Northeast have been adjusted in the accompanying Unaudited Pro Forma Condensed Combining Balance Sheet (see Note 1) to reflect the issuance of shares of Shawmut Common Stock in exchange for all of the outstanding shares of Northeast Common Stock, stock options and warrants and the elimination of Northeast's shareholders' equity accounts in accordance with the purchase method of accounting.

NOTE 4:

    The Exchange Ratio of .507 (based on a Shawmut Common Stock Average Price of $21.465) reflected in the unaudited pro forma condensed financial information is the highest Exchange Ratio pursuant to the calculation as set forth in the Merger Agreement (see "THE MERGER -- Exchange Ratio"). As discussed under -- "Exchange Ratio", if the Shawmut Common Stock Average Price is less than $21.465, the Exchange Ratio will be .507. In such event, the Merger Agreement provides that Northeast may terminate the Merger Agreement, unless Shawmut exercises its option to increase the consideration to be received by

Northeast stockholders to adjust the Exchange Ratio to equal a number equal to $10.875 divided by the Shawmut Common Stock Average Price. If the Shawmut Common Stock Average Price were greater or equal to $26.235 the Exchange Ratio would be .415, which is the lowest Exchange Ratio possible pursuant to the calculation as set forth in the Merger Agreement. If the Exchange Ratio were .415 the number of shares of Shawmut Common Stock assumed to be issued would be 6,567,899.

NOTE 5:

    Shawmut has agreed to acquire certain net assets from Barclays (see below) totaling $2,112,305,000 for a premium of $290,000,000. Funding assumptions for this transaction are as follows:

    -- Proceeds from the issuance of Shawmut preferred stock of $100,000,000;

    -- Proceeds from the issuance of SBC subordinated notes of $200,000,000;

    -- Proceeds from the issuance of SBC senior bank notes of $200,000,000; and

    -- Proceeds from other funding sources (primarily repurchase agreements, federal funds purchased and FHLB borrowings) of $1,912,305,000.

    Expenses of $5,000,000 relating to the transaction are included in the amount of estimated goodwill. The excess of purchase price and acquisition costs over the book value of net assets acquired ($295,000,000) has been allocated between loan premium ($70,000,000) and goodwill ($225,000,000). The assets and liabilities of Barclays will be recorded at estimated fair value upon closing and, as a result, the pro forma amounts of loan premium and goodwill may be different. A detailed analysis of the net assets acquired as of September 30, 1994 and pro forma adjustments follows (000's):

                                                                        BARCLAYS
                                                                        PRO FORMA       BARCLAYS
                                                          BARCLAYS     ADJUSTMENTS      PRO FORMA
                                                          --------     -----------      ---------
Cash..................................................  $    1,206     $    10,000     $   11,206
Loans.................................................   2,156,079          70,000      2,226,079
Reserve for credit losses.............................     (41,366)                       (41,366)
Premises and equipment................................       3,493                          3,493
Goodwill..............................................                     225,000        225,000
Other assets..........................................       3,358                          3,358
                                                        ----------     -----------     ----------
          Total assets................................   2,122,770         305,000      2,427,770
                                                        ----------     -----------     ----------
Other liabilities.....................................      10,465           5,000         15,465
Other borrowings......................................                   1,912,305      1,912,305
Notes and debentures..................................                     400,000        400,000
Preferred stock.......................................                     100,000        100,000
                                                        ----------     -----------     ----------
          Total liabilities and capital...............      10,465       2,417,305      2,427,770
                                                        ----------     -----------     ----------
                                                        $2,112,305     $(2,112,305)    $        0
                                                        ==========     ===========     ==========

    For purposes of the Unaudited Pro Forma Condensed Combining Statement of Income, the loan premium is being amortized over an estimated life of four years and goodwill is being amortized over an estimated twenty-five year period. Net income applicable to common shares and income (loss) before cumulative effect of accounting changes applicable to common shares have been reduced by the assumed dividend declared on the Shawmut preferred stock (9.25% estimated annual dividend rate) to be issued.

    Adjustments to increase interest expense in the amounts of $15,800,000 and $11,850,000 for the year ended December 31, 1993 and the nine months ended September 30, 1994, respectively, have been assumed to reflect an estimate of the interest expense on $200,000,000 of SBC subordinated notes (7.90% estimated annual interest rate) to be issued. Excluded from Barclays financial information are the results of operations of a leasing division which was sold in 1994 and will not have an ongoing effect on the results of operations in the future. Further, noninterest income for the year ended December 31, 1993 does not include approximately $6,300,000 related to a litigation settlement that will not have an ongoing effect on the results of operations in the future.

                             VALIDITY OF SECURITIES

     The validity of the shares of Shawmut Common Stock and associated Shawmut Rights to be issued in connection with the Merger has been passed upon by Sullivan & Cromwell, New York, New York, special counsel to Shawmut. The opinion of Sullivan & Cromwell was conditioned upon, and subject to the assumption that, such Shawmut Common Stock and associated Shawmut Rights will be duly issued and delivered as contemplated by the Merger Agreement.

                                    EXPERTS

     The consolidated financial statements of Shawmut incorporated in this Proxy Statement/Prospectus by reference to Shawmut's Annual Report on Form 10-K for the year ended December 31, 1993 and the consolidated financial statements of Shawmut incorporated in this Proxy Statement/Prospectus by reference to Shawmut's current report on Form 8-K, dated August 2, 1994, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Cohasset incorporated herein by reference to Shawmut's Current Report on Form 8-K, dated March 28, 1994, have been audited by Wolf & Company, P.C., independent accountants, and have been so included in reliance upon the report of Wolf & Company, P.C. incorporated by reference herein, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of West Newton incorporated herein by reference to Shawmut's Current Report on Form 8-K, dated March 28, 1994, have been audited by Wolf & Company, P.C., independent accountants, and have been so included in reliance upon the report of Wolf & Company, P.C. incorporated by reference herein, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Northeast and subsidiaries as of December 31, 1993 and for the year then ended, included in Northeast's Annual Report on Form 10-K for the year ended December 31, 1993 incorporated by reference into this Proxy Statement/Prospectus, have been incorporated by reference herein and in the Registration Statement of which the Proxy Statement/Prospectus is a part in reliance upon the report of Deloitte & Touche, LLP, independent accountants, dated January 21, 1993 (February 9, 1994 as to
Note 26), and upon the authority of said firm as experts in accounting and auditing. Such consolidated financial statements of Northeast, updated for subsequent events, are included in the Current Report on Form 8-K dated January 11, 1995 of Shawmut National Corporation; the report of Deloitte & Touche, LLP, independent accountants, with respect thereto dated January 21, 1994 (August 12, 1994 as to Note 26) is also included therein. Shawmut's Current Report on Form 8-K dated January 11, 1995 has been incorporated by reference into this Proxy Statement/Prospectus. The consolidated financial statements of Northeast and subsidiaries as of December 31, 1992 and for the nine months ended December 31, 1992 and for the year ended March 31, 1992, included in Northeast's Annual Report on Form 10-K for the year ended December 31, 1993 incorporated by reference into this Proxy Statement/Prospectus, have been incorporated by reference herein and in the Registration Statement of which the Proxy Statement/Prospectus is a part in reliance upon the report of Coopers & Lybrand, LLP, independent accountants, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of the Business Finance Division of Barclays Business Credit, Inc. incorporated in this Proxy Statement/Prospectus by reference to Shawmut's Current Report on Form 8-K, dated January 11, 1995, have been so incorporated in reliance upon the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                                                         ANNEX A

- --------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                          SHAWMUT NATIONAL CORPORATION

                                      AND

                            NORTHEAST FEDERAL CORP.

                           DATED AS OF JUNE 11, 1994
- --------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of June 11, 1994 (this "Agreement"), by and between Shawmut National Corporation, a Delaware corporation ("Parent"), and Northeast Federal Corp., a Delaware corporation ("Target").

     WHEREAS, the Boards of Directors of Parent and Target have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for herein in which a subsidiary of Parent ("Merger Sub") will, subject to the terms and conditions set forth herein, merge (the "Merger") with and into Target; and

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in Section 1.2 hereof), Merger Sub shall merge with and into Target. Target shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of Delaware as a wholly owned subsidiary of Parent. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

     1.2 Effective Time. The Merger shall become effective as set forth in the certificate of merger (the "Certificate of Merger") which shall be filed with the Secretary of State of the State of Delaware (the "Secretary") on the Closing Date (as defined in Section 9.1 hereof). The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

     1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Sections 259 and 261 of the DGCL.

     1.4 Conversion of Target Common Stock; Target Preferred Stock. (a) At the Effective Time, subject to Section 2.2(e) hereof, each share of the common stock, par value $0.01 per share, of Target (the "Target Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Target Common Stock held (x) in Target's treasury or (y) directly or indirectly by Parent or Target or any of their respective Subsidiaries (as defined below) (except for Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(b) hereof)) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into the number of shares (the "Exchange Ratio") of common stock, par value $.01 per share, of Parent ("Parent Common Stock") (together with the number of Parent Rights (as defined in Section 4.2 hereof) associated therewith) determined as follows:

          (i) if the Parent Common Stock Average Price (as defined in Section 8.1(g) hereof) is greater than or equal to $26.235, the Exchange Ratio will be .415;

          (ii) if the Parent Common Stock Average Price is less than $26.235 but equal to or greater than $21.465, the Exchange Ratio will be (i) $10.875 divided by (ii) the Parent Common Stock Average Price; or

          (iii) if the Parent Common Stock Average Price is less than $21.465, the Exchange Ratio will be .507.

     All of the shares of Target Common Stock converted into Parent Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such shares of Target Common Stock shall

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thereafter represent the right to receive (i) a certificate representing the number of whole shares of Parent Common Stock and (ii) cash in lieu of fractional shares into which the shares of Target Common Stock represented by such Certificate have been converted pursuant to this Section 1.4(a) and Section 2.2(e) hereof. Certificates previously representing shares of Target Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock and cash in lieu of fractional shares issued, in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon. If prior to the Effective Time Parent should split or combine its common stock, or pay a dividend or other distribution in such common stock, then the Exchange Ratio shall be appropriately adjusted to reflect such split, combination, dividend or distribution.

     (b) At the Effective Time, all shares of Target Common Stock that are owned by Target as treasury stock and all shares of Target Common Stock that are owned directly or indirectly by Parent or Target or any of their respective Subsidiaries (other than shares of Target Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (any such shares, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or Target or any of their respective subsidiaries, as the case may be, being referred to herein as "Trust Account Shares") and other than any shares of Target Common Stock held by Parent or Target or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Target Common Stock, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or Target or any of their respective subsidiaries, being referred to herein as "DPC Shares")) shall be cancelled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. All shares of Parent Common Stock that are owned by Target or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Parent.

     (c) At and after the Effective Time each share of the $8.50 Cumulative Preferred Stock, Series B, of Target (the "Target Series B Preferred Stock"), outstanding shall remain outstanding.

     1.5 Conversion of Merger Sub Common Stock. Each of the 100 shares of the common stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for one share common stock, par value $1.00, of the Surviving Corporation, which shall thereafter constitute all of the issued and outstanding shares of Common Stock of the Surviving Corporation.

     1.6 Options and Warrants. At the Effective Time, each option and warrant granted by Target to purchase shares of Target Common Stock which is outstanding and unexercised immediately prior thereto shall be converted automatically into an option or warrant, as the case may be, to purchase shares of Parent Common Stock in an amount and at an exercise price determined as provided below (and, in the case of options, otherwise subject to the terms of the 1983 Stock Option Plan of Target, The 1986 Stock Option Plan of Target, the Target 1993 Stock Option Plan, or the Target 1993 Stock Option Plan for Three Year Term Outside Directors, as the case may be (each a "Target Stock Option Plan"; collectively the "Target Stock Option Plans") or, in the case of warrants, otherwise subject to the terms of the Stock Warrants, each dated April 22, 1992, of Target (the "Target Warrants")):

          (a) The number of shares of Parent Common Stock to be subject to the new option or warrant shall be equal to the product of the number of shares of Target Common Stock subject to the original option or warrant and the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

          (b) The exercise price per share of Parent Common Stock under the new option or warrant shall be equal to the exercise price per share of Target Common Stock under the original option or warrant divided by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest cent.

The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of the

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new option or warrant shall be the same as the original option or warrant, except that all references to Target shall be deemed to be references to Parent.

     1.7 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Target, as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation.

     1.8 By-Laws. At the Effective Time, the By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

     1.9 Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified, provided that so long as the Target Series B Preferred Stock is outstanding by the terms thereof, and DEPCO or any Nominee (each as defined in Section 3.27) is entitled to elect directors of Target pursuant to the terms of the Target Series B Preferred Stock, the directors elected by the holders of the Target Series B Preferred Stock shall be directors of the Surviving Corporation.

     1.10 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of
Section 368 of the Code.

                                   ARTICLE II

                               EXCHANGE OF SHARES

     2.1 Parent to Make Shares Available. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company selected by Parent (which may be a Subsidiary of Parent) (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of Parent Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Target Common Stock.

     2.2 Exchange of Shares. (a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual receipt of the Certificates by the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Parent Common Stock and cash in lieu of fractional shares, if any, into which the shares of Target Common Stock previously represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender to the Exchange Agent of a Certificate for exchange and cancellation, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock to which such holder of Target Common Stock shall have become entitled pursuant to the provisions of Article I hereof and (y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this
Article II, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates. Notwithstanding anything to the contrary contained herein, no certificate representing Parent Common Stock or cash in lieu of a fractional share interest shall be delivered to a person who is an Affiliate (as defined in Section 6.5) of Target unless such Affiliate has theretofore executed and delivered to Parent the agreement referred to in Section 6.5.

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

     (b) No dividends or other distributions payable after the Effective Time with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall duly surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any dividends or other distributions, without any interest thereon, which became payable with respect to the shares of Parent Common Stock represented by such Certificate after the Effective Time but on or before the time of such surrender. No holder of an unsurrendered Certificate shall be entitled, until the surrender of such Certificate, to vote the shares of Parent Common Stock into which his or her Target Common Stock shall have been converted.

     (c) If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) After the Effective Time, there shall be no transfers on the stock transfer books of Target of the shares of Target Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Parent Common Stock as provided in this Article II.

     (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Target. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of Target who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash determined by multiplying (i) the average of the closing-sale prices of Parent Common Stock on the New York Stock Exchange as reported by The Wall Street Journal for the five trading days immediately preceding the date of the Effective Time by (ii) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4 hereof.

     (f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Target for six months after the Effective Time shall be paid to Parent. Any stockholders of Target who have not theretofore complied with this
Article II shall thereafter look only to Parent for payment of their shares of Parent Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Target Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, Target, the Exchange Agent or any other person shall be liable to any former holder of shares of Target Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and cash in lieu of fractional shares and unpaid dividends and distributions on Parent Common Stock deliverable in respect thereof pursuant to this Agreement.

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                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF TARGET

     Target hereby represents and warrants to Parent and Merger Sub as follows:

     3.1 Corporate Organization. (a) Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Target has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined below) on Target. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Parent, Target or the Surviving Corporation, as the case may be, a material adverse effect on the business, properties, assets, liabilities, prospects, results of operations or financial condition of such party and its Subsidiaries taken as a whole or the ability of any party to consummate the transactions contemplated hereby on the terms hereof, it being understood that a Material Adverse Effect will not include a change with respect to, or effect on, such entity resulting from a change in law, rule, regulation, generally accepted or regulatory accounting principles, or a change with respect to, or effect on, such entity resulting from any other matter affecting financial institutions or their holding companies generally. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes or of which the party holds 25% or more of the shares. Target is duly registered as a savings and loan holding company under the Home Owners' Loan Act, as amended ("HOLA"). The copies of the Certificate of Incorporation and By-laws of Target which have previously been delivered to Parent are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

     (b) Northeast Savings, F.A. ("Target Bank") is a federal savings and loan association or savings bank duly organized, validly existing and in good standing under the laws of the United States. The deposit accounts of Target Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Savings Association Insurance Fund (the "SAIF") to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by Target Bank. Target Bank is the only direct Subsidiary of Target, and is the only Subsidiary of Target that is a "Significant Subsidiary" as such term is defined in Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC"). Target Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Target. The copies of the Federal Stock Charter and By-laws of Target Bank which have previously been delivered to Parent are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

     (c) The minute books of Target and Target Bank accurately reflect in all material respects all corporate actions held or taken since January 1, 1989 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

     3.2 Capitalization. (a) The authorized capital stock of Target consists of 25,000,000 shares of Target Common Stock and 15,000,000 shares of preferred stock, par value $.01 per share ("Target Preferred Stock"). As of March 31, 1994, there are (x) 13,519,193 shares of Target Common Stock issued and outstanding and no shares of Target Common Stock held in Target's treasury and 402,576 shares of Target Series B Preferred Stock issued and outstanding, (y) no shares of Target Common Stock reserved for issuance upon exercise of outstanding stock options or warrants or otherwise except for (i) 1,497,292 shares of Target Common Stock reserved for issuance pursuant to the Target Stock Option Plans and
(ii) 800,000 shares of Target Common Stock reserved for issuance pursuant to the Target Warrants and (z), except for the 402,576 shares of Target Series B Preferred Stock issued and outstanding and shares of such stock which may be issued in payment for dividends on the Target Series B Preferred Stock, no shares of Target Preferred Stock

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are issued or outstanding or reserved for issuance. All of the issued and outstanding shares of Target Common Stock and Target Series B Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in Section 3.2(a) of the Disclosure Schedule which is being delivered to Parent concurrently herewith (the "Target Disclosure Schedule"), Target does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Target Common Stock or Target Preferred Stock or any other equity security of Target or any securities representing the right to purchase or otherwise receive any shares of Target Common Stock or any other equity security of Target. The names of the optionees, the date of each option to purchase Target Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the Target Stock Option Plans are set forth in Section 3.2(a) of the Target Disclosure Schedule. Except as set forth in Section 3.2(a) of the Target Disclosure Schedule, since March 31, 1994, Target has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to the exercise of employee or director stock options granted prior to such date and except for Series B Preferred Stock issued in payment of dividends on outstanding shares of Series B Preferred Stock. Section 3.2(a) of the Target Disclosure Schedule sets forth the number of shares of Target Common Stock issued and outstanding as of the date of this Agreement. Target has reserved an adequate number of shares to cover exercise of options under the currently outstanding options granted pursuant to the Target Stock Option Plans.

     (b) Section 3.2(b) of the Target Disclosure Schedule sets forth a true and correct list of all of the Target Subsidiaries as of the date of this Agreement. Except as set forth in Section 3.2(b) of the Target Disclosure Schedule, Target owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Target Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Each Target Subsidiary is duly organized and validly existing as a corporation or partnership under the laws of its jurisdiction of organization. No Target Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Assuming compliance by Parent with Section 1.6 hereof and except pursuant to the DEPCO Agreement (as defined in Section 3.27), at the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which Target or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of Target or any of its Subsidiaries.

     3.3 Authority; No Violation. (a) Target has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Target. The Board of Directors of Target has directed that this Agreement and the transactions contemplated hereby be submitted to Target's stockholders for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the requisite vote of Target's stockholders, no other corporate proceedings on the part of Target are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Target and constitutes a valid and binding obligation of Target.

     (b) Except as set forth in Section 3.3(b) of the Target Disclosure Schedule, neither the execution and delivery of this Agreement by Target nor the consummation by Target of the transactions contemplated hereby or thereby, nor compliance by Target with any of the terms or provisions hereof or thereof, will
(i) violate any provision of the Certificate of Incorporation or By-Laws of Target or the certificate of incorporation, by-laws or similar governing documents of Target Bank or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Target or Target Bank, or any of their

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respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Target or Target Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Target or Target Bank is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect on Target.

     3.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "BHC Act") and approval of such applications and notices, (b) the filing of applications with the Office of Thrift Supervision (the "OTS") under the HOLA and approval of such applications, (c) the filing of any required applications or notices with any state agencies and approval of such applications (the "State Approvals"), (d) the filing with the SEC of a proxy statement in definitive form relating to any meeting of Target's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Proxy Statement"), (e) the approval of this Agreement by the requisite vote of the stockholders of Target, (f) the filing of the Certificate of Merger with the Secretary pursuant to the DGCL, and (g) such filings, authorizations or approvals as may be set forth in Section 3.4 of the Target Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with (1) the execution and delivery by Target of this Agreement and (2) the consummation by Target of the Merger and the other transactions contemplated hereby.

     3.5 Loan Portfolio; Reports. (a) Except as set forth in Section 3.5(a) of the Target Disclosure Schedule, as of March 31, 1994, neither Target nor any of its Subsidiaries is a party to any written or oral (i) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), other than Loans the unpaid principal balance of which does not exceed $100,000, under the terms of which the obligor was, as of March 31, 1994, over 90 days delinquent in payment of principal or interest or in default under any other provision, or (ii) Loan to any director, executive officer or ten percent stockholder of Target or any of its Subsidiaries or, to the knowledge of Target, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 3.5(a) of the Target Schedule sets forth (i) all of the Loans of Target or any of its Subsidiaries the unpaid principal amount in excess of (A) $100,000 that as of the date of this Agreement are internally classified as "Substandard," "Doubtful," "Loss," or "Classified," (B) $100,000 that as of the date of this Agreement are internally classified as "Criticized," "Other Loans Especially Mentioned" or "Special Mention", (C) $750,000 that as of the date of this Agreement are internally classified as "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import, in each case together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of Target and its Subsidiaries that as of the date of this Agreement are classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category. Target shall promptly inform Parent of any Loan that becomes classified in the manner described in the previous sentence, or any Loan the classification of which is changed, at any time after the date of this Agreement. Target and its Subsidiaries have internally classified, in the manner described above, all Loans that any auditor or government examiner has criticized or classified, and the internal classification of such Loans is at least as strict as the criticism or classification thereof by an auditor or government examiner.

     (b) Target and Target Bank have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1990 with (i) the Federal Reserve Board, (ii) the FDIC, (iii) the OTS, (iv) any state regulatory authority (each a

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"State Regulator") and (v) any self-regulatory organization ("SRO")
(collectively "Regulatory Agencies"), and all other material reports and statements required to be filed by them since January 1, 1989, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, the Federal Reserve Board, the FDIC, the OTS, any State Regulator or any SRO, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Target and its Subsidiaries, and except as otherwise disclosed in
Section 3.5(b) of the Target Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the best knowledge of Target, investigation into the business or operations of Target or any of its Subsidiaries since January 1, 1989. Except as otherwise disclosed in Section 3.5(b) of the Target Disclosure Schedule, there is no material unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Target or any of its Subsidiaries.

     3.6 Financial Statements. Target has previously delivered to Parent copies of (a) the consolidated balance sheets of Target and its Subsidiaries as of December 31, for the fiscal years ended December 31, 1992 and 1993, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the fiscal years in the three year period ended December 31, 1993, as reported in Target's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), accompanied by the audit reports of Deloitte & Touche or Coopers & Lybrand, independent public accountants with respect to Target, and (b) the unaudited consolidated balance sheets of Target and its Subsidiaries as of March 31, 1993 and March 31, 1994 and the related unaudited consolidated statements of income, cash flows and changes in stockholders' equity for the three month periods then ended as reported in Target's Quarterly Report on Form 10-Q for the period ended March 31, 1994 filed with the SEC under the Exchange Act. The March 31, 1994 consolidated balance sheet of Target (including the related notes, where applicable) fairly presents the consolidated financial position of Target and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 6.8 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of Target and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.8 hereof will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.8 hereof will be, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Target and Target Bank have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

     3.7 Broker's Fees. Neither Target nor any Target Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that Target has engaged, and will pay a fee or commission to, Lehman Brothers Inc. ("Lehman Brothers") in accordance with the terms of a letter agreement between Lehman Brothers and Target, a true, complete and correct copy of which has been previously delivered by Target to Parent.

     3.8 Absence of Certain Changes or Events. (a) Except as may be set forth in Section 3.8(a) of the Target Disclosure Schedule or as disclosed in Target's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, true, complete and correct copies of which have previously been delivered to Parent, since December 31, 1993, (i) neither Target nor any of its Subsidiaries has incurred any material liability, except in the ordinary course of its business consistent with prudent banking practices, and (ii) no events have occurred which have had, individually or in the aggregate, a Material Adverse Effect on Target.

                                       A-8
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     (b) Except as set forth in Section 3.8(b) of the Target Disclosure Schedule or as disclosed in Target's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, since December 31, 1993, Target and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with prudent banking practices.

     (c) Except as set forth in Section 3.8(c) of the Target Disclosure Schedule, since December 31, 1993, neither Target nor any of its Subsidiaries has (i) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 1993, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than year-end bonuses for fiscal 1993 and 1994 as listed in Section 3.8 of the Target Disclosure Schedule or (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance.

     3.9 Legal Proceedings. (a) Except as set forth in Section 3.9(a) of the Target Disclosure Schedule, neither Target nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Target's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Target or any of its Subsidiaries as to which there is a reasonable probability of an adverse determination and (i) which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on Target or the Surviving Corporation or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement.

     (b) Except as otherwise disclosed in Section 3.9(b) of the Target Disclosure Schedule, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon Target, any of its Subsidiaries or the assets of Target or any of its Subsidiaries which has had, or might reasonably be expected to have, a Material Adverse Effect on Target or the Surviving Corporation.

     (c) Section 3.9(c) of the Target Disclosure Schedule sets forth all pending litigation involving any claim against the Target Bank or any of its Subsidiaries, whether directly or by counterclaim, involving a "lender liability" cause of action.

     3.10 Taxes and Tax Returns. (a) Except as may be reflected in Section 3.10 of the Target Disclosure Schedule or, in the aggregate, otherwise would not have a Material Adverse Effect on Target, Parent or the Surviving Corporation, each of Target and its Subsidiaries has duly filed all Federal, state, and to the best of its knowledge, county, local and foreign Tax returns (including, without limitation, information returns and returns of estimated tax) required to be filed by it on or prior to the date hereof (all such returns being accurate and complete) and has duly paid or made adequate provision for the payment of all Taxes (as defined below) that have been incurred by it or are due or claimed to be due from it by Federal, state, county, local or foreign taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes that are being contested in good faith (and which are set forth in Section
3.10 of the Target Disclosure Schedule). The income tax returns of Target and its Subsidiaries have been examined by the Internal Revenue Service (the "IRS") for all years through and including 1979, and the deficiencies (if any) asserted as a result of such examination either, in the aggregate, were not material, or have been satisfied. Except as may be reflected in Section 3.10 of the Target Disclosure Schedule there are no material disputes pending, or claims asserted for, Taxes or assessments upon Target or any of its Subsidiaries, nor does Target or any of its Subsidiaries have outstanding any currently effective waivers extending the statutory period of limitation applicable to any Federal, state, county, local or foreign income tax return for any period. In addition,
(i) proper and accurate amounts have been withheld by Target and its Subsidiaries from their employees, customers, depositors, shareholders and others from whom they are required to withhold Tax in compliance with all applicable Federal, state, county, local and foreign laws, except where the failures to do so would not, in the aggregate, have a Material Adverse Effect on Target, Parent or the Surviving Corporation and (ii) there are no Tax liens upon any property or assets of the Target or its Subsidiaries except liens for current Taxes not yet due. Except as, in the aggregate, would not have a Material Adverse Effect on Target, Parent or the Surviving Corporation, or as disclosed in Section 3.10 of the Target Disclosure Schedule, to the

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

best of its knowledge, (i) no property of Target or any of its Subsidiaries is property that Target or any of its Subsidiaries is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 168(h) of the Code; (ii) neither Target nor any of its Subsidiaries has been required to include in income any adjustment pursuant to
Section 481 of the Code by reason a voluntary change in accounting method initiated by Target or any of its Subsidiaries, and the Internal Revenue Service has not initiated or proposed any such adjustment or change in accounting method; and (iii) neither Target nor any of its Subsidiaries has entered into a transaction which is being accounted for as an installment obligation under
Section 453 of the Code.

     (b) As used in this Agreement, the term "Tax" or "Taxes" means all Federal, state, county, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, transfer gains, property, sales, transfer, use, payroll, employment, severance, withholding, backup withholding, intangibles, franchise, and other taxes, governmental charges, levies or like assessments together with all penalties and additions to Tax and interest thereon.

     (c) Target Bank, at the close of its most recent taxable year, qualified, and on the Closing Date will qualify either as a "domestic building and loan association" within the meaning of Section 7701(a)(19) of the Code or as a "mutual savings bank" within the meaning of Section 591(b) of the Code that meets the requirements of Section 7701(a)(19)(C) of the Code.

     3.11 Employees. (a) The Target Reports (as defined in Section 3.12 hereof) accurately describe all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, other material employee benefit plans and any applicable "change of control" or similar provisions in any plan, contract or arrangement which cover employees or former employees of Target or its Subsidiaries (collectively, the "Compensation and Benefit Plans") required to be described in such Target Reports. The Compensation and Benefit Plans and all other benefit plans, contracts or arrangements covering directors, employees or former employees of Target or its Subsidiaries (the "Employees"), including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), are listed in
Section 3.11 of the Target Disclosure Schedule. True and complete copies of all Compensation and Benefit Plans and such other benefit plans, contracts or arrangements, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part of any such plans and agreements, and all amendments thereto, including but not limited to (i) the actuarial report for such plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the IRS (if applicable) for such plan, have heretofore been delivered to Parent.

     (b) All employee benefit plans, other than "multiemployer plans" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, covering Employees (the "Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Each Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter from the IRS, and Target is not aware of any circumstances likely to result in revocation of any such favorable determination letter. The 1985 Target Employee Stock Ownership Plan satisfies the requirements for an employee stock ownership plan under Section 4975(e)(7) of the Code. There is no material pending or threatened litigation relating to the Plans. Neither Target nor any of its Subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Target or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or
Section 502(i) of ERISA in an amount which would be material.

     (c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Target or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of
Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Target or any of its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Target and its

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

Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

     (d) All contributions required to be made under the terms of any Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither Target nor its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

     (e) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of
Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent Plan Year. The withdrawal liability of Target and its Subsidiaries under each Benefit Plan which is a multiemployer plan to which Target, its Subsidiaries or an ERISA Affiliate has contributed during the preceding 12 months, determined as if a "complete withdrawal", within the meaning of Section 4203 of ERISA, had occurred as of the date hereof, does not exceed $100,000.

     (f) Neither Target nor its Subsidiaries has any obligations for retiree health and life benefits under any Plan, except as set forth in Section 3.11 of the Target Disclosure Schedule. Except as set forth in Section 3.11 of the Target Disclosure Schedule, there are no restrictions on the rights of Target or its Subsidiaries to amend or terminate any such Plan without incurring any liability thereunder.

     (g) Target and its Subsidiaries have no material unfunded liabilities with respect to any Pension Plan which covers foreign Employees.

     (h) Neither Target nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is Target or any of its Subsidiaries the subject of any material proceeding asserting that Target or any such Subsidiary has committed an unfair labor practice or seeking to compel Target or such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike involving Target or any of its Subsidiaries pending or, to the best of Target's knowledge, threatened, nor is Target aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

     3.12 SEC Reports. Target has made or will make available to Parent an accurate and complete copy of each (a) registration statement, prospectus, report, schedule, proxy statement, information statement or other stockholder communication used, circulated or filed after January 1, 1990 by Target, and no such registration statement, prospectus, report, schedule, proxy statement, information statement or communication, each in the form (including exhibits and amendments thereto) filed with the SEC (or if not so filed, in the form first used or circulated) (collectively, the "Target Reports"), contained, as of its date, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Target has timely filed, and will timely file, all Target Reports and other documents required to be filed by it under the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act, and, as of their respective dates, all Target Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

     3.13 Target Information. The information relating to or provided by Target and its Subsidiaries to be contained or incorporated by reference in the Proxy Statement and the registration statement on Form S-4 (the "S-4") in which the Proxy Statement will be included as a prospectus, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material

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fact or omit to state a material fact necessary to make the statements therein not misleading. The Proxy Statement (except for such portions thereof that relate only to Parent or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     3.14 Compliance with Applicable Law. Except as disclosed in Section 3.14 of the Target Disclosure Schedule, Target and each of its Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable laws, statutes, orders, rules, regulations, policies and/or guidelines of any Governmental Entity relating to Target or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on Target or the Surviving Corporation, and neither Target nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above.

     3.15 Certain Contracts. (a) Except as set forth in Section 3.15(a) of the Target Disclosure Schedule, neither Target nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Parent, Target, Target Bank, the Surviving Corporation or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Target Reports filed with the SEC during 1994, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 60 days or less notice involving the payment of more than $100,000 per annum, in the case of any such agreement with an individual, or $500,000 per annum, in the case of any other such agreement, (v) which materially restricts the conduct of any line of business by Target or Target Bank, or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Target has previously delivered to Parent true and correct copies of all employment, consulting and deferred compensation agreements which are in writing and to which Target or any of its Subsidiaries is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 3.15(a), whether or not set forth in Section 3.15(a) of the Target Disclosure Schedule, is referred to herein as a "Target Contract," and neither Target nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above.

     (b) Except as set forth in Section 3.15(b) of the Target Disclosure Schedule, (i) each Target Contract is valid and binding and in full force and effect, (ii) Target and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Target Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on Target, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of Target or any of its Subsidiaries under any such Target Contract, except where such default, individually or in the aggregate, would not have a Material Adverse Effect on Target.

     3.16 Agreements with Regulatory Agencies. Except as disclosed in the Target Reports or as set forth in Section 3.16 of the Target Disclosure Schedule, neither Target nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 3.16 of the Target Disclosure Schedule, a "Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its

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management or its business, nor has Target or any of its Subsidiaries been advised by any regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

     3.17 Investment Securities. Section 3.17 of the Target Disclosure Schedule sets forth the book and market value as of March 31, 1994 of the investment securities, mortgage backed securities and securities held for sale of Target and its Subsidiaries. Section 3.17 of the Target Disclosure Schedule sets forth an investment securities report which includes security descriptions, CUSIP numbers, pool face values, book values, coupon rates, market values, book yields and weighted average coupon, in each case as of March 31, 1994.

     3.18 Intellectual Property. Except where there would be no Material Adverse Effect on Target, Target and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all material patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in its businesses and neither Target nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Target and each of its Subsidiaries have in all material respects performed all the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing, except where such nonperformance or default would not, individually or in the aggregate, have a Material Adverse Effect on Target.

     3.19 Undisclosed Liabilities. Except (a) as set forth in Section 3.19 of the Target Disclosure Schedule, (b) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Target included in its Form 10-Q for the period ended March 31, 1994 and (c) for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 1994, neither Target nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, is, or could reasonably be expected to have, a Material Adverse Effect on Target or the Surviving Corporation.

     3.20 Takeover Restrictions. (a) The Board of Directors of Target has approved the transactions contemplated by this Agreement such that the supermajority vote provisions of Section 203 of the DGCL and Section 8 of Target's Certificate of Incorporation will not apply to this Agreement or any of the transactions contemplated hereby.

     (b) No "business combination", "moratorium", "control share", or other federal or state antitakeover statute or regulation (collectively, "Antitakeover Provisions") other than HOLA or the Federal Deposit Insurance Act (i) prohibits or restricts Target's ability to perform its obligations under this Agreement, or its ability to consummate the transactions contemplated hereby, (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof, (iii) would subject Parent or Merger Sub to any material impediment or condition in connection with the exercise of any of its rights under this Agreement, or (iv) would provide any rights to, or permit the exercise of rights by, Target's stockholders.

     3.21 Administration of Fiduciary Accounts. Each of Target and Target Bank has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Target nor Target Bank nor any of their respective directors, officers or employees has committed any breach of trust with respect to any such fiduciary account which has had or could reasonably be expected to have a Material Adverse Effect on Target, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

     3.22 Environmental Matters. Except as set forth in Section 3.22 of the Target Disclosure Schedule, to the knowledge of Target:

     (a) Each of Target, its Subsidiaries, the Participation Facilities and the Loan/Fiduciary Properties (each as hereinafter defined) are, and have been, in compliance with all applicable laws, rules, regulations, standards and requirements of all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including without limitation, laws and regulations relating to

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emissions, discharges, releases or threatened releases of Hazardous Material or petroleum or petroleum products, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Material or petroleum or petroleum products), except for violations which, either individually or in the aggregate, have not had and cannot reasonably be expected to have a Material Adverse Effect on Target;

     (b) There is no suit, claim, action, proceeding, investigation or notice pending or threatened (or past or present actions, activities, circumstances, conditions, events or incidents that could form the basis of any such suit, claim, action, proceeding, investigation or notice), before any Governmental Entity or other forum in which Target, any of its Subsidiaries, any Participation Facility or any Loan/Fiduciary Property (or person or entity whose liability for any such suit, claim, action, proceeding, investigation or notice Target, any of its Subsidiaries, Participation Facility or Loan/Fiduciary Property has or may have retained or assumed either contractually or by operation of law), has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices may be, named as a defendant (x) for alleged noncompliance (including by any predecessor), with any environmental law, rule or regulation or (y) relating to the release or threatened release into the environment of any Hazardous Material (as hereinafter defined) or petroleum or petroleum products whether or not occurring at or on a site owned, leased or operated by Target or any of its Subsidiaries, any Participation Facility or any Loan/Fiduciary Property, except where such noncompliance or release has not had, and cannot be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on Target;

     (c) During the period of (x) Target's or any of its Subsidiaries' ownership or operation of any of their respective current properties, (y) Target's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) Target's or any of its Subsidiaries' holding of a security or other interest in a Loan/Fiduciary Property, there has been no release of Hazardous Material or petroleum or petroleum products in, on, under or affecting any such property, except where such release or threatened release has not had and cannot reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Target. Prior to the period of (x) Target's or any of its Subsidiaries' ownership or operation of any of their respective current properties, (y) Target's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) Target's or any of its Subsidiaries' holding of a security or other interest in a Loan/Fiduciary Property, there was no release or threatened release of Hazardous Material or petroleum or petroleum products in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except where such release has not had and cannot be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on Target; and

     (d) The following definitions apply for purposes of this Section 3.22: (x) "Loan/Fiduciary Property" means any property owned or controlled by Target or any Target Subsidiary or in which Target or any of its Subsidiaries holds a security or other interest, and, where required by the context, said term means the owner or operator of such property; (y) "Participation Facility" means any facility in which Target or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property; and (z) "Hazardous Material" means any pollutant, contaminant, waste or hazardous or toxic substance.

     3.23 Derivative Transactions. Section 3.23 of the Target Disclosure Schedule sets forth the market value, as of May 31, 1994, of all holdings by Target or any of its Subsidiaries of positions in forwards, futures, options on futures, swaps and any other instrument within the scope of Target's Board-approved investment policy ("Derivative Instruments"). Except as set forth in Section 3.23 of the Target Disclosure Schedule, since December 31, 1993 neither Target nor any of its Subsidiaries has engaged in any transactions in or involving Derivative Instruments except as agent on the order and for the account of others. None of the counterparties to any contract or agreement with respect to any such instrument is in default with respect to such contract or agreement and no such contract or agreement, were it to be a Loan held by Target or any of its Subsidiaries, would be classified as "Other Loans Especially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans" or words of similar import. The financial position of Target and its Subsidiaries on a consolidated basis under or with respect to each such instrument has been reflected in the books and records of Target and such Subsidiaries in accordance with GAAP consistently applied, and no open exposure of Target or any of its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $500,000.

     3.24 Accuracy of Information. The statements contained in this Agreement, the Target Disclosure Schedules or in any other written document delivered by or on behalf of Seller pursuant to the terms of this Agreement are true and correct, and such statements and documents do not omit any fact necessary to make the statements contained therein not misleading.

     3.25 Opinion. Target has received an opinion, dated the date of this Agreement, from Lehman Brothers to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof the consideration to be received by the stockholders of Target pursuant to the Merger is fair to such stockholders from a financial point of view.

     3.26 Assistance Agreements. Except as set forth in Section 3.26 of the Target Disclosure Schedule, neither Target nor any of its Subsidiaries is a party to any agreement or arrangement entered into in connection with the consummation of a federally or state assisted acquisition of a depository institution pursuant to which Target or any of its Subsidiaries is entitled to receive financial assistance or indemnification from any governmental agency.

     3.27 DEPCO Directors. On the date hereof, (i) the Rhode Island Depositors Economic Protection Corporation ("DEPCO") or any "Nominee" as defined in the Stock and Warrant Purchase Agreement dated as of April 21, 1992, by and between DEPCO and Target (the "DEPCO Agreement") (A) owns all of the issued and outstanding shares of Target's Series B Preferred Stock and (B) has the right to elect and has elected at least one current member of Target's Board of Directors and (ii) on the date hereof, and at all times through and including the Effective Date, the Directors elected by DEPCO or any "Nominee" as defined in the DEPCO Agreement pursuant to the terms of the Target Series B Preferred Stock shall represent less than 20% of the members of Target's Board of Directors.

     3.28 Qualified Thrift Lender. Target Bank is a "qualified thrift lender" within the meaning set forth in Section 10(m) of HOLA.

     3.29 Knowledge as to Conditions. Target knows of no reason why the Requisite Regulatory Approvals (as defined below) should not be obtained.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent hereby represents and warrants to Target as follows:

     4.1 Corporate Organization. (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent. Parent is duly registered as a bank holding company under the BHC Act. The Certificate of Incorporation and By-laws of Parent, copies of which have previously been made available to Target, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

     (b) Merger Sub is or will be a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     (c) Each Significant Subsidiary of Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Significant Subsidiary of Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent.

     4.2 Capitalization. (a) The authorized capital stock of Parent consists of 150,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, without par value ("Parent Preferred Stock"). At the close of business on March 31, 1994 there were 95,927,307 shares of Parent Common Stock, 700,000 shares of Parent Preferred Stock (of stated value of $50.00 per share), and 5,750,000 shares of Parent Depositary Shares (each representing a one-tenth interest in a share of 9.30% cumulative preferred stock ($250 stated value)) issued and outstanding, and 543 shares of Parent Common Stock held in Parent's treasury. On March 31, 1994, no shares of Parent Common Stock or Parent Preferred Stock were reserved for issuance, except that 13,052,807 shares of Parent Common Stock were reserved for issuance pursuant to Parent's dividend reinvestment and stock purchase plans, 6,115,251 shares of Parent Common Stock were reserved for issuance upon the exercise of stock options pursuant to the Parent Stock Option and Restricted Stock Award Plan and the Parent 1989 Nonemployee Directors' Restricted Stock Plan (collectively, the "Parent Stock Plans"), 9,357,452 shares of Parent Common Stock were reserved for issuance upon consummation of the merger of New Dartmouth Bank ("New Dartmouth") with a Subsidiary of Parent, pursuant to the Agreement and Plan of Merger, dated as of March 23, 1993, as amended, between Parent and New Dartmouth, 8,453,445 shares of Parent Common Stock were reserved for issuance upon consummation of the merger of Peoples Bancorp of Worcester, Inc. ("Peoples") with a Subsidiary of Parent, pursuant to the Agreement and Plan of Merger dated as of August 26, 1993, as amended, between Parent and Peoples, 7,627,301 shares of Parent Common Stock were reserved for issuance upon consummation of the merger of Gateway Financial Corporation ("Gateway") with a Subsidiary of Parent, pursuant to the Agreement and Plan of Merger between Parent, Shawmut Service Corporation and Gateway dated as of November 5, 1993, and 1,500,000 shares of Parent Series A Junior Participating Preferred Stock were reserved for issuance upon exercise of the rights (the "Parent Rights") distributed to holders of Parent Common Stock pursuant to the Shareholder Rights Agreement, dated as of February 28, 1989, between Parent and Manufacturers Hanover Trust Company, as Rights Agent (the "Parent Shareholder Rights Agreement"). In addition, Parent has issued and outstanding 1,329,115 warrants to purchase Parent Common Stock. All of the issued and outstanding shares of Parent Common Stock and Parent Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as referred to above or reflected in Section 4.2(a) of the Disclosure Schedule which is being delivered by Parent to Target herewith (the "Parent Disclosure Schedule") and except for the Parent Shareholder Rights Agreement, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock or Parent Preferred Stock or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock or Parent Preferred Stock. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

     (b) Section 4.2(b) of the Parent Disclosure Schedule sets forth a true and correct list of all of the Parent Subsidiaries as of the date of this Agreement. Except as set forth in Section 4.2(b) of the Parent Disclosure Schedule, Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Parent Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of Parent calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

     4.3 Authority; No Violation. (a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent, and no other corporate proceedings on the part of Parent are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent.

     (b) Except as set forth in Section 4.3(b) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent or Merger Sub, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of Parent or the Certificate of Incorporation or By-Laws of Merger Sub, as the case may be, or
(ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Significant Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on Parent.

     4.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications and notices, (ii) the filing of applications with the OTS under HOLA and approval of such applications, (iii) the State Approvals,
(iv) the filing with the SEC of the S-4, (v) the approval of this Agreement by Parent as the sole stockholder of Merger Sub, (vi) the filing of the Certificate of Merger with the Secretary pursuant to the DGCL, (vii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, and (viii) such filings, authorizations or approvals as may be set forth in Section 4.4 of the Parent Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by Parent of this Agreement and (2) the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby. The affirmative vote of the holders of the outstanding shares of Parent Common Stock is not required to approve this Agreement or the transactions contemplated hereby.

     4.5 Financial Statements. Parent has previously delivered to Target copies of (a) the consolidated balance sheets of Parent and its Subsidiaries as of December 31 for the fiscal years 1992 and 1993 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1991 through 1993, inclusive, as reported in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Price Waterhouse, independent public accountants with respect to Parent, and (b) the unaudited consolidated balance sheet of Parent and its Subsidiaries as of March 31, 1994 and March 31, 1993 and the related unaudited consolidated statements of income, changes in shareholders' equity and cash flows for the three month periods then ended as reported in Parent's Quarterly Report on Form 10-Q for the period ended March 31, 1994 filed with the SEC under the Exchange Act. The December 31, 1993 consolidated balance sheet of Parent (including the related notes, where applicable) fairly presents the consolidated financial position of Parent and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.5 (including the related notes, where applicable) fairly present and the financial statements referred to in Section
6.8 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section
6.8 hereof will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.8 hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Parent and its Significant Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

     4.6 Broker's Fees. Neither Parent, Merger Sub nor any Parent Subsidiary, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that Parent has engaged, and will pay a financial advisory service fee to, Morgan Stanley & Co. Incorporated.

     4.7 Absence of Certain Changes or Events.  Except as may be set forth in
Section 4.7 of the Parent Disclosure Schedule, or as disclosed in Parent's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 or in any Current Reports of Parent on Form 8-K filed prior to the date of this Agreement, true, complete and correct copies of which have previously been delivered to Target, since December 31, 1993, no event has occurred which has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

     4.8 Legal Proceedings. Except as set forth in Section 4.8 of the Parent Disclosure Schedule or in Parent's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, neither Parent nor any of its Subsidiaries is a party to any and there are no pending or, to the best of Parent's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries as to which there is a reasonable probability of an adverse determination and (i) which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on Parent or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement. There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries which has had, or might reasonably be expected to have, a Material Adverse Effect on Parent.

     4.9 Compliance with Applicable Law. Parent and each of its Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable laws, statutes, orders, rules, regulations, policies and/or guidelines of any Governmental Entity relating to Parent or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on Parent, and neither Parent nor any of its Subsidiaries knows of, or has received notice of violation of, any material violations of any of the above.

     4.10 SEC Reports. Parent has made or will make available to Target an accurate and complete copy of each (a) registration statement, prospectus, report, schedule, proxy statement, information statement or other stockholder communication used, circulated or filed after January 1, 1990 by Parent, and no such registration statement, prospectus, report, schedule, proxy statement, information statement or other stockholder communication used, each in the form (including exhibits and amendments thereto) filed with the SEC (or if not so filed, in the form first used or circulated) (collectively, the "Parent Reports"), contained, as of its date, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Parent has timely filed, and will timely file, all Parent Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Parent Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

     4.11 Parent Information. The information relating to or provided by Parent and its Subsidiaries to be contained or incorporated by reference in the Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. The S-4 (except for such portions thereof that relate only to Target or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     4.12 Accuracy of Information. The statements contained in this Agreement, the Parent Disclosure Schedule or in any other written document delivered by or on behalf of Parent pursuant to the terms of this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein not misleading.

     4.13 Undisclosed Liabilities. Except (a) as set forth in Section 4.13 of the Parent Disclosure Schedule, (b) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Parent included in its Form 10-Q for the quarter ended March 31, 1994 and (c) for liabilities incurred in the ordinary course of business consistent with past practice, since December 31, 1993, neither Parent nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, is, or could reasonably be expected to have a Material Adverse Effect.

     4.14 Knowledge as to Conditions. Parent knows of no reason why the Requisite Regulatory Approvals should not be obtained.

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     5.1 Covenants of Target. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Parent, Target and its Subsidiaries shall carry on their respective businesses in the ordinary course and consistent with prudent banking practice. Target will, and will use its best efforts to cause each of its Subsidiaries, to (x) preserve intact its and their business organizations, (y) keep available to itself and Parent the present services of its and their employees and (z) preserve intact for itself and Parent the goodwill of its and their customers and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as consented to in writing by Parent, Target shall not, and shall not permit any of its Subsidiaries to:

     (a) solely in the case of Target, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock except for regular dividends on Target Series B Preferred Stock;

     (b) (i) adjust, split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than payment of regular dividends on Target Series B Preferred Stock) or grant any stock appreciation rights except upon the exercise or fulfillment of rights or options issued or existing pursuant to employee or director benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement and listed in Section 3.11 of the Target Disclosure Schedule, or (ii) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares, as such terms are defined in
Section 1.4(b) hereof or as required by the DEPCO Agreement) any shares of the capital stock of Target or any Target Subsidiary, or any securities convertible into or exercisable for any shares of the capital stock of Target or any Target Subsidiary;

     (c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock (other than payment of regular dividends on Target Series B Preferred Stock) or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than the grant of options required pursuant to the Subsequent Grant provision of the Target 1993 Stock Option Plan For Three Year Term Outside Directors

(the "Subsequent Options") and the issuance of Target Common Stock upon exercise of Subsequent Options, the issuance of Target Common Stock upon exercise of Subsequent Options, the issuance of Target Common Stock pursuant to stock options or similar rights to acquire Target Common Stock granted pursuant to the Target Stock Option Plans and outstanding prior to the date of this Agreement or pursuant to the Target Warrants, in each case in accordance with their terms on the date hereof;

     (d) amend its Certificate of Incorporation, By-laws or other similar governing documents;

     (e) authorize or permit any of its officers, directors, employees or agents directly or indirectly to solicit, initiate or encourage any inquiries relating to, or other making of any proposal which constitutes, a "takeover proposal" (as defined below), or, except to the extent legally required for the discharge of the fiduciary duties of the Board of Directors of Target as advised in writing by such Board's outside counsel, recommend or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a takeover proposal; provided, however, that Target may communicate information about any such takeover proposal to its stockholders if, in the judgment of Target's Board of Directors with the written advice of such Board's outside counsel, such communication is required under applicable law. Target will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Parent with respect to any of the foregoing and shall demand the return of any confidential information provided to any other person and will enforce its rights, under any confidentiality agreement, to the return of any confidential information in the event any such other person does not return such information. Target will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence of this Section 5.1(e) of the obligations undertaken in this Section 5.1(e). Target will notify Parent immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Target, and Target will promptly inform Parent in writing of all of the relevant details with respect to the foregoing. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Target or any Subsidiary of Target or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, Target or any Subsidiary of Target other than the transactions contemplated or permitted by this Agreement;

     (f) except as set forth in Section 5.1 of the Target Disclosure Schedule, make any capital expenditures other than in the ordinary course of business, as necessary to maintain existing assets in good repair or capital expenditures contemplated by the Target Business Plan dated as of April 15, 1994 previously furnished to Parent (the "Business Plan");

     (g) enter into any new, or materially alter or expand any present line of business other than new lines of businesses, or material alterations or expansions of present lines of business contemplated by the Business Plan;

     (h) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or (other than in the ordinary course of business) otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices, which would be material, individually or in the aggregate, to Target or Target Bank, as the case may be;

     (i) except as required by law, take any action that is intended or could reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement;

     (j) change its methods of accounting in effect at March 31, 1994, except as required by changes in GAAP or regulatory accounting principles as concurred in by Target's independent auditors;

     (k) except as set forth in Section 5.1 of the Target Disclosure Schedule,
(i) except as required by applicable law or to maintain qualification pursuant to the Code, adopt, amend, renew (for a term longer than the prior term) or terminate any Plan or any agreement, arrangement, plan or policy between Target or any Subsidiary of Target and one or more of its current or former directors, officers or employees or (ii) except as set forth in Section 5.1 of the Target Disclosure Schedule, except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares) or (iii) enter into, modify or renew (for a term longer than the prior term) any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of such party of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement;

     (l) take or cause to be taken any action which would disqualify the Merger as a tax free reorganization under Section 368 of the Code;

     (m) other than activities in the ordinary course of business consistent with prudent banking practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

     (n) other than in the ordinary course of business consistent with prudent banking practice or to cover expenses and obligations under this Agreement, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

     (o) file any application to relocate or terminate the operations of any office of it or any of its Subsidiaries (other than the previously announced move of Target's head office to Farmington, Connecticut);

     (p) commit any act or omission which constitutes a breach or default by Target or any of its Subsidiaries under any Regulatory Agreement or a material breach or default by Target or any of its Subsidiaries under any material contract or material license to which Target or any of its Subsidiaries is a party or by which any of them or their respective properties is bound;

     (q) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosure, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

     (r) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which Target or any of its Subsidiaries is a party or by which Target or any of its Subsidiaries or their respective properties is bound except that Target may renew contracts, agreements or leases in the ordinary course of business after consultation with Parent;

     (s) settle any claim, action or proceeding involving any liability of Target or any Subsidiary of Target for material money damages or material restrictions upon the operation of Target or any Subsidiary of Target;

     (t) take any other action that would materially adversely affect or materially delay the ability of Parent or Target to obtain the Requisite Regulatory Approvals (as defined below) or otherwise materially adversely affect Parent's ability to consummate the transactions contemplated by this Agreement; or

     (u) authorize or enter into any agreement or commitment to do any of the foregoing.

     5.2 Covenants of Parent. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Target, Parent and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with prudent banking practice. Without limiting the generality of the foregoing, and except as consented to in writing by Target, Parent shall not, and shall not permit any of its Subsidiaries to:

     (a) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

     (b) take or cause to be taken any action which would disqualify the Merger as a tax free reorganization under Section 368 of the Code;

     (c) take any other action that would materially adversely affect or materially delay the ability of Parent or Target to obtain the Requisite Regulatory Approvals or otherwise materially adversely affect Parent's ability to consummate the transactions contemplated by this Agreement;

     (d) solely in the case of Parent, declare or pay any dividend on, or make any other distributions in respect of, the Parent Common Stock except for regular dividends and dividends or distributions in Parent Common Stock;

     (e) consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person unless such person shall expressly assume the obligations of Parent hereunder; or

     (f) authorize or enter into any agreement or commitment to do any of the foregoing.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1 Regulatory Matters. (a) Target shall promptly prepare and file with the SEC the Proxy Statement and Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of Parent and Target shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Target shall thereafter mail the Proxy Statement to its stockholders. Parent shall also use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and Target shall furnish all information concerning Target and the holders of Target Common Stock as may be reasonably requested in connection with any such action.

     (b) The parties hereto shall cooperate with each other and use their reasonable best efforts promptly to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger) (it being understood that any amendments to the S-4 or a resolicitation of proxies as a consequence of an acquisition agreement by Parent or any of its Subsidiaries shall not violate this covenant). Target and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Target or Parent, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that nothing contained herein shall be deemed to provide either party with a right to review any information provided to any Governmental Entity on a confidential basis in connection with the transactions contemplated hereby. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

     (c) Parent and Target shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, Target or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

     (d) Parent and Target shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

     6.2 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Target shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, Target shall, and shall cause its Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking, savings and loan or savings association laws (other than reports or documents which Target is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Neither Target nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Target's customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Parent will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement between Parent and Target (the "Confidentiality Agreement").

     (b) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Parent shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Target, access, during normal business hours during the period prior to the Effective Time, to such information regarding Parent and its Subsidiaries as shall be reasonably necessary for Target to fulfill its obligations pursuant to this Agreement to prepare the Proxy Statement or which may be reasonably necessary for Target to confirm that the representations and warranties of Parent contained herein are true and correct and that the covenants of Parent contained herein have been performed in all material respects. Neither Parent nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Parent's customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     (c) All information furnished by Parent to Target or its representatives pursuant hereto shall be treated as the sole property of Parent and, if the Merger shall not occur, Target and its representatives shall return to Parent all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. Target shall, and shall use its best efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was legally in Target's possession prior to the disclosure thereof by Parent; (y) was then generally known to the public; or (z) was disclosed to Target by a third party not bound by an obligation of confidentiality or (ii) disclosures made as required by law. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder Target is nonetheless, in the written opinion of its outside counsel, compelled to disclose information concerning Parent to any tribunal or governmental body or agency or else stand liable for contempt or suffer other censure or penalty, Target may disclose such information to such tribunal or governmental body or agency without liability hereunder.

     (d) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

     (e) Within ten business days of the date of this Agreement, Target shall deliver to Parent amended Section 3.17 of the Target Disclosure Statement setting forth an investment securities report which includes pay down factors, paydown speeds, durations, and weighted average life, in each case as of March 31, 1994.

     6.3 Stockholders Meeting. Target shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval of this Agreement. Target will, through its Board of Directors, except to the extent legally required for the discharge of the fiduciary duties of such board as advised in writing by such Board's outside counsel, recommend to its stockholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its stockholders in connection with this Agreement. Target and Parent shall coordinate and cooperate with respect to the foregoing matters.

     6.4 Legal Conditions to Merger. Each of Parent and Target shall, and shall cause its subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Target or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

     6.5 Affiliates. Target shall use its best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of Target (each an "Affiliate") to deliver to Parent, as soon as practicable after the date of this Agreement, and prior to the date of the stockholders meeting called by Target to approve this Agreement, a written agreement, in substantially the form of Exhibit 6.5 hereto.

     6.6 Stock Exchange Listing. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange, Inc. (the "NYSE"), subject to official notice of issuance, prior to the Effective Time.

     6.7 Indemnification; Directors' and Officers' Insurance. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of Target or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to any action or omission by such person in his or her capacity as a director, officer or employee of Target, any of the Target Subsidiaries or any of their respective predecessors, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Parent shall indemnify and hold harmless, as and to the fullest extent provided in Target's Certificate of Incorporation and Bylaws and permitted by Delaware law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including, to the extent so provided and permitted, reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation upon receipt of any undertaking required by applicable law or Target's Certificate of Incorporation or Bylaws), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), an Indemnified Party may retain counsel reasonably satisfactory to him or her after consultation with Parent; provided, however, that (1) Parent shall have the right to assume the defense thereof and upon such assumption Parent shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Parent shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited under applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 6.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent thereof, provided that the failure to so notify shall not affect the obligations of Parent under this
Section 6.7 except to the extent such failure to notify materially prejudices Parent. Parent's obligations under this Section 6.7 continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

     (b) Parent shall use its best efforts to cause the persons serving as officers and directors of Target immediately prior to the Effective Time to be covered for a period of four (4) years from the Effective Time by the directors' and officers' liability insurance policy maintained by Target (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions, including limits, deductibles and prior acts coverage, which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that, in the event that the annual amount Parent would be required to expend would be more than 200% of the current annual amount expended by Target (the "Insurance Amount") to maintain insurance coverage for such persons under Target's current policies, Parent may self insure; and further provided that if Parent is unable to maintain or obtain the insurance called for by this Section 6.7(b), Parent shall use its best efforts to obtain as much comparable insurance as available for the Insurance Amount. Nothing in this Section 6.7(b) shall be deemed to modify any existing contractual obligations under any agreements of Target or any of its Subsidiaries.

     (c) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this section.

     (d) The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     6.8 Subsequent Financial Statements. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter ending after the date of this Agreement, Parent will deliver to Target and Target will deliver to Parent their respective Quarterly Reports on Form 10-Q, as filed with the SEC under the Exchange Act.

     6.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

     6.10 Advice of Changes. Parent and Target shall promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time, each party will promptly supplement or amend the Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Section 7.2(a) or 7.3(a) hereof, as the case may be, or the compliance by Target or Parent, as the case may be, with the respective covenants set forth in Sections 5.1 and 5.2 hereof.

     6.11 Current Information. During the period from the date of this Agreement to the Effective Time, Target will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of Parent and to report (i) the general status of the ongoing operations of Target and its Subsidiaries and (ii) the status of, and the action proposed to be taken with respect to, those Loans held by Target or any Target Subsidiary which, individually or in combination with one or more other Loans to the same borrower thereunder, have an unpaid principal amount of $100,000 or more and are non-performing assets. Target will promptly notify Parent of any material change in the normal course of business or in the operation of the properties of Target or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving Target or any of its Subsidiaries, and will keep Parent fully informed of such events.

     6.12 Termination of Regulatory Agreements. Target shall, and shall cause Target Bank to, use its reasonable best efforts in cooperation with Parent to confirm that all Regulatory Agreements to which Target or Target Bank is or becomes subject to will be terminated and of no further force and effect at or prior to the Effective Time.

     6.13 Tax Returns. Target shall prepare and file, as approved and directed by Parent, any Tax returns (including, without limitation, New York Real Property Transfer and Transfer Gains Tax pre-clearance forms) with respect to the Merger as Parent shall reasonably request.

     6.14 Employee Benefit Plans; Existing Agreements. (a) Except as otherwise provided herein, the employees of Target and its Subsidiaries (the "Target Employees") shall be entitled to participate in Parent's employee benefit plans in which similarly situated employees of Parent participate, to the same extent as comparable employees of Parent. As soon as administratively practicable after the Effective Time, Parent shall permit the Target Employees to participate in Parent's group hospitalization, medical, life and disability insurance plans, defined benefit pension plan, thrift plan, severance plan and similar plans, on the same terms and conditions as applicable to comparable employees of Parent and its Subsidiaries (including the waiver of pre-existing condition prohibitions), giving effect to years of service with Target and its Subsidiaries (to the extent Target gave effect) as if such service were with Parent, for purposes of eligibility and vesting, but not for benefit accrual purposes (except as regards to vacation, severance and short-term disability accruals or for purposes of determining employer contributions for retiree medical benefits). Notwithstanding anything in this Section 6.14 to the contrary, participation by Target Employees in employee benefit plans and programs of Parent with respect to which eligibility for employees of Parent to participate is at the discretion of Parent shall be at the sole discretion of Parent.

     (b) Following the Effective Time, Parent shall honor and shall cause the Surviving Corporation to honor in accordance with their terms all individual employment, severance and other compensation agreements existing prior to the execution of this Agreement, which are between Target and any director, officer or employee thereof and which have been disclosed in the Target Disclosure Schedule.

     (c) To the extent not duplicative of any agreement or arrangement described in paragraph (b) above, Parent agrees to make the payments and provide the benefits set forth on Exhibit 6.14(c)(1) to the employees of Target or Target Bank (the names of which shall be set forth on Section 3.11 of the Target Disclosure

Schedule). Parent further agrees to honor and cause the Surviving Corporation to honor the retirement plan, in substantially the form attached as Exhibit 6.14(c)(2) hereto, previously adopted for the members of the board of directors of Target.

     (d) Notwithstanding anything in this Section 6.14 to the contrary, Parent shall have sole discretion with respect to the determination as to whether to terminate, merge or continue any employee benefit plans and programs of Target; provided, however, that Parent shall continue to maintain Target plans (other than stock-based or incentive plans) until Target Employees are permitted to participate in Parent's plans.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

     7.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) Stockholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of Target Common Stock entitled to vote thereon.

     (b) NYSE Listing. The shares of Parent Common Stock which shall be issued to the stockholders of Target upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

     (c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired; and the parties shall have procured all other regulatory approvals, consents or waivers of governmental authorities that are necessary to the consummation of this Agreement (other than immaterial consents, the failure to obtain which would not have a Material Adverse Effect on Parent (on a combined basis giving effect to the Merger)); provided, however, that no approval, consent or waiver referred to in this Section 7.1(c) shall be deemed to have been received if it shall include any condition or requirement that, in the opinion of Parent, would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement to Parent as to render inadvisable the consummation of the Merger; provided further, that no condition or requirement which does no more than subject Parent or Target to legal requirements generally applicable to a bank holding company under the BHC Act or savings and loan holding company under HOLA as a matter of law shall be deemed to affect materially and adversely the economic or business benefits of the transactions contemplated by this Agreement (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

     (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

     (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement (an "Injunction") shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

     (f) Federal Tax Opinion. Parent and Target shall have received an opinion of Sullivan & Cromwell, counsel to Parent, in form and substance reasonably satisfactory to Parent and Target, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368 of the Code and that accordingly:

          (i) No gain or loss will be recognized by Parent, Merger Sub or Target as a result of the Merger; and

          (ii) No gain or loss will be recognized by the stockholders of Target who or which exchange their Target Common Stock solely for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Parent Common Stock).

     In rendering such opinion, Sullivan & Cromwell may require and rely upon representations contained in certificates of officers of Parent, Merger Sub, Target and others.

     7.2 Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. The representations and warranties of Target set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Parent shall have received a certificate signed on behalf of Target by the Chief Executive Officer and the Chief Financial Officer of Target to the foregoing effect.

     (b) Performance of Obligations of Target. Target shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of Target by the Chief Executive Officer and the Chief Financial Officer of Target to such effect.

     (c) Consents Under Agreements. The consent, approval or waiver of each person (other than the Governmental Entities referred to in Section 7.1(c)) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of Target or any Subsidiary of Target under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained, except where the failure to obtain such consent, approval or waiver would not materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement to Parent as to render inadvisable the consummation of the Merger.

     (d) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

     (e) DEPCO Directors. (i) DEPCO or any "Nominee" as defined in the DEPCO Agreement (A) shall own all of the issued and outstanding shares of Target Series B Preferred Stock and (B) shall have the right to elect and shall have elected at least one current member of Target's Board of Directors and (ii) the Directors elected by DEPCO or any "Nominee" as defined in the DEPCO Agreement pursuant to the Target Series B Preferred Stock shall represent less than 20% of the number of Target's Board of Directors.

     (f) Accountant's Letter. Target shall have caused to be delivered to Parent letters from Target's independent public accountants dated the date on which the S-4 or last amendment thereto shall become effective, and dated the Closing Date, and addressed to Parent and Target, with respect to Target's consolidated financial position and results of operation, which letters shall be based upon SAS 72 and certain agreed upon procedures to be specified by Parent, which procedures shall be consistent with applicable professional standards for letters delivered by independent accountants in connection with comparable transactions.

     7.3 Conditions to Obligations of Target. The obligation of Target to effect the Merger is also subject to the satisfaction or waiver by Target at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Target shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

     (b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Target shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

     (c) Consents Under Agreements. The consent or approval of each person (other than the Governmental Entities referred to in Section 7.1(c)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Parent or any of its Subsidiaries is a party or is otherwise bound, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of Parent and its Subsidiaries taken as a whole (after giving effect to the transactions contemplated hereby), shall have been obtained.

     (d) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Target:

     (a) by mutual consent of Parent and Target in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

     (b) by either Parent or Target upon written notice to the other party (i) ninety (90) days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 90-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b) (i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement;

     (c) by either Parent or Target if the Merger shall not have been consummated on or before June 30, 1995, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

     (d) by either Parent or Target (provided that if the terminating party is Target, Target shall not be in material breach of any of its obligations under
Section 5.1(e) or 6.3) if any approval of the stockholders of Target required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof;

     (e) by either Parent or Target (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within forty-five (45) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing;

     (f) by either Parent or Target (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within forty-five (45) days following receipt by the breaching party of written notice of such breach from the other party hereto; or

     (g) (i) by Target, if (either before or after the approval by the stockholders of this Agreement) its Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the five-day period commencing with the Determination Date, if the Parent Common Stock Average Price on the Determination Date shall be less than $21.465; subject, however, to subsection (g)(ii).

     (ii) If Target elects to exercise its termination right pursuant to subsection (g)(i), it shall give prompt written notice to Parent (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the three-day period commencing with its receipt of such notice, Parent shall have the option of increasing the consideration to be received by holders of Target Common Stock hereunder by adjusting the Exchange Ratio to equal a number equal to $10.875 divided by the Parent Common Stock Average Price. If Parent makes an election contemplated by this subsection (g)(ii) within such three-day period, it shall give prompt written notice to Target of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this subsection (g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this subsection (g).

     For purposes of this subsection (g), the following terms shall have the meanings indicated:

     "Determination Date" means the date on which the last regulatory approval required to consummate the Merger has been obtained and all statutory waiting periods in respect thereof have expired.

     "Parent Common Stock Average Price" means the average of the daily closing sales prices of Parent Common Stock as reported on the NYSE Composite Transactions reporting system (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Parent) for the 15 consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the trading day immediately prior to the Determination Date.

     8.2 Fee. (a) Target hereby agrees to pay Parent and Parent shall be entitled to payment of, a fee (the "Fee") of $11,000,000 following the occurrence of a Purchase Event (as defined below); provided that Parent shall have sent written notice of such entitlement within 90 days following such Purchase Event. Such payment shall be made in immediately available funds within five business days after delivery of such notice. The right to receive the Fee shall terminate if any of the following (a "Fee Termination Event") occurs prior to a Purchase Event: (i) the Effective Time of the Merger, (ii) termination of this Agreement in accordance with the provisions hereof if such termination occurs prior to the occurrence of a Preliminary Purchase Event, except a termination by Parent pursuant to Sections 8.1(e) or (f) hereof (unless the breach by Target is non-volitional), or (iii) if termination of this Agreement follows the occurrence of a Preliminary Purchase Event (x) the passage of twenty-four months after termination of this Agreement (eighteen months in the case of a Preliminary Purchase Event listed in subsection (c)(iv) or (c)(v)) if such termination is by Parent pursuant to Sections 8.1(e) or (f) of this Agreement (unless the breach by Target is non-volitional) or pursuant to Section 8.1(d), or (y) if such termination is otherwise pursuant to Section 8.1. The "Last Preliminary Purchase Event" shall mean the last Preliminary Purchase Event to expire.

     (c) The term "Preliminary Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

          (i) Target or any of the Target Subsidiaries without having received Parent's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act") and the rules and regulations thereunder) other than Parent or any of the Parent

     Subsidiaries or the Board of Directors of Target shall have recommended that the shareholders of Target approve or accept any Acquisition Transaction with any person other than Parent or any Parent Subsidiary. For purposes of this Agreement, "Acquisition Transaction" shall mean (A) a merger or consolidation, or any similar transaction, involving Target or any Target Significant Subsidiary, (B) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of Target or any Target Significant Subsidiary, (C) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Target or a Target Significant Subsidiary; provided that the term "Acquisition Transaction" does not include any internal merger or consolidation involving only Target and/or Target Subsidiaries;

          (ii) (A) Any person (other than Parent or any Parent Subsidiary) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Target Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Securities Exchange Act, and the rules and regulations thereunder), or (B) any group (as such term "group" is defined in Section 13(d)(3) of the Securities Exchange Act), other than a group of which Parent or any Parent Subsidiary is a member, shall have been formed that beneficially owns 10% or more of the Target Common Stock then outstanding;

          (iii) Any person other than Parent or any Parent Subsidiary shall have made a bona fide proposal to Target or its shareholders, by public announcement or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction (including, without limitation, any situation which any person other than Parent or any Parent Subsidiary shall have commenced (as such term is defined in Rule 14d-2 under the Securities Exchange Act) or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any shares of Target Common Stock such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding shares of Target Common Stock (such an offering referred to herein as a "Tender Offer" or an "Exchange Offer", respectively));

          (iv) After a proposal is made by a third party to Target or its shareholders to engage in an Acquisition Transaction, or such third party states its intention to Target to make such a proposal if the Plan terminates, Target shall have breached any representation, covenant or obligation contained in this Agreement and such breach would entitle Parent to terminate this Agreement under Sections 8.01(e) or (f) of this Agreement (without regard to the cure periods provided for therein unless such cure is promptly effected without jeopardizing consummation of the Merger pursuant to the terms of this Agreement); or

          (v) the holders of Target Common Stock shall not have approved this Agreement at the meeting of such stockholders held for the purpose of voting on this Agreement or such meeting shall not have been held or shall have been canceled prior to termination of this Agreement, in each case after any person (other than Parent or any Parent Subsidiary) shall have
     (A) made, or disclosed an intention to make, a bona fide proposal to engage in an Acquisition Transaction or (B) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer.

     (d) The Term "Purchase Event" shall mean either of the following events or transactions occurring after the date hereof:

          (i) The acquisition by any person, other than Parent or any Parent Subsidiary, alone or together with such person's affiliates and associates, or any group (as defined in Section 13(d)(3) of the Securities Exchange
     Act), of beneficial ownership of 50% or more of the Target Common Stock; or

          (ii) The occurrence of a Preliminary Purchase Event described in
     Section 8.2(c)(i) except that the percentage referred to in clause (C) shall be 50%.

     (e) Target shall notify Parent promptly in writing of its knowledge of the occurrence of any Preliminary Purchase Event or Purchase Event; provided, however, that the giving of such notice by Target shall not be a condition to the right of Parent to the Fee.

     8.3 Effect of Termination. (a) In the event of termination of this Agreement by either Parent or Target as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (i) the last sentence of
Section 6.2(a), and Sections 6.2(c), 8.2, 8.3, 9.3 and 9.4, shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

     8.4 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the common stockholders of Target; provided, however, that after any approval of the transactions contemplated by this Agreement by Target's common stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Target stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by Target's common stockholders, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the Target stockholders hereunder other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be selected by Parent, which shall be the tenth business day after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (the "Closing Date"), at the offices of Parent, unless another time, date or place is agreed to in writing by the parties hereto.

     9.2 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Parent shall be entitled to revise the structure of the Merger and related transactions provided that each of the transactions comprising such revised structure shall (i) not subject any of the stockholders of Target to adverse tax consequences or change the amount of consideration to be received by such stockholders and (ii) be capable of consummation without material delay. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

     9.3 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

     9.4 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall he paid by the party incurring such expense, provided, however, that the costs and expenses of printing and mailing the Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by Parent and Target, provided, further, however, that in the event of termination of this Agreement in accordance with the provisions hereof, except a termination by Parent pursuant to Section 8.1(e) or (f) hereof, Parent shall pay for the accountant's letters pursuant to Section 7.2(f).

     9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Parent, to:

         Shawmut National Corporation
         777 Main Street
         Hartford, CT 06115
         Fax: (203) 728-4205
         Attn: Chief Executive Officer

         with a copy to:

         Sullivan & Cromwell
         125 Broad Street
         New York, NY 10004
         Fax: (212) 558-3588
         Attn: Donald J. Toumey, Esq.

     and

     (b) if to Target, to:

         Northeast Federal Corp.
         50 State House Square
         Hartford, CT 06103
         Fax: (203) 280-0008
         Attn: Chief Executive Officer

         with a copy to:

         Muldoon, Murphy & Faucette
         5101 Wisconsin Avenue, N.W.
         Washington, D.C. 20016
         Fax: (202) 966-9409
         Attn: Thomas J. Haggerty, Esq.

     9.6 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     9.7 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.8 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

     9.9 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to agreements made and wholly to be performed in such state.

     9.10 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in the last sentence of Section 6.2(a) and in Section 6.2(c) of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the last sentence of Section 6.2(a) and
Section 6.2(c) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     9.12 Publicity. Except as otherwise required by law or the rules of the NYSE or the National Association of Securities Dealers, so long as this Agreement is in effect, neither Parent nor Target shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other written statement for general circulation with respect to the transactions contemplated by this Agreement, without the consent of the other party, which consent shall not be unreasonably withheld.

     9.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any purported such assignment shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to, and shall not, confer upon any person other than the parties hereto any rights or remedies hereunder.

     IN WITNESS WHEREOF, Parent and Target have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                          SHAWMUT NATIONAL CORPORATION

                                          By /s/  GUNNAR S. OVERSTROM, JR.
                                          --------------------------------------
                                          Name: Gunnar S. Overstrom, Jr.
                                          Title: President and Chief Operating
                                          Officer

                                          NORTHEAST FEDERAL CORP.

                                          By /s/  KIRK WALTERS
                                          --------------------------------------
                                          Name: Kirk Walters
                                          Title: Chairman of the Board,
                                                 President and
                                                 Chief Executive Officer

                                                                         ANNEX B

                              LEHMAN BROTHERS INC.

                                                               February   , 1995

Board of Directors
Northeast Federal Corp.
50 State House Square
Hartford, CT 06103

Members of the Board:

     We understand that Northeast Federal Corp. (the "Company") and Shawmut National Corporation ("Shawmut") have entered into a definitive merger agreement pursuant to which the Company will be merged with and into Shawmut and each share of common stock of the Company will be converted into the right to receive the number of shares of the common stock of Shawmut determined by dividing $10.875 by the average closing price per share of Shawmut's common stock for the fifteen trading days ending on the business day prior to the date on which the last regulatory approval required to consummate the proposed merger has been obtained and all statutory waiting periods in respect thereof have expired (the "Proposed Transaction"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated as of June 11, 1994, by and between the Company and Shawmut (the "Agreement").

     We have been requested by the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's stockholders of the consideration to be offered in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

     In arriving at our opinion, we reviewed and analyzed: (1) the Agreement,
(2) the Form 10-K for the twelve months ended December 31, 1993 for the Company and Shawmut, the earnings press release for the year ended December 31, 1994 for the Company and Shawmut, the interim reports on Form 10-Q for the Company and Shawmut for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994 and such other publicly available information concerning the Company and Shawmut which we believe to be relevant to our inquiry, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, (4) financial and operating information with respect to the business, operations, and prospects of Shawmut furnished to us by Shawmut, (5) trading history for the past three years
(through February   , 1995) and market valuation of the Company's common stock and Shawmut's common stock and a comparison of those trading histories with those of other companies which we deemed relevant, (6) a comparison of the historical financial results and present financial condition of the Company with those of other companies which we deemed relevant, and (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions which we deemed relevant. In addition, we have had discussions with the management of the Company and Shawmut concerning their respective businesses, operations, assets, financial conditions and prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

     We have assumed and relied upon the accuracy and completeness of the financial and other information used by us in arriving at our opinion without independent verification and have further relied upon the assurances of management of the Company and Shawmut that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company, as to the future financial performance of the Company, and we have relied upon such projections in arriving at our opinion. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Shawmut and have not made nor obtained any evaluations or appraisals of the assets or liabilities of the Company or Shawmut. In addition, in arriving at our opinion, we have not considered the potential effects to the Company of pending litigation. Upon advice of the Company, we have assumed that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction. Our opinion is necessarily based upon market, economic, regulatory and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders.

     We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that might arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past (including acting as financial advisor for the reclassification of the Company's $2.25 Cumulative Convertible Preferred Stock, Series A, completed in May 1993) and have received customary fees for such services. In the ordinary course of our business, we actively trade in the debt and equity securities of the Company and Shawmut for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is solely for the use and benefit of the Board of Directors of the Company. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

                                          Very truly yours,

                                          LEHMAN BROTHERS INC.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise. Sections 14-24 of Shawmut's By-laws provide for the indemnification of its directors and officers as authorized by Section 145 of the Delaware General Corporation Law.

     Article Fifth of Shawmut's Restated Certificate of Incorporation provides that no director of Shawmut shall be personally liable to Shawmut or its stockholders for monetary damages for any breach of his fiduciary duty as a director except for liability (1) for any breach of the director's duty of loyalty to Shawmut or its stockholders, (2) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit.

     The directors and officers of Shawmut and its subsidiaries are insured (subject to certain exceptions and deductions) against liabilities which they may incur in their capacity as such, including liabilities under the Securities Act of 1933, under liability insurance policies carried by Shawmut. In addition, Shawmut has entered into indemnification agreements with the directors of Shawmut which provide that Shawmut will honor its obligations pursuant to its By-laws within 30 days of written demand and will, under certain circumstances, provide security for its obligations to indemnify.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

  2(a)  --   Agreement and Plan of Merger, dated as of June 11, 1994, by and among Shawmut
             National Corporation and Northeast Federal Corp. is included as Annex A to the
             Proxy Statement/ Prospectus which is part of this Registration Statement.
  2(b)  --   Purchase and Assumption Agreement, dated November 12, 1994, among Barclays Business
             Credit Inc., Barclays Bank PLC, Shawmut National Corporation and Shawmut Bank
             Connecticut, N.A. previously filed and incorporated by reference to Shawmut
             National Corporation's Current Report on Form 8-K (file no. 1-10102), filed January
             6, 1995.
  3(a)  --   Restated Certificate of Incorporation, previously filed and incorporated by reference to Shawmut National Corporation's Current Report on Form 8-K (file no.
             1-10102) filed December 29, 1994.
  3(b)  --   Certificate of Amendment to the Restated Certificate of Incorporation, previously filed and incorporated by reference to Shawmut National Corporation's Current
             Report on Form 8-K (file no. 1-10102) filed December 29, 1994.
  3(c)  --   By-laws, as amended, previously filed and incorporated by reference to Shawmut
             National Corporation's Quarterly Report on Form 10-Q filed November 12, 1993.
  4(a)  --   Shareholder Rights Plan, previously filed and incorporated by reference to Shawmut
             National Corporation's Registration Statement on Form 8-A (file no. 1-10102) filed
             March 7, 1989.

  4(b)  --   Certificate of Designation, Preferences and Rights of Series A Junior Participating
             Preferred Stock, previously filed and incorporated by reference to Shawmut National
             Corporation's Current Report on Form 8-K (file no. 1-10102) filed December 29,
             1994.
  4(c)  --   Amended Certificate of Designation, Preferences, and Rights of Series A Junior
             Participating Preferred Stock previously filed and incorporated by reference to
             Shawmut National Corporation's Current Report on Form 8-K (file no. 1-10102) filed
             February 7, 1995.
  4(d)  --   Certificate of Designation of 9.30% Cumulative Preferred Stock, previously filed and incorporated by reference to Shawmut National Corporation's Current Report on
             Form 8-K (file no. 1-10102) filed December 29, 1994.
  4(e)  --   Certificate of Correction of Certificate of Designation of 9.30% Cumulative
             Preferred Stock, previously filed and incorporated by reference to Shawmut National
             Corporation's Current Report on Form 8-K (file no. 1-10102) filed December 29,
             1994.
  4(f)  --   Amended Certificate of Designation of the 9.30% Cumulative Preferred Stock,
             previously filed and incorporated by reference to Shawmut National Corporation's
             Current Report on Form 8-K (file no. 1-10102) filed December 29, 1994.
  4(g)  --   Certificate of Designation of 9.35% Cumulative Preferred Stock, previously filed and incorporated by reference to Shawmut National Corporation's Current Report on
             Form 8-K filed January 26, 1995.
  5     --   Opinion of Sullivan & Cromwell.
  8     --   Opinion of Sullivan & Cromwell.
 23(a)  --   Consent of Price Waterhouse, LLP, Hartford, Connecticut (for Shawmut National
             Corporation).
 23(b)  --   Consent of Price Waterhouse LLP, Hartford, Connecticut (for the Business Finance
             Division of Barclays Business Credit, Inc.).
 23(c)  --   Consent of Deloitte & Touche, LLP, Hartford, Connecticut.
 23(d)  --   Consent of Coopers & Lybrand, LLP, Hartford, Connecticut.
 23(e)  --   Consent of Wolf & Company, P.C., Boston, Massachusetts.
 23(f)  --   Consent of Wolf & Company, P.C., Boston, Massachusetts.
 23(g)  --   Consent of Lehman Brothers Inc.
 23(h)  --   Consent of Sullivan & Cromwell (included in Exhibit 5).
 23(i)  --   Consent of Sullivan & Cromwell (included in Exhibit 8).
 24     --   Powers of Attorney (see the signature page to this Form S-4
             Registration Statement).
 99(a)  --   Opinion of Lehman Brothers Inc. is included as Annex B to the Proxy
             Statement/Prospectus which is part of this Registration Statement.
 99(b)  --   Form of Proxy/Voting Authorization for Northeast Common Stock.
 99(c)  --   Form of Proxy/Voting Authorization for Northeast Common Stock for stock held under the Thrift and Profit Sharing Plan for Employees of Northeast Savings, F.A.
 99(d)  --   Form of Proxy/Voting Authorization for Northeast Common Stock for stock held under the 1985 Northeast Savings, F.A. Employee Stock Ownership Plan.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) which is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (d) The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any existing provision or arrangement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statements through the date of responding to the request.

     (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on December 15, 1994.

                                          SHAWMUT NATIONAL CORPORATION

                                          By:   /s/     JOEL B. ALVORD
                                            ------------------------------------
                                                        JOEL B. ALVORD
                                            Chairman and Chief Executive Officer

                               POWER OF ATTORNEY

     Each individual whose signature appears below hereby appoints J. Michael Shepherd and Harriet Munrett Wolfe, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-4 and to file the same with all exhibits thereto, and all documents in connection therewith and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act necessary or advisable to be done, as fully to all intents and purposes as any of the undersigned might or could do in person.

     Pursuant to the requirements of the Securities Act of 1993, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on December 15, 1994.

                  SIGNATURES                                            TITLE
- -----------------------------------------------    -----------------------------------------------


/s/             JOEL B. ALVORD
- -----------------------------------------------    Chairman, Chief Executive Officer, and Director
                Joel B. Alvord                     (Principal Executive Officer)


/s/        GUNNAR S. OVERSTROM, JR.
- -----------------------------------------------    President, Chief Operating Officer and Director
           Gunnar S. Overstrom, Jr.


/s/             SUSAN E. LESTER
- -----------------------------------------------    Chief Financial Officer (Principal Financial
                Susan E. Lester                    Officer and Principal Accounting Officer)


/s/            STILLMAN B. BROWN
- -----------------------------------------------    Director
               Stillman B. Brown


/s/             JOHN T. COLLINS
- -----------------------------------------------    Director
                John T. Collins


/s/      FERDINAND COLLOREDO-MANSFELD
- -----------------------------------------------    Director
         Ferdinand Colloredo-Mansfeld

                  SIGNATURES                                            TITLE
- -----------------------------------------------    -----------------------------------------------


/s/             BERNARD M. FOX
- -----------------------------------------------    Director
                Bernard M. Fox

/s/             ROBERT J. MATURA
- -----------------------------------------------    Director
                Robert J. Matura


- -----------------------------------------------    Director
                 Lois D. Rice

/s/              MAURICE SEGALL
- -----------------------------------------------    Director
                 Maurice Segall

/s/             SAMUEL O. THIER
- -----------------------------------------------    Director
                Samuel O. Thier

/s/              PAUL R. TREGURTHA
- -----------------------------------------------    Director
                 Paul R. Tregurtha

/s/              WILSON WILDE
- -----------------------------------------------    Director
                 Wilson Wilde

APPENDIX TO FIGURE 1.
- ---------------------


Chart setting forth the value given to holders of Northeast Common Stock at various Shawmut Common Stock Average Prices. Below a Shawmut Common Stock Average Price of $21.465, the transaction is subject to termination. Between $21.465 and $26.235, the value is $10.875. Above a Shawmut Common Stock Average Price of $26.235, the value increases above $10.875.

                                 EXHIBIT INDEX

                                                                                       SEQUENTIALLY
EXHIBIT                                                                                  NUMBERED
NUMBER                                      DESCRIPTION                                    PAGE
- ------         ----------------------------------------------------------------------  ------------
   2(a)     -- Agreement and Plan of Merger, dated as of June 11, 1994, by and among
               Shawmut National Corporation and Northeast Federal Corp. is included as Annex A to the Proxy Statement/Prospectus which is part of this
               Registration Statement................................................
   2(b)     -- Purchase and Assumption Agreement, dated November 12, 1994, among
               Barclays Business Credit Inc., Barclays Bank PLC, Shawmut National
               Corporation and Shawmut Bank Connecticut, N.A. previously filed and incorporated by reference to Shawmut National Corporation's Current
               Report on Form 8-K (file no. 1-10102), filed January 6, 1995.........
   3(a)     -- Restated Certificate of Incorporation, previously filed and incorporated by reference to Shawmut National Corporation's Current
               Report on Form 8-K (file no. 1-10102) filed December 29, 1994.........
   3(b)     -- Certificate of Amendment to the Restated Certificate of Incorporation,
               previously filed and incorporated by reference to Shawmut National
               Corporation's Current Report on Form 8-K (file no. 1-10102) filed
               December 29, 1994.....................................................
   3(c)     -- By-laws, as amended, previously filed and incorporated by reference to
               Shawmut National Corporation's Quarterly Report on Form 10-Q filed
               November 12, 1993.....................................................
   4(a)     -- Shareholder Rights Plan, previously filed and incorporated by reference to Shawmut National Corporation's Registration Statement on
               Form 8-A (file no. 1-10102) filed March 7, 1989.......................
   4(b)     -- Certificate of Designation, Preferences and Rights of Series A Junior
               Participating Preferred Stock, previously filed and incorporated by reference to Shawmut National Corporation's Current Report on Form 8-K
               (file no. 1-10102) filed December 29, 1994............................
   4(c)     -- Amended Certificate of Designation, Preferences and Rights of Series A
               Junior Participating Preferred Stock previously filed and incorporated by reference to Shawmut National Corporation's Current Report on Form
               8-K (file no. 1-10102) filed February 7, 1995.........................
   4(d)     -- Certificate of Designation of 9.30% Cumulative Preferred Stock,
               previously filed and incorporated by reference to Shawmut National
               Corporation's Current Report on Form 8-K (file no. 1-10102) filed
               December 29, 1994.....................................................
   4(e)     -- Certificate of Correction of Certificate of Designation of 9.30%
               Cumulative Preferred Stock, previously filed and incorporated by reference to Shawmut National Corporation's Current Report on Form 8-K
               (file no. 1-10102) filed December 29, 1994............................
   4(f)     -- Amended Certificate of Designation of the 9.30% Cumulative Preferred
               Stock, previously filed and incorporated by reference to Shawmut
               National Corporation's Current Report on Form 8-K (file no. 1-10102)
               filed December 29, 1994...............................................
   4(g)     -- Certificate of Designation of 9.35% Cumulative Preferred Stock,
               previously filed and incorporated by reference to Shawmut National
               Corporation's Current Report on Form 8-K (file no. 1-10102) filed
               January 26, 1995......................................................
   5        -- Opinion of Sullivan & Cromwell........................................
   8        -- Opinion of Sullivan & Cromwell........................................
  23(a)     -- Consent of Price Waterhouse, LLP, Hartford, Connecticut for Shawmut
               National Corporation..................................................

                                                                                       SEQUENTIALLY
EXHIBIT                                                                                  NUMBERED
NUMBER                                      DESCRIPTION                                    PAGE
- ------         ----------------------------------------------------------------------  ------------
  23(b)     -- Consent of Price Waterhouse LLP, Hartford, Connecticut (for the
               Business Finance Division of Barclays Business Credit, Inc.)..........
  23(c)     -- Consent of Deloitte & Touche, LLP, Hartford, Connecticut..............
  23(d)     -- Consent of Coopers & Lybrand, LLP, Hartford, Connecticut..............
  23(e)     -- Consent of Wolf & Company, P.C., Boston, Massachusetts................
  23(f)     -- Consent of Wolf & Company, P.C., Boston, Massachusetts................
  23(g)     -- Consent of Lehman Brothers Inc........................................
  23(h)     -- Consent of Sullivan & Cromwell (included in Exhibit 5)................
  23(i)     -- Consent of Sullivan & Cromwell (included in Exhibit 8)................
  24        -- Powers of Attorney (see the signature page to this Form S-4
               Registration Statement)...............................................
  99(a)     -- Opinion of Lehman Brothers Inc. is included as Annex B to the Proxy
               Statement/Prospectus which is part of this Registration Statement.....
  99(b)     -- Form of Proxy/Voting Authorization for Northeast Common Stock.........
  99(c)     -- Form of Proxy/Voting Authorization for Northeast Common Stock for
               stock held under the Thrift and Profit Sharing Plan for Employees of
               Northeast Savings, F.A................................................
  99(d)     -- Form of Proxy/Voting Authorization for Northeast Common Stock for
               stock held under the 1985 Northeast Savings, F.A. Employee Stock Ownership
               Plan..................................................................